Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

dated as of November 5, 2023,

by and among

The Arena Group Holdings, Inc.,

Simplify Inventions, LLC,

Bridge Media Networks, LLC,

New Arena Holdco, Inc.,

Energy Merger Sub I, LLC,

and

Energy Merger Sub II, LLC

i

ii

iii

EXHIBITS

Exhibit A –	Form of Bridge Media Delaware Certificate of Merger
Exhibit B –	Form of Bridge Media Michigan Certificate of Merger
Exhibit C –	Form of Arena Certificate of Merger
Exhibit D –	Form of Bridge Media Surviving Company Limited Liability Company Agreement
Exhibit E –	Form of Arena Surviving Corporation Certificate of Incorporation
Exhibit F –	Form of Arena Surviving Corporation Bylaws
Exhibit G –	Directors and Officers of Arena Surviving Corporation
Exhibit H –	Directors of Newco
Exhibit I-1 –	Form of Newco Certificate of Incorporation
Exhibit I-2 –	Form of Newco Series L Preferred Stock Certificate of Designation
Exhibit I-3 –	Form of Newco Bylaws
Exhibit J –	Form of Advertising Commitment Agreement
Exhibit K –	Form of Registration Rights Agreement
Exhibit L –	Form of Nomination Agreement
Exhibit M –	Form of Master Airtime Services Agreement

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BUSINESS COMBINATION AGREEMENT

BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of November 5, 2023, by and among The Arena Group Holdings, Inc., a Delaware corporation (“Arena”), Simplify Inventions, LLC, a Delaware limited liability company (“Simplify”), Bridge Media Networks, LLC, a Michigan limited liability company and a wholly owned subsidiary of Simplify (“Bridge Media”), New Arena Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of Arena (“Newco”), Energy Merger Sub I, LLC, a Delaware limited liability company and a wholly owned subsidiary of Newco (“Merger Sub 1”), and Energy Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Newco (“Merger Sub 2”).

W I T N E S S E T H:

WHEREAS, Simplify owns 100% of the membership interests of Bridge Media (the “Bridge Media Interests”).

WHEREAS, Arena and Bridge Media desire to combine Arena with Bridge Media pursuant to the following steps.

WHEREAS, Bridge Media will merge with and into Merger Sub 1, with Merger Sub 1 as the surviving company and becoming a wholly owned subsidiary of Newco, on the terms and subject to the conditions set forth herein (the “Bridge Media Merger”).

WHEREAS, immediately following the Bridge Media Merger, Merger Sub 2 will merge with and into Arena, with Arena as the surviving corporation and becoming a wholly owned subsidiary of Newco, on the terms and subject to the conditions set forth herein (the “Arena Merger,” and together with the Bridge Media Merger, the “Mergers”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Newco has entered into a subscription agreement (the “Preferred Stock Subscription Agreement”) with Simplify, pursuant to which an affiliate of Simplify (the “Simplify Affiliate”) will purchase 25,000 shares of Newco Series L Preferred Stock at a purchase price of $1,000.00 per share, for an aggregate purchase price of $25,000,000 (such amount, the “Preferred Stock Financing Amount,” and such financing, the “Preferred Stock Financing”), to be consummated immediately following the Mergers.

WHEREAS, concurrently with the execution and delivery of this Agreement, Newco has entered into a subscription agreement (the “Common Stock Subscription Agreement”) with 5-Hour International Corporation Pte. Ltd., a company organized under the laws of Singapore (“5-Hour”), pursuant to which 5-Hour will purchase 5,000,000 shares of Newco Common Stock (as defined below) for an aggregate purchase price of $25,000,000 (such amount, the “Common Stock Financing Amount,” and such financing, the “Common Stock Financing,” and together with the Mergers, the Preferred Stock Financing, the transaction contemplated by the Support Agreement (as defined below) and the other transactions contemplated by this Agreement, the “Transactions”), to be consummated immediately following the Mergers.

WHEREAS, the Board of Directors of Arena has unanimously (i) determined that it is in the best interests of Arena and its stockholders to enter into this Agreement, (ii) approved, adopted and declared advisable this Agreement, (iii) approved the execution, delivery and performance by Arena of this Agreement and the consummation of the Transactions, including the Arena Merger, and (iv) recommended the adoption of this Agreement by the stockholders of Arena.

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WHEREAS, the Board of Directors of Newco has unanimously (i) determined that it is in the best interests of Newco and Arena, its sole stockholder, to enter into this Agreement, (ii) approved, adopted and declared advisable this Agreement, (iii) approved the execution, delivery and performance by Newco of this Agreement and the consummation of the Transactions, including the Mergers, and (iv) recommended the adoption of this Agreement by Arena, as the sole stockholder of Newco.

WHEREAS, the sole manager of Merger Sub 1 has approved this Agreement, the transactions contemplated by this Agreement, the documents referenced in this Agreement and Merger Sub 1’s execution, delivery and performance thereof.

WHEREAS, Newco, as the sole member of Merger Sub 1, has determined that it is in the best interests of Merger Sub 1 and Newco, its sole member, and declared it advisable, for Merger Sub 1 to enter into this Agreement, and has approved the execution, delivery and performance of this Agreement, the filing of the Bridge Media Michigan Certificate of Merger and the consummation of the Transactions, including the Bridge Media Merger.

WHEREAS, the sole manager of Merger Sub 2 has approved this Agreement, the transactions contemplated by this Agreement, the documents referenced in this Agreement and Merger Sub 2’s execution, delivery and performance thereof.

WHEREAS, Newco, as the sole member of Merger Sub 2, has determined that it is in the best interests of Merger Sub 2 and Newco, its sole member, and declared it advisable, for Merger Sub 2 to enter into this Agreement, and has approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Arena Merger.

WHEREAS, the Board of Managers of Bridge Media has unanimously (i) determined that it is in the best interests of Bridge Media and its members, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by Bridge Media of this Agreement and the consummation of the Transactions, and (iii) recommended the adoption of this Agreement and the filing of the Bridge Media Michigan Certificate of Merger by the members of Bridge Media.

WHEREAS, Simplify, as the sole member of Bridge Media, has (i) determined that the terms and conditions of this Agreement and the Bridge Media Merger are fair to and in the best interest of Simplify, and (ii) adopted this Agreement and approved and authorized the filing of the Bridge Media Michigan Certificate of Merger to effectuate the Bridge Media Merger on behalf of Bridge Media.

WHEREAS, prior to the execution and delivery of this Agreement, certain stockholders of Arena have entered into, or are entering into, a voting and support agreement (the “Support Agreement”) with Arena, pursuant to which such stockholders have agreed, upon the terms and subject to the conditions set forth in the Support Agreement, to, among other things, vote all of their Arena Common Stock in favor of the Transactions.

WHEREAS, the parties intend that the Transactions, taken together, will qualify as exchanges governed under Section 351 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder (the “Treasury Regulations”) (such intended tax treatment, the “Intended Tax Treatment”).

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NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

Article 1

Definitions

Section 1.01 Definitions. (a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Action” means any action, claim, dispute, suit, arbitration, mediation, audit or proceeding, in each case, by or before any arbitrator or Governmental Authority.

“Advertising Commitment Agreement” means the Advertising Commitment Agreement, to be dated as of the Closing Date and executed and delivered at the Closing, in the form of Exhibit J.

“Affiliate” means, with respect to any Person, any other Person who, as of the relevant time for which the determination of affiliation is being made, directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Ancillary Agreements” means the Nomination Agreement, the Advertising Commitment Agreement, the Registration Rights Agreement, the Common Stock Subscription Agreement, the Preferred Stock Subscription Agreement, the Support Agreement and the Master Airtime Services Agreement.

“Antitrust Laws” shall mean the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other Applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, including through merger or acquisition.

“Applicable Law” means, with respect to any Person, any U.S., non-U.S. or transnational, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, decision, doctrine, ruling or other similar requirement enacted, adopted, promulgated or applied by any Governmental Authority, including any stock exchange rules, regulations or guidelines, that is binding upon or applicable to such Person or its property and assets.

“Arena 10-Q” means Arena’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2023.

“Arena Balance Sheet” means the consolidated balance sheet of Arena as of the Arena Balance Sheet Date and the footnotes thereto set forth in the Arena 10-Q.

“Arena Balance Sheet Date” means June 30, 2023.

“Arena Benefit Plan” means any Benefit Plan that is sponsored, maintained, contributed to (or required to be contributed to) or entered into for the benefit of any Arena Employee by Arena or any of its Subsidiaries or for which Arena or any of its Subsidiaries has any Liability.

“Arena Capital Stock” means, collectively, the Arena Common Stock and the Arena Preferred Stock.

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“Arena Common Stock” means the common stock of Arena, par value $0.01 per share.

“Arena Credit Agreement” means the Financing and Security Agreement, dated as of February 6, 2020, as amended through the Seventh Amendment to the Financing and Security Agreement, dated as of August 31, 2023, by and among Arena, the Subsidiaries of Arena party thereto and SLR Digital Finance LLC.

“Arena Credit Agreement Consents” means all necessary consents, amendments or waivers from the requisite lenders and agents under the Arena Credit Agreement that are required thereunder in order to permit the consummation of the Transactions and, if requested by Arena (with Simplify’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed), change the borrower under the Arena Credit Agreement to Newco, effective as of the Closing.

“Arena Disclosure Schedule” means the disclosure schedule, dated the date hereof, regarding this Agreement that has been provided by Arena to Simplify.

“Arena Employee” means, as of any relevant date of determination, any individual employed by Arena or any of its Subsidiaries.

“Arena Equity Award” means an Arena Stock Option or Arena RSU.

“Arena Equity Plans” means the Arena 2016 Stock Incentive Plan, the Arena 2019 Equity Incentive Plan, and the Arena 2022 Stock and Incentive Compensation Plan, each, as amended and restated.

“Arena Intellectual Property” means all Intellectual Property owned or purported to be owned by Arena or any of its Subsidiaries.

“Arena Material Adverse Effect” means any circumstance, development, change, event, state of facts, condition or effect that, individually or in the aggregate, (i) has a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Arena and its Subsidiaries, taken as a whole, or (ii) prevents or materially delays the consummation of the Mergers and the other Transactions; provided, that, with respect to clause (i) only, none of the following (or the results thereof) will constitute, or be taken into account in determining whether there has been, or will be, an Arena Material Adverse Effect: (i) any changes after the date hereof in general United States or global economic, political, business, labor or regulatory conditions, including changes in United States or global securities, credit, financial, debt or other capital markets, (ii) any changes after the date hereof or conditions generally affecting the industry in which Arena and its Subsidiaries operate, (iii) any acts of God, force majeure, natural disasters, weather conditions, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war, epidemic, pandemic or disease outbreak (including the COVID-19 pandemic, COVID-19 Measures or other restrictions that relate to, or arise out of, a pandemic, epidemic or disease outbreak), (iv) the execution and delivery of this Agreement, the public announcement of, or the pendency of, this Agreement or the Transactions, including the identity of Simplify, 5-Hour or their respective Affiliates (it being understood and agreed that this clause (iv) shall not apply with respect to Section 3.04 and Section 10.02(a) solely as such section relates to Section 3.04), (v) any failure by Arena and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that any underlying facts or causes giving rise or contributing to such failure that are not otherwise excluded from the definition of “Arena Material Adverse Effect” may be taken into account in determining whether there has been, or would reasonably be expected to be, an Arena Material Adverse Effect), (vi) any change in Applicable Law or GAAP occurring after the date hereof, (vii) any action or omission expressly required by this Agreement or any other Transaction Document or taken or omitted to be taken at the written request of Simplify or 5-Hour, and (viii) any change in the trading price or trading volume of the capital stock of Arena or change or announcement of potential change in the credit rating of Arena or its Subsidiaries (it being understood that any underlying facts or causes giving rise or contributing to such change that are not otherwise excluded from the definition of “Arena Material Adverse Effect” may be taken into account in determining whether there has been, or would reasonably be expected to be, an Arena Material Adverse Effect), except in the case of each of clauses (i), (ii), (iii) and (vi) above, to the extent that any such effect has a disproportionate effect on Arena and its Subsidiaries, taken as a whole, relative to the effect on other companies operating in the industries in which Arena or any of its Subsidiaries engages.

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“Arena Material Leases” means all those Leases under which Arena or any of its Subsidiaries leases, subleases, licenses, uses, occupies or has any interest in any real property (i) which has an annual base rental obligation of more than $500,000 or (ii) where the real property is reasonably necessary to the operation of the business of Arena as conducted on the date of this Agreement and as of the Closing Date.

“Arena Notes” means the Notes (as such term is defined in the Arena Note Purchase Agreement).

“Arena Note Purchase Agreement” means the Third Amended and Restated Note Purchase Agreement, dated as of December 15, 2022, as amended by the First Amendment to the Third Amended and Restated Note Purchase Agreement, dated as of August 14, 2023, by and among Arena, the Subsidiaries of Arena party thereto, BRF Finance Co., LLC, and the other purchasers from time-to-time party thereto.

“Arena Note Purchase Agreement Consents” means all necessary consents, amendments or waivers from the requisite lenders and agents under the Arena Note Purchase Agreement that are required thereunder in order to permit the consummation of the Transactions and, if requested by Arena (with Simplify’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed), change the issuer of the Notes under the Arena Note Purchase Agreement to Newco, effective as of the Closing.

“Arena Preferred Stock” means the Series G Preferred Stock, par value $0.01 per share, of Arena.

“Arena RSU” means any restricted stock unit of Arena granted under an Arena Equity Plan or as a non-plan inducement award.

“Arena SEC Documents” means all reports, schedules, forms, statements, prospectuses, registration statements and other documents (including exhibits and all other information incorporated by reference therein) filed with or furnished to the SEC by Arena since January 1, 2021.

“Arena Stock Option” means any option to purchase Arena Common Stock granted under an Arena Equity Plan or as a non-plan inducement award.

“Arena Warrant” means warrants to purchase shares of Arena Common Stock that are issued and outstanding immediately prior to the Arena Effective Time.

“Benefit Plan” means any (i) “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), (ii) compensation, employment, consulting, severance, change in control, transaction or retention bonus or similar Contract, plan, arrangement or policy and (iii) other Contract, arrangement or policy providing for compensation, bonuses, profit-sharing, equity or equity-based incentives, incentive compensation, deferred compensation, vacation or paid time off benefits, relocation or expatriate benefits, insurance (including any self-insured arrangements), health or medical benefits (including dental and vision benefits), employee assistance program, death benefits, voluntary supplemental benefits, identity theft protection, tuition reimbursement, disability or sick leave benefits, severance, jubilee, old age, gratuity, part time or other termination-related payments or benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case, (x) whether written or oral and (y) whether funded or unfunded and (z) whether covering current or former employees, individual independent contractors, workers or consultants, but not including any multiemployer plan, as defined in Section 3(37) of ERISA.

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“Bridge Media Acquisition Proposal” means, other than the Transactions, any inquiry, indication of interest, proposal or offer from any Person or “group” (as defined in the 1934 Act) of Persons relating to (i) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (A) any material assets of Bridge Media outside the ordinary course of business, (B) any membership interests, capital stock or other equity interests of Bridge Media, (ii) any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or other similar transaction involving Bridge Media that, if consummated, would result in any Person or group of Persons (or the stockholders of any Person) other than Simplify beneficially owning membership interests, capital stock or equity interests of Bridge Media, (iii) any joint venture or other strategic investment in or involving Bridge Media, including any third party financing, investment in or recapitalization of Bridge Media, or (iv) any combination of the foregoing.

“Bridge Media Balance Sheet Date” means June 30, 2023.

“Bridge Media Benefit Plan” means any Benefit Plan that is sponsored, maintained, contributed to (or required to be contributed to) or entered into for the benefit of any Bridge Media Personnel: (i) by Bridge Media or any of its Affiliates or (ii) for which Bridge Media or any of its Affiliates has any Liability.

“Bridge Media Business” means the business of Bridge Media, as presently and as proposed to be conducted, including Bridge Media’s (i) platforms for delivering news, sports, automotive, and travel content nationwide, (ii) core brands commonly known as the “NEWSnet”, “Sportsnews Highlights”, “Driven Automotive”, and “TravelHost”, (iii) media portfolio, including operating rights for over-the-air television stations, two national television networks, and cutting-edge streaming platforms and websites, and (iv) content, consists of both original programming produced by Bridge Media and provided by third-party networks and syndicators, and college and professional sports, distributed through Bridge Media’s network, websites and streaming and third-party platforms.

“Bridge Media Consideration” means 41,541,482 shares of Newco Common Stock.

“Bridge Media Disclosure Schedule” means the disclosure schedule, dated the date hereof, regarding this Agreement that has been provided by Simplify to Arena.

“Bridge Media Intellectual Property” means all Intellectual Property owned or purported to be owned by Bridge Media.

“Bridge Media Material Adverse Effect” means any circumstance, development, change, event, state of facts, condition or effect that, individually or in the aggregate, (i) has a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Bridge Media or (ii) prevents or materially delays the consummation of the Mergers and the other Transactions; provided, that, with respect to clause (i) only, none of the following (or the results thereof) will constitute, or be taken into account in determining whether there has been, or will be, a Bridge Media Material Adverse Effect: (i) any changes after the date hereof in general United States or global economic, political, business, labor or regulatory conditions, including changes in United States or global securities, credit, financial, debt or other capital markets, (ii) any changes after the date hereof or conditions generally affecting the industry in which a Bridge Media operates, (iii) any acts of God, force majeure, natural disasters, weather conditions, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war, epidemic, pandemic or disease outbreak (including the COVID-19 pandemic, COVID-19 Measures or other restrictions that relate to, or arise out of, a pandemic, epidemic or disease outbreak), (iv) the execution and delivery of this Agreement, the public announcement of, or the pendency of, this Agreement or the Transactions, including the identity of Arena (it being understood and agreed that this clause (iv) shall not apply with respect to Section 4.04 and Section 10.03(a) solely as such section relates to Section 4.04), (v) any failure by the Bridge Media Business to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that any underlying facts or causes giving rise or contributing to such failure that are not otherwise excluded from the definition of “Bridge Media Material Adverse Effect” may be taken into account in determining whether there has been, or would reasonably be expected to be, a Bridge Media Material Adverse Effect), (vi) any change in Applicable Law or GAAP occurring after the date hereof and (vii) any action or omission expressly required by this Agreement or any other Transaction Document or taken or omitted to be taken at the written request of Arena, except in the case of each of clauses (i), (ii), (iii) and (vi) above, to the extent that any such effect has a disproportionate effect on the Bridge Media Business, taken as a whole, relative to the effect on other companies operating in the industries in which Bridge Media engages.

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“Bridge Media Material Leases” means all those Leases (i) under which Bridge Media leases, subleases, licenses, uses, occupies or has any interest in any real property, in each case, where such Lease has an annual base rental obligation of over $500,000 or (ii) where the real property is reasonably necessary to the operation of the Bridge Media Business as conducted on the date of this Agreement and as of the Closing Date.

“Bridge Media Personnel” means any employees, individual independent contractors, workers, or consultants performing services for Bridge Media, including, but not limited to, pursuant to that certain Employee Leasing Agreement, by and between Bridge News and Bridge Media.

“Bridge News” means Bridge News LLC, a Michigan limited liability company.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated May 3, 2023, entered into by and between Arena and SI Capital LLC and its Affiliates.

“Consent” means any consent, approval, waiver, license, permit, variance, franchise, clearance, authorization or permission.

“Contract” means, with respect to a Person, any legally binding written or oral contract, subcontract, agreement, obligation, commitment, arrangement, understanding, instrument, lease, sublease, license, sublicense or franchise (excluding any permits) to which such Person is a party.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, facility capacity limitation, social distancing, shut down, closure, sequester, safety or similar Applicable Law, directive or guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

“COVID-19 Relief Legislation” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136, the Consolidated Appropriations Act, 2021, Pub. L. 116-260, the American Rescue Plan Act of 2021, Pub. L. 117-2, and any similar U.S., non-U.S., state or local grant, subsidy, allowance, relief scheme, stimulus fund, program or measure enacted by a Governmental Authority in connection with or in response to COVID-19.

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“Data Protection Laws” means all Applicable Law in any jurisdiction to the extent relating to privacy or the processing or protection of personal data, including (without limitation), to the extent applicable, the GDPR, the GDPR as transposed into the national laws of the United Kingdom, the UK Data Protection Act 2018 and the Privacy and Electronic Communications (EC Directive) Regulations 2003, and including any successor or implementing legislation in respect of the foregoing, and any amendments or re-enactments of the foregoing.

“Delaware Law” means the General Corporation Law of the State of Delaware and/or the Limited Liability Company Act of the State of Delaware, as the context may require.

“Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority, in each case, relating to human health and safety, the environment or to hazardous substances.

“Environmental Permits” means, with respect to a Person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating to, the business of such Person or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Agent” means American Stock Transfer & Trust Company, LLC.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

“GAAP” means generally accepted accounting principles in the United States.

“GDPR” means the General Data Protection Regulation (EU) 2016/679.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, arbitral tribunal, commission, stock exchange authority, official or other governmental authority or instrumentality, including any political subdivision thereof.

“Governmental Authorization” means any grant, exception, Consent, certification, registration or qualification granted by any Governmental Authority.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law, including asbestos, asbestos-containing materials, petroleum or any of its constituents or byproducts, lead-based paint, toxic mold and PFOA, PFOS and any other per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

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“Intellectual Property” means any and all forms of industrial and intellectual property, and all rights associated therewith in any jurisdiction throughout the world, including (i) Trademarks, (ii) inventions, discoveries and technology, whether patentable or not, patents and applications therefor applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (collectively, “Patents”), (iii) Trade Secrets, ideas, and know-how, (iv) copyrights, whether registered or not, rights in works of authorship, whether copyrightable or not, rights in data, databases and data collections, design rights, mask work rights and moral rights and all registrations, applications, renewals, extensions and reversions of any of the foregoing (collectively, “Copyrights”), (v) Internet domain names, URLs, and social media accounts, identifiers and handles (collectively, “Domain Names”), (vi) rights in software (including source code, object code, firmware, middleware, operating systems and specifications) (“Software”), (vii) publicity rights and privacy rights and (viii) any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing or any intellectual property rights in any form and embodied in any media.

“IRS” means the U.S. Internal Revenue Service, or any successor agency thereto.

“IT Assets” means all computers, Software, hardware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation.

“knowledge” means (i) with respect to Arena, the actual knowledge after reasonable inquiry of Ross Levinsohn, Andrew Kraft, Douglas Smith, and Julie Fenster, and (ii) with respect to Simplify, the actual knowledge after reasonable inquiry of Christopher Fowler, Christopher Morris and Vince Bodiford.

“Letter of Intent” means that certain Binding Letter of Intent, dated as of August 14, 2023, between Arena and Simplify.

“Liability” means any debt, liability, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action, or other loss (including loss of benefit or relief) or obligation of any kind or nature, whether accrued, unaccrued, contingent, absolute, asserted, unasserted, known, unknown, disclosed, undisclosed, liquidated, unliquidated, determined, determinable or otherwise, whether due or to become due and regardless of when asserted (including, whether arising out of any Contract or tort based on negligence or strict liability), and all costs and expenses relating thereto.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, deed of trust, charge, option, right of first refusal, easement, servitude, lease, license, sublease, sublicense, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own, subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Master Airtime Services Agreement” means the Master Airtime Services Agreement, to be dated as of the Closing Date and executed and delivered at the Closing, in the form of Exhibit M.

“Michigan Law” means the Michigan Limited Liability Company Act.

“Newco Common Stock” means the common stock of Newco, par value $0.0001 per share.

“Newco Series L Preferred Stock” means the Series L preferred stock of Newco, par value $0.0001 per share.

“Nomination Agreement” means the Nomination Agreement, to be dated as of the Closing Date and executed and delivered at the Closing, in the form of Exhibit L.

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“NYSE” means the New York Stock Exchange, or any successor thereto.

“NYSE American” means the NYSE American, or any successor thereto.

“Open Source License” means (i) a license that complies with the “Open Source Definition” of the Open Source Initiative (www.opensource.org), including, for example, to the extent applicable, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or (ii) a license under which Software is distributed as “free software” and can be redistributed at no charge or a similar distribution model.

“Organizational Documents” means, with respect to any Person: (i) if such Person is a corporation, such Person’s certificate or articles of incorporation, by-laws and similar organizational documents, (ii) if such Person is a limited liability company, such Person’s certificate or articles of formation or organization and limited liability company agreement, and (iii) if such Person is a limited partnership, such Person’s certificate or articles of formation and limited partnership agreement.

“Order” means any order, decision, judgment, writ, injunction, stipulation, award or decree issued by any Governmental Authority.

“Permitted Lien” means (i) Liens for Taxes or other governmental assessments, levies, fees, claims of payment or charges (x) not yet due and payable or (y) which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, vendors’, workers’, construction or other similar statutory Liens, in each case, arising or incurred in the ordinary course of business or with respect to Liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings, in each case, with respect to which adequate reserves have been established in accordance with GAAP, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, in each case, arising in the ordinary course of business, (iv) easements, rights-of-way, covenants, zoning ordinances, restrictions, declarations, rights of first refusal, leases, licenses and other similar encumbrances or imperfections of title which (A)(x) are of record, (y) would be disclosed by a true and accurate title commitment or (z) are incurred in the ordinary course of business and, in each case of clause (x), (y) or (z), do not materially detract from the value or impair the continued use or occupancy of the real property subject thereto in the operation of the businesses as presently conducted thereon, or (B) are imposed or promulgated by Applicable Laws, including zoning, entitlement, building codes or other similar Applicable Laws with respect to land use and occupancy, (v) statutory landlords’ liens and liens granted to landlords under any Lease, (vi) non-exclusive licenses to Intellectual Property granted in the ordinary course of business, (vii) Liens, pledges or encumbrances arising from or relating to transfer restrictions under the securities laws of any jurisdiction, (viii) any Liens that are not material to Arena and its Subsidiaries or Bridge Media, as applicable, taken as a whole, (ix) in the case of Liens applicable to Bridge Media, such other Liens as do not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of Bridge Media, or (x) in the case of Liens applicable to Arena, any Liens securing the obligations under the Arena Credit Agreement or the Arena Note Purchase Agreement.

“Person” means an individual, corporation (including any non-profit corporation), partnership, limited liability company, association, joint venture, estate, trust or other enterprise, association, entity or organization, including any Governmental Authority.

“Registered Arena Intellectual Property” means all United States, international and foreign (i) Patents, (ii) Trademarks, (iii) Domain Names, (iv) Copyrights, and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority, in each case owned by, registered or filed in the name of, Arena or any of its Subsidiaries.

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“Registered Bridge Media Intellectual Property” means all United States, international and foreign (i) Patents, (ii) Trademarks, (iii) Domain Names, (iv) Copyrights, and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority, in each case owned by, registered or filed in the name of, Bridge Media.

“Registration Rights Agreement” means the Registration Rights Agreement, to be dated as of the Closing Date and executed and delivered immediately following the Closing, in the form of Exhibit K.

“Representative” of any Person means such Person’s officers, directors, employees, investment bankers, attorneys, other advisors, agents or other representatives acting in the scope of his, her or its service to such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any other Person of which (i) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person or (ii) such Person has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such other Person.

“Tax” means any and all federal, state, local and non-U.S. taxes, including, without limitation, gross receipts, gross income, net income, capital gains, profits, branch profits, windfall, license, sales, use, services, digital services, estimated, occupation, value added, ad valorem, documentary, recording, transfer, franchise, withholding, severance, social insurance, social security, payroll, recapture, net worth, employment, unemployment, alternative or add-on minimum, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, customs duties, tariffs, imposts, levies and other similar charges, in each case, in the nature of a tax and imposed by a Governmental Authority (a “Taxing Authority”), together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign).

“Tax Return” means any report, return, document, declaration, election, statement or other information filed or required to be filed with any Taxing Authority, with respect to Taxes, including information returns, any documents or any schedule or attachment thereto and any amendment thereof.

“Tax Sharing Agreements” means all agreements or arrangements (whether or not written), entered into prior to the Closing, that provide for the allocation, apportionment, sharing or assignment of any Tax Liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax Liability (other than pursuant to commercial arrangements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes).

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Simplify, Bridge Media or any of their respective Affiliates.

“Third Party Intellectual Property” means all Intellectual Property owned or purported to be owned by any Person other than Arena or its Subsidiaries, or Bridge Media.

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“Trade Secrets” means trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

“Trademarks” means trademarks, service marks, trade names, brand names, certification marks, logos, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application.

“Transaction Documents” means this Agreement and the Ancillary Agreements.

“Voting Company Debt” means, with respect to a Person, any bonds, debentures, notes or other indebtedness of such Person having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any holders of equity interests of such Person may vote.

“WARN Act” means the Worker Adjustment and Retraining Notification Act and any similar state, local or foreign law.

(a) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Agreement	Preamble
Arena	Preamble
Simplify	Preamble
Bridge Media	Preamble
Newco	Preamble
Merger Sub 1	Preamble
Merger Sub 2	Preamble
Bridge Media Interests	Recitals
Bridge Media Merger	Recitals
Arena Merger	Recitals
Mergers	Recitals
Preferred Stock Subscription Agreement	Recitals
Simplify Affiliate	Recitals
Preferred Stock Financing Amount	Recitals
Preferred Stock Financing	Recitals
Common Stock Subscription Agreement	Recitals
5-Hour	Recitals
Common Stock Financing Amount	Recitals
Common Stock Financing	Recitals
Transactions	Recitals
Support Agreement	Recitals
Code	Recitals
Treasury Regulations	Recitals
Intended Tax Treatment	Recitals
Closing	Section 2.01(a)
Closing Date	Section 2.01(a)
Bridge Media Surviving Company	Section 2.02(a)
Arena Surviving Corporation	Section 2.02(b)
Bridge Media Delaware Certificate of Merger	Section 2.03
Bridge Media Effective Time	Section 2.03

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Term	Section
Bridge Media Michigan Certificate of Merger	Section 2.03
Arena Certificate of Merger	Section 2.03
Arena Effective Time	Section 2.03
Bridge Media Surviving Company Limited Liability Company Agreement	Section 2.04(a)
Arena Merger Consideration	Section 2.06(b)
Arena Certificate	Section 2.07(a)
Uncertificated Arena Shares	Section 2.07(a)
Newco RSU	Section 2.09(a)
Newco Option	Section 2.09(b)
Newco Warrant	Section 2.09(e)
Arena Stockholder Approval	Section 3.02(a)
Enforceability Exceptions	Section 3.02(a)
Arena Board Recommendation	Section 3.02(b)
Arena Securities	Section 3.05(a)
Arena Subsidiary Securities	Section 3.06(b)
Arena Permits	Section 3.12(c)
Lease	Section 3.14(b)
Arena IT Assets	Section 3.15(f)
Arena Tax Return	Section 3.17(a)
Title IV Plan	Section 3.18(b)
Employment Laws	Section 3.18(i)
Arena Material Contract	Section 3.19(a)
Arena Insurance Policies	Section 3.23(a)
Bridge Media Balance Sheet	Section 4.06
Bridge Media Financial Statements	Section 4.06
Bridge Media Owned Real Property	Section 4.13(b)
Scheduled Assets	Section 4.13(c)
Bridge Media IT Assets	Section 4.14(f)
Bridge Media Tax Return	Section 4.16(a)
Bridge Media Material Contract	Section 4.18(a)
Bridge Media Insurance Policies	Section 4.20(a)
Pre-Closing Period	Section 6.01
Arena Permitted Actions	Section 6.01
Arena Stockholder Meeting	Section 6.02(a)
Change in Board Recommendation	Section 6.03(a)
Arena Acquisition Proposal	Section 6.03(b)(i)
Arena Acquisition Transaction	Section 6.03(b)(ii)
Superior Proposal	Section 6.03(b)(iii)
NYSE Notice	Section 6.04
280G Analysis	Section 6.08
Bridge Media Permitted Actions	Section 7.01
Inactive Employee	Section 7.05(a)
Burdensome Condition	Section 8.01(c)
Proxy Statement/Prospectus	Section 8.02(a)
Registration Statement	Section 8.02(a)
Release	Section 8.03
Arena Indemnified D&O	Section 8.04(a)
Bridge Media Indemnified D&O	Section 8.04(a)
Transaction Litigation	Section 8.08
Transfer Taxes	Section 9.02
End Date	Section 11.01(b)(i)
Expense Reimbursement	Section 11.03(a)

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Section 1.02 Other Definitional and Interpretative Provisions. The words “hereby,” “herewith,” “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents, captions, headings and the division of this Agreement into Articles, Sections and other subdivisions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any Contract are to that agreement or contract as amended, modified or supplemented as of the date of this Agreement in accordance with the terms thereof (it being understood that with respect to any Contract listed on any schedules hereto, all such amendments, modifications or supplements must nevertheless be listed in the appropriate schedule). References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. The sign “$” and the term “dollars” means the lawful currency of the United States of America. The phrase “made available,” “delivered” or words of similar import used in this Agreement (other than Section 3.24 and Section 4.21) shall mean (i) in respect of Arena, any document that was made available for viewing by Simplify and its Representatives in the “The Arena Group” electronic data rooms hosted by DataRooms.com at least one Business Day prior to the date of this Agreement or publicly available in any Arena SEC Document (including exhibits and other information incorporated by reference therein) that was publicly available at least one Business Day prior to the date of this Agreement (but, in each case, excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature) and (ii) in the case of any document of Simplify, any document that was made available for viewing by Arena and its Representatives in the “Bridge Media Networks, LLC” electronic data rooms hosted by DataRooms.com at least one Business Day prior to the date of this Agreement.

Article 2

The Mergers

Section 2.01 The Closing; Closing Payments.

(a) The closing of the Mergers (the “Closing”) shall take place by electronic exchange of signatures at 10:00 a.m., Eastern time, as soon as possible after (but in any event no later than the second Business Day after) the date the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of such conditions by the party or parties entitled to the benefit thereof at the Closing) have been satisfied or, to the extent permitted by Applicable Law, waived by the party or parties entitled to the benefit thereof, or at such other place, at such other time or on such other date as Arena and Simplify may mutually agree (the date on which the Closing occurs, the “Closing Date”).

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(b) At the Closing, (i) each of Newco, Arena and Bridge Media shall pay or cause to be paid all of their respective unpaid transaction expenses that have been invoiced prior to the Closing and (ii) Newco or Arena shall pay or cause to be paid the portion of the Arena Notes that is due and owing as of the Closing pursuant to the terms of the Arena Notes in accordance with Section 8.12.

Section 2.02 The Mergers.

(a) At the Bridge Media Effective Time, Bridge Media shall be merged with and into Merger Sub 1, the separate corporate existence of Bridge Media shall cease to exist, and Merger Sub 1 shall continue as the surviving company and shall become a wholly owned subsidiary of Newco. Merger Sub 1, as the surviving company of the Bridge Media Merger, is sometimes referred to herein as the “Bridge Media Surviving Company”. From and after the Bridge Media Effective Time, all the property, rights, powers, privileges and franchise of Bridge Media and Merger Sub 1 shall be vested in the Bridge Media Surviving Company, and all of the debts, obligations, liabilities, restrictions and duties of Bridge Media and Merger Sub 1 shall become the debts, obligations, liabilities and duties of the Bridge Media Surviving Company, all as provided under the relevant provisions of Delaware Law and Michigan Law.

(b) At the Arena Effective Time, Merger Sub 2 shall be merged with and into Arena, the separate corporate existence of Merger Sub 2 shall cease to exist, and Arena shall continue as the surviving corporation and shall become a wholly owned subsidiary of Newco. Arena, as the surviving corporation of the Arena Merger, is sometimes referred to herein as the “Arena Surviving Corporation.” From and after the Arena Effective Time, all the property, rights, powers, privileges and franchise of Arena and Merger Sub 2 shall be vested in the Arena Surviving Corporation, and all of the debts, obligations, liabilities, restrictions and duties of Arena and Merger Sub 2 shall become the debts, obligations, liabilities and duties of the Arena Surviving Corporation, all as provided under the relevant provisions of Delaware Law.

Section 2.03 Effective Time. On the terms and subject to the conditions set forth herein, as soon as practicable following, and on the date of, the Closing, (a) Merger Sub 1 shall cause (i) the certificate of merger, in substantially the form attached hereto as Exhibit A (the “Bridge Media Delaware Certificate of Merger”), to be duly executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of filing with the Secretary of State of the State of Delaware or such later time as may be agreed to by the parties (and set forth in the Bridge Media Delaware Certificate of Merger) being referred to herein as the “Bridge Media Effective Time”) and (ii) the certificate of merger, in substantially the form attached hereto as Exhibit B (the “Bridge Media Michigan Certificate of Merger”), to be duly executed and filed with the Michigan Department of Licensing and Regulatory Affairs in accordance with the relevant provisions of Michigan Law and, substantially concurrently, (b) Arena shall cause the certificate of merger, in substantially the form attached hereto as Exhibit C (the “Arena Certificate of Merger”), to be duly executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of filing with the Secretary of State of the State of Delaware or such later time as may be agreed to by the parties (and set forth in the Arena Certificate of Merger) being referred to herein as the “Arena Effective Time”).

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Section 2.04 Organizational Documents; Directors and Officers.

(a) At the Bridge Media Effective Time, pursuant to the Bridge Media Merger, the certificate of formation of Merger Sub 1 as in effect immediately prior to the Bridge Media Effective Time shall be amended to change its name to “Bridge Media Networks, LLC” and, as so amended, shall be the certificate of formation of the Bridge Media Surviving Company, until thereafter amended in accordance with its terms and Applicable Law. At the Bridge Media Effective Time, pursuant to the Bridge Media Merger, the limited liability company agreement of Merger Sub 1 as in effect immediately prior to the Bridge Media Effective Time shall, at the Bridge Media Effective Time, be replaced in its entirety by the new limited liability company agreement set forth on Exhibit D hereto (the “Bridge Media Surviving Company Limited Liability Company Agreement”) pursuant to the adoption of such new limited liability company agreement, and such new limited liability company agreement shall be the limited liability company agreement of the Bridge Media Surviving Company until thereafter amended in accordance with the Organizational Documents of the Bridge Media Surviving Company and Applicable Law.

(b) At the Arena Effective Time, pursuant to the Arena Merger, the certificate of incorporation of Arena as in effect immediately prior to the Arena Effective Time shall be amended to read in its entirety as set forth on Exhibit E hereto and, as so amended, shall be the certificate of incorporation of the Arena Surviving Corporation until thereafter amended in accordance therewith and Applicable Law. Arena shall take all lawful action so that the bylaws of Arena as in effect immediately prior to the Arena Effective Time shall, at the Arena Effective Time, be amended and restated to read in their entirety as set forth on Exhibit F hereto and, as so amended, shall be the bylaws of the Arena Surviving Corporation until thereafter amended in accordance with the Organizational Documents of the Arena Surviving Corporation and Applicable Law.

(c) From and after the Bridge Media Effective Time, pursuant to the Bridge Media Surviving Company Limited Liability Company Agreement, (i) the business and affairs of the Bridge Media Surviving Company shall be managed by or under the direction of Newco, as the sole member of the Bridge Media Surviving Company, and (ii) Newco, as the sole member of the Bridge Media Surviving Company, may, from time to time, designate one or more officers of the Bridge Media Surviving Company.

(d) Arena shall take all lawful action so that the directors and officers of the Arena Surviving Corporation immediately following the Arena Effective Time shall be those individuals set forth in Exhibit G hereto, which individuals shall serve until successors are duly elected or appointed and qualified in accordance with Applicable Law and the Organizational Documents of the Arena Surviving Corporation.

Section 2.05 Bridge Media Merger.

(a) At the Bridge Media Effective Time, by virtue of the Bridge Media Merger and without any other action on the part of the parties hereto or any other Person, all of the Bridge Media Interests issued immediately prior to the Bridge Media Effective Time shall cease to exist and be automatically converted into the right of Simplify to receive the Bridge Media Consideration.

(b) At the Bridge Media Effective Time, by virtue of the Bridge Media Merger and without any action on the part the parties hereto or any other Person, the limited liability company interests of Merger Sub 1 issued immediately prior to the Bridge Media Effective Time shall cease to exist and be automatically converted into and become 100% of the limited liability company interests of the Bridge Media Surviving Company (and the limited liability company interests of the Bridge Media Surviving Company into which the limited liability company interests of Merger Sub 1 are so converted shall be the only limited liability company interests of the Bridge Media Surviving Company that are issued immediately after the Bridge Media Effective Time) and Newco shall automatically be admitted as the sole member of the Bridge Media Surviving Company.

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Section 2.06 Arena Merger. At the Arena Effective Time, by virtue of the Arena Merger and without any other action on the part of the parties hereto or any other Person:

(a) Each share of Arena Common Stock held in treasury by Arena that is not held on behalf of a third party (excluding, for the avoidance of doubt, any shares of Arena Common Stock that are held by Subsidiaries of Arena) immediately prior to the Arena Effective Time shall automatically be canceled without payment of any consideration therefor and shall cease to exist.

(b) Each share of Arena Common Stock that is issued and outstanding immediately prior to the Arena Effective Time (other than shares of Arena Common Stock to be canceled pursuant to Section 2.06(a)) shall cease to exist and automatically be converted into one validly issued, fully paid and non-assessable share of Newco Common Stock (the “Arena Merger Consideration”).

(c) The limited liability company interest of Merger Sub 2 issued immediately prior to the Arena Effective Time shall be converted into one share of common stock of the Arena Surviving Corporation (and the shares of common stock of the Arena Surviving Corporation into which the limited liability company interest of Merger Sub 2 are so converted shall be the only shares of capital stock of the Arena Surviving Corporation that are issued and outstanding immediately after the Arena Effective Time).

Section 2.07 Exchange.

(a) All of the shares of Arena Common Stock converted into the Arena Merger Consideration pursuant to Section 2.06 shall, at the Arena Effective Time, automatically cease to be outstanding, be cancelled and cease to exist and (i) each certificate formerly representing any such shares of Arena Common Stock converted into the Arena Merger Consideration pursuant to Section 2.06 (an “Arena Certificate”) and (ii) each book-entry account formerly representing any such uncertificated shares of Arena Common Stock so converted (“Uncertificated Arena Shares”), shall thereafter represent shares of Newco Common Stock (without any requirement for the surrender of Arena Certificates or Uncertificated Arena Shares) with each Arena Certificate representing automatically an equivalent number of shares of Newco Common Stock.

(b) At the Bridge Media Effective Time, Newco shall cause the Exchange Agent to credit the Bridge Media Consideration to Simplify in the stock ledger and other appropriate books and records of Newco.

(c) At the Arena Effective Time, (i) the stock transfer books of Arena shall be closed with respect to all Arena Common Stock outstanding immediately prior to the Arena Effective Time and no further transfers of any shares of Arena Common Stock shall be made on such stock transfer book after the Arena Effective Time and (ii) Newco shall cause the Exchange Agent to credit in the stock ledger and other appropriate books and records of Newco an equivalent number of shares of Newco Common Stock for any Arena Certificate and any Uncertificated Arena Shares (other than, in each case, any shares of Arena Common Stock canceled pursuant to Section 2.06(a)).

(d) For the avoidance of doubt, (i) from and after the Bridge Media Effective Time, Simplify with respect to the Bridge Media Consideration, and (ii) from and after the Arena Effective Time, the former holders of Arena Common Stock whose shares of Arena Common Stock have converted into Newco Common Stock at the Arena Effective Time pursuant to Section 2.06(b), in each case, shall be entitled to receive any dividends and distributions which may be made with respect to such shares of Newco Common Stock.

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Section 2.08 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other Transactions pursuant to Applicable Law.

Section 2.09 Treatment of Arena Equity Awards and Warrants.

(a) At the Arena Effective Time, each outstanding Arena RSU, whether vested or unvested, shall automatically and without any required action on the part of the holder thereof, cease to represent a restricted stock unit denominated in shares of Arena Common Stock and shall be converted into a restricted stock unit denominated in an equal number of shares of Newco Common Stock (a “Newco RSU”). Except as specifically provided above, following the Arena Effective Time, each such Newco RSU shall continue to be governed by the same terms and conditions, including vesting terms, as were applicable to the applicable Arena RSU immediately prior to the Arena Effective Time.

(b) At the Arena Effective Time, each outstanding Arena Stock Option, whether vested or unvested, shall automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase shares of Arena Common Stock and shall be converted into an option to purchase an equal number of shares of Newco Common Stock (a “Newco Option”) at a per share exercise price equal to the per share exercise price of such Arena Stock Option immediately prior to the Arena Effective Time. Except as specifically provided above, following the Arena Effective Time, each such Newco Option shall continue to be governed by the same terms and conditions, including expiration date, vesting conditions and exercisability terms, as were applicable to the applicable Arena Stock Option immediately prior to the Arena Effective Time.

(c) At or prior to the Arena Effective Time, the Board of Directors of Arena or its applicable committee shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of Arena RSUs and Arena Stock Options pursuant to Section 2.09(a) and Section 2.09(b). Arena shall take all actions necessary to ensure that from and after the Arena Effective Time, neither Arena nor the Arena Surviving Corporation will be required to deliver shares of Arena Common Stock or other Arena Capital Stock to any Person pursuant to or in settlement of Arena RSUs or Arena Stock Options.

(d) At the Arena Effective Time, Newco shall assume the Arena Equity Plans and as soon as practicable after the Arena Effective Time, Newco shall, if registration of the Newco Common Stock issuable pursuant to awards granted under this Section 2.09 is required under the 1933 Act, file with the SEC a registration statement on Form S-3 or Form S-8, if required, as the case may be (or any successor form), or another appropriate form with respect to such shares of Newco Common Stock and shall use reasonable best efforts to have such registration statement declared effective as soon as practicable following such filing.

(e) At the Arena Effective Time, each outstanding Arena Warrant, whether vested or unvested, shall automatically and without any required action on the part of the holder thereof, cease to represent a warrant to purchase shares of Arena Common Stock and shall be converted into a warrant to purchase an equal number of shares of Newco Common Stock (a “Newco Warrant”), at a per share exercise price equal to the per share exercise price of such Arena Warrant immediately prior to the Arena Effective Time. Except as specifically provided above, following the Arena Effective Time, each such Newco Warrant shall continue to be governed by the same terms and conditions, including vesting and exercisability terms, as were applicable to the applicable Arena Warrant immediately prior to the Arena Effective Time. At or prior to the Arena Effective Time, Arena shall take such actions as are reasonably necessary to effectuate the treatment of Arena Warrants pursuant to this Section 2.09(e).

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Section 2.10 Withholding. Each of Arena and Newco shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Applicable Law. Amounts so deducted or withheld and paid over to the appropriate Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made. Notwithstanding the foregoing, prior to withholding or deducting any amounts hereunder from any consideration payments other than consideration payments that are treated for Tax purposes as compensation for the performance of services, the party intending to withhold or deduct such amounts shall use commercially reasonable efforts to cooperate with and provide a reasonable opportunity to the payee to provide forms, documentation or other evidence that would exempt such payments from withholding or deductions or reduce or minimize the amount of any such withholding or deduction to the extent permitted under Applicable Law.

Article 3

Representations and Warranties of Arena

Except as disclosed in any publicly available Arena SEC Document (including exhibits and other information incorporated by reference therein) filed after June 30, 2021 and prior to the date hereof (excluding any disclosure set forth in any risk factor or forward looking statements section or in any other section to the extent it is cautionary, predictive or forward-looking in nature) or, subject to Section 12.05, as set forth in the Arena Disclosure Schedule, Arena represents and warrants to Simplify, as of the date hereof and as of the Closing Date, that:

Section 3.01 Corporate Existence and Power. Each of Arena, Newco, Merger Sub 1 and Merger Sub 2 is a corporation or limited liability company duly incorporated or organized (as applicable), validly existing and in good standing under the laws of the State of Delaware and has all corporate or limited liability company powers and authority required to own, lease and operate its assets and carry on its business as now conducted. Each of Arena, Newco, Merger Sub 1 and Merger Sub 2 is duly qualified to do business as a foreign corporation or limited liability company (as applicable) and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, an Arena Material Adverse Effect. Arena has heretofore made available to Simplify true and complete copies of the Organizational Documents of Arena and its Subsidiaries, including Newco, Merger Sub 1 and Merger Sub 2, in each case, as currently in effect.

Section 3.02 Corporate Authorization.

(a) Each of Arena, Newco, Merger Sub 1 and Merger Sub 2 has the requisite corporate or limited liability company powers and authority (as applicable) to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party and, subject to the receipt of the Arena Stockholder Approval, to consummate the Mergers and the other Transactions. The execution, delivery and performance by Arena, Newco, Merger Sub 1 and Merger Sub 2 of this Agreement and the consummation by Arena, Newco, Merger Sub 1 and Merger Sub 2 of the transactions contemplated hereby are within each of Arena’s, Newco’s, Merger Sub 1’s and Merger Sub 2’s corporate or limited liability company powers (as applicable) and, except for the Arena Stockholder Approval, have been duly authorized by all necessary corporate or limited liability company action on the part of Arena, Newco, Merger Sub 1 and Merger Sub 2, as applicable. The execution, delivery and performance of each other Transaction Document to which Arena, Newco, Merger Sub 1 and Merger Sub 2 is or will be a party by Arena, Newco, Merger Sub 1 and Merger Sub 2, and the consummation of the transactions contemplated thereby, are within each of Arena’s, Newco’s, Merger Sub 1’s and Merger Sub 2’s corporate or limited liability company powers (as applicable) and have been, or will be prior to their execution, delivery and performance, duly authorized by all necessary corporate or limited liability company action on the part of Arena, Newco, Merger Sub 1 and Merger Sub 2, as applicable. The affirmative vote of the holders of a majority of the issued and outstanding shares of Arena Common Stock is the only vote of the holders of any Arena Securities necessary to adopt the Agreement and the other Transaction Documents and for Arena, Newco, Merger Sub 1 and Merger Sub 2 to consummate the Mergers and the other Transactions (the “Arena Stockholder Approval”). Assuming due and valid execution by each other party hereto, this Agreement constitutes a valid and binding agreement of Arena, Newco, Merger Sub 1 and Merger Sub 2, enforceable against each of Arena, Newco, Merger Sub 1 and Merger Sub 2 in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity (collectively, the “Enforceability Exceptions”)). Assuming due and valid execution by each other party thereto, each other Transaction Document to which Arena, Newco, Merger Sub 1 or Merger Sub 2 is or will be a party constitutes or, upon the execution and delivery thereof by Arena, Newco, Merger Sub 1 and Merger Sub 2, as applicable, shall constitute, a valid and binding agreement of Arena, Newco, Merger Sub 1 and Merger Sub 2, as applicable, enforceable against each of Arena, Newco, Merger Sub 1 and Merger Sub 2, as applicable, in accordance with its terms, subject to the Enforceability Exceptions.

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(b) At a meeting duly called and held, the Board of Directors of Arena has unanimously (i) determined that it is in the best interests of Arena and its stockholders to enter into this Agreement, (ii) approved, adopted and declared advisable this Agreement, (iii) approved the execution, delivery and performance by Arena of this Agreement and the consummation of the Transactions, including the Mergers, and (iv) recommended adoption of this Agreement by the stockholders of Arena (such recommendation, the “Arena Board Recommendation”).

Section 3.03 Governmental Authorization. The execution, delivery and performance by Arena, Newco, Merger Sub 1 and Merger Sub 2 of the Transaction Documents and the consummation by Arena, Newco, Merger Sub 1 and Merger Sub 2 of the Transactions require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (i) the filing of the Bridge Media Delaware Certificate of Merger and the Arena Certificate of Merger with the Delaware Secretary of State, the Bridge Media Michigan Certificate of Merger with the Michigan Department of Licensing and Regulatory Affairs and appropriate documents with the relevant authorities of other states in which Arena, Newco, Merger Sub 1 and Merger Sub 2 are qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any other Antitrust Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, any other applicable state or federal securities laws and the rules and regulations of NYSE American, (iv) in connection with the filing of the Proxy Statement/Prospectus and the Registration Statement with the SEC and (v) any action, Filing or Consent the absence of which would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole.

Section 3.04 Non-contravention. The execution, delivery and performance by Arena, Newco, Merger Sub 1 and Merger Sub 2 of the Transaction Documents and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Arena, Newco, Merger Sub 1, Merger Sub 2 or any other Subsidiary of Arena, (ii) assuming compliance with the matters referred to in Section 3.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 3.03, require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit or result in, or give rise to a right of, termination, cancellation, first offer, first refusal, acceleration or other change of any right or obligation or the loss, limitation or impairment of any benefit to which Arena or any of its Subsidiaries is entitled under any provision of any Arena Material Contract or (iv) result in the creation or imposition of any Lien, other than Permitted Liens, on any asset, property or right of Arena or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole.

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Section 3.05 Capitalization.

(a) The authorized capital stock of Arena consists of 1,000,000,000 shares of Arena Common Stock and 1,800 shares of Arena Preferred Stock. As of September 30, 2023, there were outstanding (i) 23,823,476 shares of Arena Common Stock, of which no shares are held in treasury, (ii) 168 shares of Arena Preferred Stock, (iii) Arena Stock Options to purchase an aggregate of 5,941,339 shares of Arena Common Stock (of which options to purchase an aggregate of 3,906,099 shares of Arena Common Stock were exercisable), (iv) Arena RSUs with respect to an aggregate of 878,706 shares of Arena Common Stock and (v) Arena Warrants to purchase an aggregate of 1,054,796 shares of Arena Common Stock. There is no outstanding Voting Company Debt of Arena. Except as set forth in this Section 3.05 and for changes since September 30, 2023 resulting from the exercise or settlement of Arena Equity Awards outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in Arena, (ii) securities of Arena convertible into or exercisable or exchangeable for shares of capital stock or other voting securities of or ownership interests in Arena, (iii) subscriptions, warrants, calls, options or other rights (whether or not currently exercisable) to acquire from Arena, or other obligation of Arena to issue, any capital stock, voting securities or securities convertible into or exercisable or exchangeable for capital stock or voting securities of Arena or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of Arena (the items in clauses (i) through (iv) being referred to collectively as the “Arena Securities”).

(b) All outstanding shares of capital stock of Arena have been, and all shares that may be issued pursuant to any Arena Equity Award or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights, rights of participation, rights of repurchase or any similar rights granted by Arena or any rights of first refusal in favor of Arena. Section 3.05(b) of the Arena Disclosure Schedule contains a complete and correct list of each outstanding Arena Equity Award, including, as applicable, the holder, date of grant, type of award, exercise price, expiration date, vesting schedule (including whether such award accelerates on a single- or double-trigger basis) and number of shares of Arena Common Stock subject thereto. There are no obligations of Arena or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Arena Securities other than pursuant to the existing terms of Arena Equity Awards outstanding as of the date hereof. Each Arena Equity Award has been granted in all material respects in compliance with all applicable securities laws and the terms of the applicable Arena Equity Plan and, in the case of Arena Stock Options, has at all times been exempt from Section 409A of the Code. Neither Arena nor any of its Subsidiaries is a party to any voting agreement or other Contract with respect to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Arena Securities or any other securities of any other Person, other than the Support Agreements. Arena has made available to Simplify accurate and complete copies of the Arena Warrants outstanding as of the date of this Agreement.

(c) Except as set forth in this Section 3.05, none of the (i) shares of capital stock of Arena or (ii) Arena Securities are owned by any Subsidiary of Arena.

Section 3.06 Subsidiaries.

(a) Section 3.06(a) of the Arena Disclosure Schedule contains a correct and complete list of each Subsidiary of Arena as of the date of this Agreement. Except for the capital stock or other voting securities of, or ownership interests in, the Subsidiaries of Arena identified in Section 3.06(a) of the Arena Disclosure Schedule, neither Arena nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, or joint venture, partnership or similar interest in, any Person. Each Subsidiary of Arena (other than Newco, Merger Sub 1 and Merger Sub 2) is a corporation or limited liability company (as applicable) duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or limited liability company powers and authority required to own, lease and operate its assets and carry on its business as now conducted. Each Subsidiary of Arena (other than Newco, Merger Sub 1 and Merger Sub 2) is duly qualified and has all Governmental Authorizations to do business as a foreign corporation or limited liability company (as applicable) and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, an Arena Material Adverse Effect.

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(b) All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of Arena are duly authorized, validly issued, fully paid and non-assessable and are owned by Arena, directly or indirectly, free and clear of all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), other than restrictions on transfer under applicable securities laws. There are no issued, reserved for issuance or outstanding (i) Arena Securities or securities of any Subsidiary of Arena convertible into, or exercisable or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of Arena, (ii) subscriptions, warrants, calls, options or other rights (whether or not currently exercisable) to acquire from Arena or any of its Subsidiaries, or other obligations of Arena or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exercisable or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of Arena or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of Arena (the items in clauses (i) through (iii) being referred to collectively as the “Arena Subsidiary Securities”). There are no outstanding obligations of Arena or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Arena Subsidiary Securities.

(c) None of Newco, Merger Sub 1 and Merger Sub 2 has conducted any business prior to the date of this Agreement and each of Newco, Merger Sub 1 and Merger Sub 2 has no, and prior to the Arena Effective Time, will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

Section 3.07 SEC Filings and the Sarbanes-Oxley Act.

(a) Arena has filed with or furnished to the SEC on a timely basis, and made available to Simplify, all Arena SEC Documents required to be filed or furnished by or on behalf of Arena with the SEC under the 1933 Act, the 1934 and any other applicable federal securities laws. No Subsidiary of Arena has been required to file any forms, reports, statements or other documents with the SEC at any time.

(b) As of its filing date (and as of the date of any amendment), each Arena SEC Document complied (and each report, schedule, form, statement and other document filed subsequent to the date hereof that would constitute Arena SEC Document if filed as of the date of this Agreement, will comply) in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Arena SEC Document did not, and each Arena SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

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(d) Arena is, and since January 1, 2021, has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NYSE American.

(e) Arena has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to Arena, including its consolidated Subsidiaries, is made known to Arena’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Arena’s principal executive officer and principal financial officer to material information required to be included in Arena’s periodic and current reports required under the 1934 Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) Since January 1, 2021, except for the material weakness disclosed in Arena’s Annual Report on Form 10-K for the year ended December 31, 2022, Arena and its Subsidiaries have maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of Arena’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Arena has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to its auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Arena’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(g) Since January 1, 2021, each of the principal executive officer and principal financial officer of Arena (or each former principal executive officer and principal financial officer of Arena, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and NYSE American, and the statements contained in any such certifications are true and complete. Neither Arena nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(h) Neither Arena nor any of its Subsidiaries is a party to, or has a commitment to effect, enter into or create, any joint venture, or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the 1934 Act).

(i) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Arena SEC Documents, and none of the Arena SEC Documents is, to the knowledge of Arena, the subject of ongoing SEC review or investigation.

Section 3.08 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Arena (including any related notes) included or incorporated by reference in the Arena SEC Documents (a) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto and (b) fairly present, in all material respects, in conformity with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes thereto), the consolidated financial position of Arena and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

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Section 3.09 Disclosure Documents. The information supplied by Arena for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Arena for inclusion in the Proxy Statement/Prospectus (or any amendment or supplement thereto) shall not, on the date the Proxy Statement/Prospectus (and any amendments or supplements thereto) is first mailed to the stockholders of Arena or at the time of the Arena Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.10 Absence of Certain Changes.

(a) Since the Arena Balance Sheet Date, (i) the business of Arena and its Subsidiaries has been conducted in the ordinary course consistent with past practices and (ii) there has not been any event, occurrence, development or state of circumstances or facts that would reasonably be expected to have, individually or in the aggregate, an Arena Material Adverse Effect.

(b) From the Arena Balance Sheet Date until the date hereof, there has not been any action taken by Arena or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Closing without Simplify’s consent, would constitute a breach of Section 6.01.

Section 3.11 No Undisclosed Material Liabilities. There are no Liabilities of Arena or any of its Subsidiaries, other than (i) Liabilities disclosed and provided for in the Arena Balance Sheet, (ii) Liabilities incurred in the ordinary course of business consistent with past practices since the Arena Balance Sheet Date, (iii) Liabilities arising in the ordinary course of business under Contracts to the extent not resulting from a breach thereof, (iv) Liabilities for costs and expenses in connection with the Transactions, and (v) Liabilities that would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole.

Section 3.12 Compliance with Laws and Orders; Permits.

(a) Arena and each of its Subsidiaries is, and since January 1, 2021, has been, in compliance with, and, to the knowledge of Arena, is not under investigation with respect to, and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole. Neither Arena nor any of its Subsidiaries has, since January 1, 2021, received any written notice from any Governmental Authority regarding any potential or actual material violation of any Applicable Law, or provided any notice to any Governmental Authority regarding any potential or actual material violation by Arena or any of its Subsidiaries of any Applicable Law. There is no judgment, decree, injunction, rule or other Order of any arbitrator or Governmental Authority outstanding against Arena or any of its Subsidiaries or any of their respective properties, assets or rights that would reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole. The operation of Arena’s and its Subsidiaries’ business, as conducted and as currently proposed to be conducted, is compliant with all Applicable Law, except for failures to comply or violations that would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole.

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(b) Neither Arena nor any of its Subsidiaries is a party to any agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Applicable Law, except for agreements and settlements that would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole.

(c) Arena and its Subsidiaries hold, and have at all times since January 1, 2021, held, all Governmental Authorizations reasonably necessary for the lawful operation of the businesses of Arena and its Subsidiaries as currently conducted or as currently proposed to be conducted (the “Arena Permits”) and have paid all fees and assessments due and payable in connection therewith, except where the failure to have, file or pay would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole. Except as would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole, (i) all Arena Permits are valid and in full force and effect, are not subject to any Action or Order that could result in any modification, termination or revocation thereof and, to the knowledge of Arena, no suspension or cancellation of any such Arena Permits is threatened, (ii) Arena and each of its Subsidiaries is in compliance with the terms and requirements of all Arena Permits and (iii) no Consent from or notice to any Governmental Authority is required for each Arena Permit to continue in full force and effect upon consummation of the Transactions.

Section 3.13 Litigation. There is no Action or, to the knowledge of Arena, investigation pending against, or, to the knowledge of Arena, threatened against or affecting, Arena, any of its Subsidiaries, any present or former officer, director, employee, independent contractor, worker or consultant of Arena or any of its Subsidiaries, or any Person for whom Arena or any of its Subsidiaries may be liable, or any of their respective properties, assets or rights, before (or, in the case of threatened investigations or Actions, would be before) or by any Governmental Authority, arbitrator or other Person, that would reasonably be expected, individually or in the aggregate, to be material to Arena and its Subsidiaries, taken as a whole, or to materially and adversely affect Arena’s ability to perform any of its obligations under this Agreement and the other Transaction Documents or to consummate any of the Transactions.

Section 3.14 Properties.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole, Arena and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Arena Balance Sheet or acquired after the Arena Balance Sheet Date, except as have been disposed of since the Arena Balance Sheet Date in the ordinary course of business consistent with past practice, and such property and assets are free and clear of all Liens, except Permitted Liens.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole: (i) each lease, sublease, license, sublicense or other similar agreement to occupy space (each, a “Lease”) under which Arena or any of its Subsidiaries leases, subleases, licenses, sublicenses, uses, occupies or has any interest in any real property is valid and in full force and effect and free and clear of all Liens, except Permitted Liens; and (ii) neither Arena nor any of its Subsidiaries, nor, to Arena’s knowledge, any other party to any such Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of any such Lease, and neither Arena nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any such Lease. Except as would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole, neither Arena nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy all or any portion of any real property in which Arena or any of its Subsidiaries holds a real property interest. Section 3.14(b) of the Arena Disclosure Schedule sets forth an accurate and complete list of all Arena Material Leases as of the date of this Agreement, together with the use, address, landlord and tenant for each such Lease. Arena and its Subsidiaries do not own any real property.

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Section 3.15 Intellectual Property.

(a) Section 3.15(a) of the Arena Disclosure Schedule sets forth a true and complete list of all registrations and applications for registration for Patents, Trademarks and Domain Names included in the Registered Arena Intellectual Property that are material to Arena or its Subsidiaries.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole, (i) Arena and its Subsidiaries solely and exclusively own, free and clear of all Liens (other than any Permitted Liens), all Arena Intellectual Property, (ii) none of the Registered Arena Intellectual Property has been adjudged invalid or unenforceable in whole or in part other than in the ordinary course of Patent and Trademark prosecution and, to the knowledge of Arena, all such Registered Arena Intellectual Property is otherwise valid, subsisting and enforceable, (iii) Arena and each of its Subsidiaries is licensed to use all Third Party Intellectual Property used, held for use in or necessary for the conduct of their respective businesses as currently conducted and as currently proposed to be conducted, (iv) neither Arena nor its Subsidiaries, nor the conduct of their respective businesses, has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, the Intellectual Property of any Person, (v) to the knowledge of Arena, no Person has infringed, misappropriated or otherwise violated any Arena Intellectual Property, (vi) neither Arena nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending Action alleging that Arena or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property of any Person, (vii) the consummation of the Transactions will not (A) alter, encumber, impair or extinguish any Arena Intellectual Property, (B) pursuant to any Contract to which Arena or any of its Subsidiaries is party, encumber any Intellectual Property owned by or licensed to Simplify or any of its Affiliates (other than Arena and its Subsidiaries following the consummation of the Transactions), or (C) pursuant to any Contract to which Arena or any of its Subsidiaries is party, result in termination of such Contract or require the payment of (or increase the amount of) any royalties, fees or other consideration with respect to any use or exploitation of any Intellectual Property licensed to Arena or its Subsidiaries that would not have been payable but for the consummation of the Transactions, and (viii) Arena and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Trade Secrets and source code included in the Arena Intellectual Property, and no such Trade Secrets or source code has been disclosed other than to employees, independent contractors, representatives and agents providing services to Arena or any of its Subsidiaries all of whom are bound by written confidentiality agreements.

(c) None of the Software included in the Arena Intellectual Property is subject to any agreement with any Person under which Arena or any of its Subsidiaries has deposited, or could be required to deposit, into escrow the source code of such Software, except for arrangements requiring the release of such source code solely for reasons of cessation to exist or bankruptcy of Arena or any of its Subsidiaries, and no such source code has been released to any Person by any escrow agent, or is entitled to be released to any Person by any escrow agent as a result of the Transactions. The consummation of the Transactions will not trigger the release of any source code of any such Software included in the Arena Intellectual Property.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole, Arena and its Subsidiaries have entered into binding, written agreements with the current and former employees of and independent contractors providing services to Arena and its Subsidiaries and any other Persons who have participated in the development of any material Intellectual Property for or on behalf of Arena or any of its Subsidiaries, whereby such employees, independent contractors and other Persons presently assign to Arena or any of its Subsidiaries any ownership interest and right they may have in all such Intellectual Property.

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(e) Neither Arena nor any of its Subsidiaries has (i) used or incorporated any Software subject to any Open Source License in a manner that would require any material Software included in the Arena Intellectual Property to be (A) disclosed or distributed in source code form, be licensed for the purpose of preparing derivative works or (B) be redistributable at no charge, or (ii) licensed, distributed or used any Software subject to an Open Source License in material breach of the terms of any Open Source License or in a manner that does not materially comply with the internal policies of Arena or its Subsidiaries with respect to the licensing, distribution or use of Software subject to an Open Source License.

(f) The IT Assets owned by, or licensed or leased to, Arena and its Subsidiaries (the “Arena IT Assets”) operate and perform in a manner that permits Arena and its Subsidiaries to conduct their respective businesses as currently conducted. Except as would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole, (i) there has been (A) no failure of any Arena IT Assets or (B) to the knowledge of Arena, any breach, or unauthorized use, access, interruption, modification or corruption, of the Arena IT Assets (or any information and transactions stored or contained therein or transmitted thereby) and (ii) as of the date of this Agreement, to the knowledge of Arena, no material deficiencies or vulnerabilities in the Arena IT Assets have been identified.

(g) Except as would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole, Arena and its Subsidiaries have taken reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the Arena IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption and have implemented reasonable backup, disaster recovery, business continuity and encryption technology consistent with industry practices.

Section 3.16 Data Protection and Cybersecurity. For the purposes of this Section 3.16, the terms “personal data,” “personal data breach,” “process” (and its derivatives) and “supervisory authority” shall have the meaning given to them in the GDPR. Except as would not reasonably be expected to be material to Arena and its Subsidiaries, taken as a whole, Arena and each of its Subsidiaries have (a) posted privacy policies on all websites, mobile apps and other online properties operated by or on behalf of Arena or its Subsidiaries regarding the collection and use of personal data of individuals who are visitors to such websites, mobile apps or online properties or customers of Arena and its Subsidiaries, (b) complied in all material respects with all applicable requirements of the Data Protection Laws, and (c) implemented reasonably appropriate technical and organizational measures to keep personal data processed by or on behalf of Arena and its Subsidiaries confidential in accordance with Applicable Law (including, for the avoidance of doubt, Data Protection Laws) and to protect such personal data against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access, as monitored through regular penetration tests and vulnerability assessments (including by remediating any and all identified critical- and high-severity vulnerabilities). Neither Arena nor any of its Subsidiaries has (i) since January 1, 2021, suffered any personal data breach concerning personal data processed by or on behalf of Arena or its Subsidiaries, (ii) received any written notice, request or other communication from any supervisory authority or any regulatory authority relating to a breach or alleged breach of their obligations under Data Protection Laws, or (iii) received any written claim or complaint from any data subject or other person claiming a right to compensation for failure to respond to any of their data subject rights requests or alleging any breach of Data Protection Laws and, to the knowledge of Arena, there is no pending investigation by any Governmental Authority of Arena or any of its Subsidiaries relating to such Data Protection Laws.

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Section 3.17 Taxes.

(a) All material Tax Returns filed, or required by Applicable Law to be filed, with any Taxing Authority by, or on behalf of, Arena or any of its Subsidiaries (each such Tax Return, an “Arena Tax Return”) have been filed when due in accordance with all Applicable Law, and all such Arena Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b) Arena and each of its Subsidiaries has paid (or has had paid on its behalf) to the appropriate Taxing Authority all material Taxes (whether or not shown as due and payable on any Arena Tax Return), or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which Arena and its Subsidiaries ordinarily record items on their respective books.

(c) Arena and each of its Subsidiaries has duly and timely withheld all material Taxes required to be withheld from any payment to any Person, and such withheld Taxes have been or will be duly and timely paid to the appropriate Taxing Authority.

(d) There is no Action or, to the knowledge of Arena, investigation now pending or, to Arena’s knowledge, threatened against or with respect to Arena or any of its Subsidiaries in respect of any material Tax or Tax asset.

(e) No claim, deficiency or assessment with respect to material Taxes has been asserted in writing against Arena or any of its Subsidiaries, which has not been fully paid.

(f) Neither Arena nor any of its Subsidiaries (i) is now or has been a member of an “affiliated group” as defined in Section 1504 of the Code (or any similar provision of any Applicable Law), other than an “affiliated group” of which Arena is the common parent or (ii) has any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of any Applicable Law), as a transferee or successor, or by any other Contract, assumption or applicable provision of Applicable Law.

(g) Neither Arena nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two years.

(h) Neither Arena nor any of its Subsidiaries (i) is a party to or bound by, or has any liability under, any Tax Sharing Agreement, other than any Tax Sharing Agreement solely between Arena and/or one or more of its Subsidiaries, or (ii) has granted any power of attorney with respect to any matters related to Taxes that is currently in force.

(i) Except as otherwise set forth on Section 3.17(i) of the Arena Disclosure Schedule, no Subsidiary of Arena has made any entity classification election for U.S. federal income tax purposes that is currently in effect.

(j) There are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Arena or any of its Subsidiaries (other than extensions granted in connection with extensions of time to file Tax Returns obtained in the ordinary course of business).

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(k) No written claim has been made by any Governmental Authority in a jurisdiction where Arena or any of its Subsidiaries does not file Tax Returns that Arena or such Subsidiary is or may be subject to taxation by that jurisdiction.

(l) Neither Arena nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty), branch, or other fixed place of business in a jurisdiction outside of its country of incorporation.

(m) There are no Liens for material Taxes upon any property or assets of Arena or any of its Subsidiary except for Permitted Liens.

(n) Neither Arena nor any of its Subsidiaries will be required to include material amounts in income, or exclude or reduce material items of deduction, in a taxable period for which a Tax Return has not yet been filed as a result of any (i) change in or improper use of any method of accounting pursuant to Section 481 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax law) prior to the Closing Date, (ii) “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax law) executed prior to the Closing, (iii) installment sale or open transaction made or entered into prior to the Closing, (iv) prepaid amount received or deferred revenue accrued prior to the Closing or (v) application of Section 965 of the Code (and no amounts will be required to be paid by Arena or any of its Subsidiaries pursuant to Section 965(h) of the Code).

(o) Neither Arena nor any of its Subsidiaries has made a request for a private letter ruling, a request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any material Taxes.

(p) Neither Arena nor any of its Subsidiaries has entered into or been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(q) Neither Arena nor any of its Subsidiaries has received any relief, assistance or benefit, including any deferral of Taxes, from any Governmental Authority under any COVID-19 Relief Legislation.

(r) To the knowledge of Arena, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

Notwithstanding anything to the contrary in this Agreement, this Section 3.17 (and so much of Section 3.18 as relates to Taxes) are the sole representations and warranties given by Arena in this Agreement, and no other representation or warranty given by Arena in this Agreement shall be construed or interpreted as containing any representation or warranty, in each case with respect to Tax matters.

Section 3.18 Employee Benefits and Labor Matters.

(a) Section 3.18(a) of the Arena Disclosure Schedule contains a correct and complete list of each material Arena Benefit Plan. Arena has made available to Simplify copies of each material Arena Benefit Plan and all amendments thereto and, if applicable, (i) any related trust, funding agreements or insurance policies, (ii) summary plan description and summaries of material modifications, (iii) the most recent IRS determination letter or foreign equivalent issued by a Governmental Authority, as may be applicable, (iv) actuarial reports and financial statements for the most recently completed fiscal year, (v) the most recent annual report (Form 5500) and all applicable schedules thereto or foreign equivalent, (vi) tax return (Form 990) prepared in connection with any such plan or trust or foreign equivalent and (vii) all material, non-routine documents and correspondence relating thereto received from or provided to any Governmental Authority during the past year. Notwithstanding the foregoing, this Section 3.18(a) shall not apply to any Arena Benefit Plan that is maintained or sponsored by any Governmental Authority. Neither Arena nor any of its Subsidiaries (nor any predecessor hereof) sponsors, maintains or contributes to (or is required to contribute to), or has in the past sponsored, maintained or contributed (or been required to contribute to), any Benefit Plan that is not a U.S. Benefit Plan.

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(b) Neither Arena nor any of its Subsidiaries (nor any predecessor thereof) (i) sponsors, maintains or contributes to (or is required to contribute to), or has in the past sponsored, maintained or contributed to (or been required to contribute to), and no Arena Benefit Plan is, a plan subject to Title IV of ERISA (each, a “Title IV Plan”) or (ii) has any, or is reasonably expected to have any, individually or in the aggregate, direct or indirect liability with respect to any Title IV Plan. Neither Arena nor any of its Subsidiaries contributes to, or is required to contribute to, any multiemployer plan, as defined in Section 3(37) of ERISA.

(c) Each Arena Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, or has pending or has time remaining in which to file, an application for such determination from the IRS, and, to the knowledge of Arena, no circumstances exist that would reasonably be expected to cause such determination or opinion letter being revoked or not issued or reissued.

(d) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole, since January 1, 2021, (i) each Arena Benefit Plan has been established, funded and maintained in compliance with its terms and Applicable Law (including, to the extent applicable, ERISA and the Code) and with any agreement entered into with a union or labor organization, (ii) there have not been any Actions pending against or involving, or, to the knowledge of Arena, threatened against or threatened to involve, any Arena Benefit Plan (other than routine claims for benefits), (iii) no events have occurred with respect to any Arena Benefit Plan that has resulted in, or, to the knowledge of Arena, would reasonably be expected to result in, the assessment of any excise Taxes or penalties against Arena or any of its Subsidiaries, and (iv) all contributions, premiums and payments that are due to have been made for each Arena Benefit Plan within the time periods prescribed by the terms of such plan and Applicable Law have been made.

(e) Neither the execution of this Agreement nor the consummation of the Transactions will (either alone or together with any other event) (i) entitle any current or former employee, independent contractor, worker or consultant of Arena or any of its Subsidiaries to any compensation or benefits (including any bonus, retention or severance pay), (ii) accelerate the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise), of any compensation or benefits under, increase the amount payable or result in any other material obligation to or pursuant to, any of the Arena Benefit Plans, (iii) limit or restrict the right of Arena or any of its Subsidiaries and, after the consummation of the transactions contemplated hereby, Newco, the Bridge Media Surviving Company, the Arena Surviving Corporation or any of their Subsidiaries, to merge, amend or terminate any of the material Arena Benefit Plans, or (iv) result in the payment of any amounts that would not be deductible under Section 280G of the Code or result in the payment of any amounts subject to an excise tax under Section 4999 of the Code. Neither Arena nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Arena Employee or individual independent contractor, worker or consultant for any Tax incurred by such individual, including under Section 409A or 4999 of the Code.

(f) Neither Arena nor any of its Subsidiaries has any material liability in respect of, and no Arena Benefit Plan provides or promises, any post-employment or retirement health, medical or hospitalization or similar benefits (whether insured or self-insured) for any current or former Arena Employees or individual independent contractors, workers or consultants of Arena or any of its Subsidiaries, except as required under Section 4980B of the Code or other Applicable Law.

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(g) There has been no amendment to, written interpretation or announcement (whether or not written) by Arena or any of its Subsidiaries relating to, or change in employee participation or coverage under, an Arena Benefit Plan which would increase materially the expense of maintaining such Arena Benefit Plan above the level of the expense incurred in respect thereof for the most recently completed fiscal year.

(h) Neither Arena nor any of its Subsidiaries is a party to, subject to, or is currently negotiating in connection with entering into or amending, any collective bargaining agreement or other Contract or understanding with a labor or trade union, works council or similar organization. Since January 1, 2021, there has not been any material labor disputes or any actual or, to the knowledge of Arena, threatened strikes, work stoppages, slowdowns, lockouts, or organizational campaign, petition, demand for recognition, or other union activity seeking to represent a collective bargaining unit of any employees of Arena or any of its Subsidiaries. There are no unfair labor practices, grievances or complaints pending or, to the knowledge of Arena, threatened against Arena or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any pending request for union recognition involving employees of Arena or any of its Subsidiaries. There is no, and since January 1, 2021, there has not been any, labor strike, slowdown or stoppage pending or, to the knowledge of Arena, threatened by current or former Arena Employees against Arena or any of its Subsidiaries. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for Arena to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(i) Since January 1, 2021, Arena and each of its Subsidiaries have been in compliance with all Applicable Laws relating to labor, employment and employment practices with respect to current and former Arena Employees and individual independent contractors, workers and consultants, including payment of wages and salaries, hours, overtime, pension contributions, holiday pay, sick pay, housing fund and social insurance (and similar) contributions, terms and conditions of employment, mandatory accrual of statutory leave allowances, collective bargaining, classification of workers, discrimination, harassment, immigration and the payment and withholding of Taxes (collectively, “Employment Laws”), except for failures to comply or violations that would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole. Except as would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole, since January 1, 2021, there have not been any pending or, to the knowledge of Arena, threatened Actions against Arena or any of its Subsidiaries by or before any Governmental Authority relating to any violations or failures by Arena or any of its Subsidiaries to comply with any applicable Employment Laws.

(j) Since January 1, 2021, neither Arena nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Arena or any of its Subsidiaries, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Arena or any of its Subsidiaries, and neither Arena nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. No employee of Arena or any of its Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) within the past six (6) months.

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(k) Each employee of Arena or any of its Subsidiaries is (i) a United States citizen, (ii) a United States national, (iii) a lawful permanent resident of the United States or (iv) an alien authorized to work in the United States either specifically for Arena or one of its Subsidiaries or for any United States employer. Arena or one of its Subsidiaries has completed a Form I-9 (Employment Eligibility Verification) for each employee hired, and each such Form I-9 has since been updated as required by Applicable Law and, to the knowledge of Arena, is correct and complete.

(l) Arena and each of its Subsidiaries (i) has taken reasonable steps to properly classify and treat all of their employees as “employees” and independent contractors as “independent contractors”, (ii) has taken reasonable steps to properly classify and treat all of their employees as “exempt” or “nonexempt” from overtime requirements under Applicable Law, (iii) has maintained legally adequate records regarding the service of all of their employees, including, where required by Applicable Law, records of hours worked, (iv) is not delinquent in any material payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid, (v) has withheld, remitted, and reported all material amounts required by Applicable Law or by Contract to be withheld, remitted, and reported with respect to wages, salaries and other payments to any current or former independent contractors or employees, and (vi) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(m) Since January 1, 2021, no allegation, complaint, charge, or claim of harassment on the basis of gender, sex or race, sexual assault, sexual misconduct, gender discrimination, racial or ethnic discrimination has been made against any Person who is or was an officer, director, manager or supervisory-level employee of Arena, and neither Arena nor any of its Subsidiaries has entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any similar contract with respect to any such allegation, complaint, charge, or claim.

(n) Arena has made available to Simplify a complete and accurate list, as of the date specified therein, of each Arena Employee as of the date hereof, listed by their employee number, if any, and title, without listing their names, and including their salaries (if classified as exempt), wage rates (if classified as non-exempt), commissions, bonus targets, overtime entitlement and accrual, location of employment (country, state, and province, as applicable), status as full-time or part-time, exemption status under the Fair Labor Standards Act (as applicable), employing entity and hire date, annual vacation entitlement in days and accrued and unused vacation days, and any other paid time-off entitlement in days and accrued and unused days of such paid time-off. Arena has made available to Simplify a complete and accurate list, as of the date specified therein, of the name of each individual engaged by Arena as an independent contractor (except for such individual with an annual salary or aggregate wage amount payable by Arena and its Subsidiaries of less than $20,000), together with such individual’s compensation arrangement and whether such individual has entered into a written agreement regarding his or her contractor engagement. Except as set forth in Section 3.18(n) of the Arena Disclosure Schedule, the employment of each employee of Arena or any of its Subsidiaries, and the engagement of each independent contractor of Arena or any of its Subsidiaries, is terminable at will by Arena or its applicable Subsidiary without any penalty, liability, or severance obligation incurred by Arena or any of its Subsidiaries.

Section 3.19 Material Contracts.

(a) Section 3.19(a) of the Arena Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following Contracts to which Arena or any of its Subsidiaries is a party or by which it is bound (each such Contract listed or required to be so listed, and each of the following Contracts to which Arena or any of its Subsidiaries becomes a party or by which it becomes bound after the date of this Agreement, an “Arena Material Contract”):

(i) any Contract pursuant to which Arena or any of its Subsidiaries (A) incurred aggregate payment obligations, or (B) received (or had the right to receive) aggregate payments, in excess of $1,500,000 during the twelve-month period ended June 30, 2023;

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(ii) any Contract that (A) limits or purports to limit, in any material respect, the freedom of Arena or any of its Subsidiaries to engage or compete in any line of business, market or field or with any Person or in any geographic area or that would so limit or purport to limit, in any material respect, the freedom of Arena, Bridge Media, Newco, the Arena Surviving Corporation, the Bridge Media Surviving Company or any of their respective Affiliates after the Closing or (B) contains any material exclusivity or material “most favored nation” obligations, material rights of first refusal, material rights of first offer, material put or call rights or other restrictions or similar provisions that are binding on Arena or any of its Subsidiaries (or, after the Arena Effective Time, that would be binding on Arena, Bridge Media, Newco, the Arena Surviving Corporation, the Bridge Media Surviving Company or any of their respective Affiliates);

(iii) promissory notes, loan agreements, indentures, evidence of indebtedness or other Contracts providing for or relating to the lending or borrowing of money (including guarantees by Arena or any of its Subsidiaries) in excess of $1,500,000 individually and $3,000,000 in the aggregate;

(iv) any joint venture, profit-sharing, partnership, stockholders, investors rights, registration rights or similar Contract;

(v) any Contracts or series of related Contracts relating to the acquisition or disposition of the business, assets or securities of any Person or any business for a price in excess of $2,500,000 (in each case, whether by merger, sale of stock, sale of assets or otherwise), entered into since January 1, 2021 or that contain any material indemnification obligation of Arena or any of its Subsidiaries or any “earnout” or other material contingent payment obligation, in each case, that is an outstanding obligation of Arena or any of its Subsidiaries as of the date hereof;

(vi) any Contracts or other transactions with any (A) executive officer or director of Arena, (B) record or, to the knowledge of Arena, beneficial owner of five percent (5%) or more of the voting securities of Arena, or (C) affiliates or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such executive officer, director or beneficial owner;

(vii) any material Contract pursuant to which Arena or any of its Subsidiaries (A) grants any license, right to use or covenant not to sue with respect to any Arena Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business) or (B) obtains any license, right to use or covenant not to sue with respect to any Intellectual Property owned by any other Person (other than licenses obtained in the ordinary course of business on non-discriminatory pricing terms);

(viii) any Arena Material Lease; and

(ix) any other Contract required to be filed by Arena pursuant to Item 601(b)(10) of Regulation S-K under the 1934 Act.

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(b) Arena has made available to Simplify a true and complete copy of each Arena Material Contract. All of the Arena Material Contracts are, subject to the Enforceability Exceptions, valid and binding obligations of Arena or a Subsidiary of Arena and, to the knowledge of Arena, each of the other parties thereto, and in full force and effect and enforceable in accordance with their respective terms against Arena or its Subsidiaries and, to the knowledge of Arena, each of the other parties thereto, except where the failure to be valid and binding obligations and in full force and effect and enforceable would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole. To the knowledge of Arena, no Person is seeking to terminate or challenge the validity or enforceability of any Arena Material Contract, except such terminations or challenges which would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole. Neither Arena nor any of its Subsidiaries, nor, to the knowledge of Arena, any of the other parties thereto, has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither Arena nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Arena Material Contract, in each case, except for violations and defaults (or potential defaults) which would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole.

Section 3.20 Finders’ Fees. Except for Lazard Freres & Co. LLC and Current Capital Partners LLC, a copy of whose engagement agreements have been provided to Simplify, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Arena or any of its Subsidiaries who might be entitled to any fee or commission from Arena or any of its Subsidiaries.

Section 3.21 Opinion of Financial Advisor. The Board of Directors of Arena has received the opinion of Current Capital Securities LLC to the effect that, as of the date of such opinion and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Current Capital Securities LLC in preparing such opinion, the Exchange Ratio (as defined in such opinion) is fair, from a financial point of view, to the public holders of Arena Common Stock other than the Excluded Parties (as defined in such opinion).

Section 3.22 Antitakeover Statutes. Arena has taken all action necessary to exempt the Transactions (including the Mergers), the Transaction Documents and the Letter of Intent from Section 203 of Delaware Law, and, accordingly, neither such section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to the Transaction Documents or the Transactions.

Section 3.23 Insurance.

(a) Section 3.23 of the Arena Disclosure Schedule sets forth, with respect to each currently in-force material insurance policy under which Arena or any of its Subsidiaries is an insured (the “Arena Insurance Policies”), (i) the names of the insurer and the policyholder, (ii) the policy number, (iii) the policy period, coverage line and amount of coverage and (iv) the premium.

(b) With respect to each Arena Insurance Policy, except as would not reasonably be expected to be, individually or in the aggregate, material to Arena and its Subsidiaries, taken as a whole, (i) the Arena Insurance Policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and is in full force and effect, (ii) to the knowledge of Arena, neither Arena nor any of its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the Arena Insurance Policy, (iii) to the knowledge of Arena, no insurer has been declared insolvent or placed in receivership, conservatorship or liquidation, (iv) the limits of the Arena Insurance Policy are sufficient to comply with the Arena Material Contracts, (v) all premiums due and payable have been timely paid in full, and (vi) no written notice of denial of claim, termination or cancellation has been received by Arena or any of its Subsidiaries.

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Section 3.24 No Other Representations and Warranties; Representations Complete.

(a) Except for the representations and warranties expressly made by Arena in this Article 3 and the other Transaction Documents, neither Arena nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Arena or its Subsidiaries, or the accuracy or completeness of any information regarding Arena or its Subsidiaries or any other matter furnished or provided to Simplify or 5-Hour or made available to Simplify or 5-Hour in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions. Arena and its Subsidiaries disclaim any other representations or warranties, whether made by Arena or any of its Subsidiaries or any of their respective Affiliates or Representatives. Arena acknowledges and agrees that, except for the representations and warranties expressly made by Simplify in Article 4 and Article 5 and by Simplify or 5-Hour in the other Transaction Documents, neither Simplify nor 5-Hour nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Simplify, 5-Hour, Bridge Media or their respective Affiliates, or the accuracy or completeness of any information regarding Simplify, 5-Hour, Bridge Media or their respective Affiliates or any other matter furnished or provided to Arena or made available to Arena in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, and reliance on any representations, warranties, statements, omissions, information or matters furnished or provided, other than the representations and warranties expressly made by Simplify in Article 4 and Article 5 and by Simplify or 5-Hour in the other Transaction Documents, is hereby expressly disclaimed by Arena. Notwithstanding the foregoing, nothing in this Agreement shall limit any party’s remedies in the case of actual fraud.

(b) None of the representations or warranties made by Arena in this Article 3 contains or will contain at Closing any untrue statement of material fact, or omits or will omit at Closing, to state any material fact necessary in order to make the statements herein, in light of the circumstances under which made, not misleading.

Article 4

Representations and Warranties of Simplify Regarding Bridge Media

Subject to Section 12.05, except as set forth in the Bridge Media Disclosure Schedule, Simplify represents and warrants to Arena, as of the date hereof and as of the Closing Date, that:

Section 4.01 Corporate Existence and Power. Bridge Media is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan and has all limited liability company powers and authority required to own, lease and operate its assets and carry on its business as now conducted. Bridge Media is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Bridge Media Material Adverse Effect. Simplify has heretofore made available to Arena true and complete copies of the Organizational Documents of Bridge Media as currently in effect.

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Section 4.02 Corporate Authorization. Bridge Media has the requisite limited liability company powers and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the Mergers and the other Transactions. The execution, delivery and performance by Bridge Media of this Agreement and the consummation by Bridge Media of the transactions contemplated hereby are within Bridge Media’s limited liability company powers and have been duly authorized by all necessary limited liability company action on the part of Bridge Media. The execution, delivery and performance of each other Transaction Document to which Bridge Media is or will be a party by Bridge Media, and the consummation of the transactions contemplated thereby, are within Bridge Media’s limited liability company powers and have been, or will be prior to their execution, delivery and performance, duly authorized by all necessary limited liability company action on the part of Bridge Media. Assuming due and valid execution by each other party hereto, this Agreement constitutes a valid and binding agreement of Bridge Media, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions. Assuming due and valid execution by each other party thereto, each other Transaction Document to which Bridge Media is or will be a party constitutes or, upon the execution and delivery thereof by Bridge Media, shall constitute, a valid and binding agreement of Bridge Media, enforceable against Bridge Media in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.03 Governmental Authorization. The execution, delivery and performance by Bridge Media of the Transaction Documents and the consummation by Bridge Media of the Transactions require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (i) the filing of the Bridge Media Delaware Certificate of Merger and the Arena Certificate of Merger with the Delaware Secretary of State, the Bridge Media Michigan Certificate of Merger with the Michigan Department of Licensing and Regulatory Affairs and appropriate documents with the relevant authorities of other states in which Bridge Media is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any other Antitrust Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, any other applicable state or federal securities laws and the rules and regulations of NYSE American, (iv) in connection with the filing of the Proxy Statement/Prospectus and the Registration Statement with the SEC and (v) any action, Filing or Consent the absence of which would not reasonably be expected be, individually or in the aggregate, material to Bridge Media.

Section 4.04 Non-contravention. The execution, delivery and performance by Bridge Media of the Transaction Documents and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Bridge Media, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit or result in, or give rise to a right of, termination, cancellation, first offer, first refusal, acceleration or other change of any right or obligation or the loss, limitation or impairment of any benefit to which Bridge Media is entitled under any provision of any Bridge Media Material Contract or (iv) result in the creation or imposition of any Lien, other than Permitted Liens, on any asset, property or right of Bridge Media, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media.

Section 4.05 Capitalization; Subsidiaries.

(a) Simplify is the sole member of Bridge Media and owns 100% of the Bridge Media Interests, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such membership interests), other than restrictions on transfer under applicable securities laws and as set forth in the Organizational Documents of Bridge Media. Except for the Bridge Media Interests, there are no membership interests or other equity securities or interests of Bridge Media issued or reserved for issuance. All of the membership interests of Bridge Media have been validly issued and are not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, other than as set forth in the Organizational Documents of Bridge Media. There is no outstanding Voting Company Debt of Bridge Media.

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(b) Except as set forth in the Organizational Documents of Bridge Media, (i) there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, profit participation rights, preemptive rights, puts, calls, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Bridge Media or any of its Affiliates is a party or by which it is bound (A) obligating Bridge Media to issue, deliver or sell, or cause to be issued, delivered or sold, additional membership interests or other equity interests in, or any security convertible into or exercisable for or exchangeable into, or giving any Person a right to subscribe for or acquire, any membership interest of or other securities or equity interest in, Bridge Media or any Voting Company Debt, (B) obligating Bridge Media to issue, grant or enter into any such option, warrant, right, security, commitment, Contract, arrangement or undertaking or (C) obligating Bridge Media to pay an amount in cash or in kind with respect to, or based on the value of, any membership interest of or other equity interest in Bridge Media or any Voting Company Debt and (ii) there are no voting trusts, proxies or other similar agreements or understandings to which Simplify, Bridge Media or any of their respective Affiliates is a party or by which Simplify, Bridge Media or any of their respective Affiliates is bound with respect to the voting of a member of Bridge Media. Section 4.06(b) of the Bridge Media Disclosure Schedule contains a correct and complete list of each Subsidiary of Bridge Media as of the date of this Agreement. No Subsidiary of Bridge Media has any assets, liabilities, or obligations of any nature.

Section 4.06 Financial Statements. Section 4.06 of the Bridge Media Disclosure Schedule sets forth (a) the unaudited carve out balance sheet of Bridge Media as of June 30, 2023 (the “Bridge Media Balance Sheet”) and the related unaudited carve out statement of operations for the six months then ended and (b) the audited carve out balance sheet of Bridge Media as of December 31, 2022 and the related audited carve out statement of operations for the fiscal year then ended (collectively, the “Bridge Media Financial Statements”). The Bridge Media Financial Statements fairly present, in all material respects, in conformity with GAAP (except for the presentation of statements of equity, comprehensive income and cash flows for the periods then ended, tax adjustments on a standalone basis, and notes to the financial statements) applied on a consistent basis, the financial position of Bridge Media as of the dates thereof and the results of operations of Bridge Media for the periods then ended.

Section 4.07 Disclosure Documents. The information supplied by Bridge Media for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Bridge Media for inclusion in the Proxy Statement/Prospectus, or any amendment or supplement thereto, shall not, on the date the Proxy Statement/Prospectus, and any amendments or supplements thereto, is first mailed to the stockholders of Arena or at the time of the Arena Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.08 Absence of Certain Changes.

(a) Since the Bridge Media Balance Sheet Date, (i) Bridge Media has conducted its business in the ordinary course consistent with past practices and (ii) there has not been any event, occurrence, development or state of circumstances or facts that would reasonably be expected to have, individually or in the aggregate, a Bridge Media Material Adverse Effect.

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(b) From the Bridge Media Balance Sheet Date until the date hereof, there has not been any action taken by Bridge Media that, if taken during the period from the date of this Agreement through the Closing without Arena’s consent, would constitute a breach of Section 7.01.

Section 4.09 No Undisclosed Material Liabilities. There are no Liabilities of Bridge Media, other than (i) Liabilities disclosed and provided for in the Bridge Media Balance Sheet, (ii) Liabilities incurred in the ordinary course of business consistent with past practices since the Bridge Media Balance Sheet Date, (iii) Liabilities arising in the ordinary course of business under Contracts to the extent not resulting from a breach thereof, (iv) Liabilities for costs and expenses in connection with the Transactions, and (v) Liabilities that would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media.

Section 4.10 Compliance with Laws and Orders.

(a) Bridge Media is, and since January 1, 2021, has been, in compliance with, and, to the knowledge of Simplify, is not under investigation with respect to, and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media. Bridge Media has not, since January 1, 2021, received any written notice from any Governmental Authority regarding any potential or actual material violation of any Applicable Law, or provided any notice to any Governmental Authority regarding any potential or actual material violation by Bridge Media of any Applicable Law. There is no judgment, decree, injunction, rule or other Order of any arbitrator or Governmental Authority outstanding against Bridge Media or any of its properties, assets or rights that would reasonably be expected to be, individually or in the aggregate, material to Bridge Media. The operation of Bridge Media’s business, as conducted and as currently proposed to be conducted, is compliant with all Applicable Law, except for failures to comply or violations that would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media.

(b) Bridge Media is not a party to any agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Applicable Law, except for agreements and settlements that would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media.

Section 4.11 Litigation. There is no Action or, to the knowledge of Simplify, investigation pending against, or, to the knowledge of Simplify, threatened against or affecting, Bridge Media, any present or former officer or manager of Bridge Media, or any present or former employee, independent contractor, worker or consultant providing services to Bridge Media, or any other Person for whom Bridge Media may be liable, or any of its properties, assets or rights before (or, in the case of threatened investigations or Actions, would be before) or by any Governmental Authority, arbitrator or other Person, that would reasonably be expected, individually or in the aggregate, to be material to Bridge Media or to materially and adversely affect Bridge Media’s ability to perform any of its obligations under this Agreement and the other Transaction Documents to which it is or will be a party or to consummate any of the Transactions.

Section 4.12 Permits. No Governmental Authorizations are necessary for the operation of Bridge Media’s business as currently conducted or as currently proposed to be conducted.

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Section 4.13 Properties; Sufficiency of Assets.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media, (i) Bridge Media has good title to, or valid leasehold interests in, all property and assets reflected on the Bridge Media Balance Sheet or acquired after the Bridge Media Balance Sheet Date, except as have been disposed of since the Bridge Media Balance Sheet Date in the ordinary course of business consistent with past practice and (ii) all such properties and assets are free and clear of all Liens, except Permitted Liens.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media, (i) each Lease under which Bridge Media leases, subleases, licenses, sublicenses, uses, occupies or has any interest in any real property is valid and in full force and effect and free and clear of all Liens, except Permitted Liens, and (ii) neither Bridge Media nor, to Simplify’ s knowledge, any other party to any such Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of any such Lease, and Bridge Media has not received written notice that it has breached, violated or defaulted under any such Lease. Except as would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media, Bridge Media has not leased or otherwise granted to any Person the right to use or occupy all or any portion of any real property in which Bridge Media holds a real property interest. Section 4.13(b)(i) of the Bridge Media Disclosure Schedule sets forth an accurate and complete list of all Bridge Media Material Leases as of the date of this Agreement, together with the use, address, landlord and tenant for each such Lease. Section 4.13(b)(ii) of the Bridge Media Disclosure Schedule sets forth a correct and complete list of all real property owned by Bridge Media (the “Bridge Media Owned Real Property”). Bridge Media has good and marketable title to all Bridge Media Owned Real Property. Except as would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media, Bridge Media has not received written notice that any Bridge Media Owned Real Property is (i) subject to any condemnation or eminent domain proceedings or (ii) located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards or being located within the one-hundred-year floodplain. Bridge Media has made available to Arena true, correct and complete copies of all leases, subleases and other agreements under which Bridge Media uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and, to the extent in Bridge Media’s actual possession and control, all material supplements thereto.

(c) The properties and assets (tangible and intangible) of Bridge Media set forth on Section 4.13(c) of the Bridge Media Disclosure Schedule (the “Scheduled Assets”) constitute, in all material respects, all of the property and assets that are reasonably necessary for, and used by Bridge Media in, the conduct of the Bridge Media Business as conducted as of the date hereof and as of the Closing Date. The Scheduled Assets and the Bridge Media Personnel comprise all of the assets, personnel and properties that would be necessary and sufficient in all material respects for Newco to conduct the Bridge Media Business after the Closing in substantially the same manner as conducted, and as proposed to be conducted, as of the date hereof and as of the Closing Date.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media, each of the properties and assets of Bridge Media that is material personal property is in all material respects in operable condition and repair, subject to normal wear and tear or refurbishments in the ordinary course and obsolescence in the ordinary course.

Section 4.14 Intellectual Property.

(a) Section 4.14(a) of the Bridge Media Disclosure Schedule sets forth a true and complete list of all registrations and applications for registration for Patents, Trademarks and Domain Names included in the Registered Bridge Media Intellectual Property that is material to Bridge Media.

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(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media, (i) Bridge Media solely and exclusively owns, free and clear of all Liens (other than any Permitted Liens), all Bridge Media Intellectual Property, (ii) none of the Registered Bridge Media Intellectual Property has been adjudged invalid or unenforceable in whole or in part other than in the ordinary course of Patent and Trademark prosecution and, to the knowledge of Simplify, all such Registered Bridge Media Intellectual Property is otherwise valid, subsisting and enforceable, (iii) Bridge Media is licensed to use all Third Party Intellectual Property used, held for use in or necessary for the conduct of the Bridge Media Business as currently conducted and as currently proposed to be conducted, (iv) neither Bridge Media, nor the conduct of the Bridge Media Business, has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, the Intellectual Property of any Person, (v) to the knowledge of Simplify, no Person has infringed, misappropriated or otherwise violated any Bridge Media Intellectual Property, (vi) neither Simplify, nor Bridge Media, nor any of their respective Affiliates has received any written notice or otherwise has knowledge of any pending Action alleging that Bridge Media infringes, misappropriates or otherwise violates any Intellectual Property of any Person, (vii) the consummation of the Transactions will not (A) alter, encumber, impair or extinguish any Bridge Media Intellectual Property, (B) pursuant to any Contract to which Bridge Media is party, encumber any Intellectual Property owned by or licensed to Arena or its Subsidiaries, or (C) pursuant to any Contract to which Bridge Media is a party, result in termination of such Contract or require the payment of (or increase the amount of) any royalties, fees or other consideration with respect to any use or exploitation of any Intellectual Property licensed to Bridge Media that would not have been payable but for the consumption of the Transactions, and (viii) Bridge Media has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Trade Secrets and source code included in the Bridge Media Intellectual Property, and no such Trade Secrets or source code has been disclosed other than to employees, independent contractors, representatives and agents providing services to Bridge Media all of whom are bound by written confidentiality agreements.

(c) None of the Software included in the Bridge Media Intellectual Property is subject to any agreement with any Person under which Bridge Media has deposited, or could be required to deposit, into escrow the source code of such Software, except for arrangements requiring the release of such source code solely for reasons of cessation to exist or bankruptcy of Bridge Media, and no such source code has been released to any Person by any escrow agent, or is entitled to be released to any Person by any escrow agent as a result of the Transactions. The consummation of the Transactions will not trigger the release of any source code of any such Software included in the Bridge Media Intellectual Property.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media, Bridge Media has entered into binding, written agreements with the current and former employees of and independent contractors providing services to Bridge Media and any other Persons who have participated in the development of any material Intellectual Property for or on behalf of Bridge Media, whereby such employees, independent contractors and other Persons presently assign to Bridge Media any ownership interest and right they may have in all such Intellectual Property.

(e) Bridge Media has not (i) used or incorporated any Software subject to any Open Source License in a manner that would require any material Software included in the Bridge Media Intellectual Property to be (A) disclosed or distributed in source code form, be licensed for the purpose of preparing derivative works, or (B) be redistributable at no charge, or (ii) licensed, distributed or used any Software subject to an Open Source License in material breach of the terms of any Open Source License or in a manner that does not materially comply with the internal policies of Bridge Media with respect to the licensing, distribution or use of Software subject to an Open Source License.

(f) The IT Assets owned by, or licensed or leased to, Bridge Media (the “Bridge Media IT Assets”) operate and perform in a manner that permits Bridge Media to conduct the Bridge Media Business as currently conducted. Except as would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media, (i) there has been (A) no failure of any Bridge Media IT Assets or (B) to the knowledge of Simplify, any breach, or unauthorized use, access, interruption, modification or corruption, of the Bridge Media IT Assets (or any information and transactions stored or contained therein or transmitted thereby) and (ii) as of the date of this Agreement, to the knowledge of Simplify, no material deficiencies or vulnerabilities in the Bridge Media IT Assets have been identified.

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(g) Except as would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media, Bridge Media has taken reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the Bridge Media IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption and have implemented reasonable backup, disaster recovery, business continuity and encryption technology consistent with industry practices.

Section 4.15 Data Protection and Cybersecurity. For the purposes of this Section 4.15, the terms “personal data,” “personal data breach,” “process” (and its derivatives) and “supervisory authority” shall have the meaning given to them in the GDPR. Except as would not reasonably be expected to be material to Bridge Media, taken as a whole, Bridge Media has (a) posted privacy policies on all websites, mobile apps and other online properties operated by or on behalf of Bridge Media regarding the collection and use of personal data of individuals who are visitors to such websites, mobile apps or online properties or customers of Bridge Media, (b) complied with all applicable requirements of the Data Protection Laws, and (c) implemented reasonably appropriate technical and organizational measures to keep personal data processed by or on behalf of Bridge Media confidential in accordance with Applicable Law (including, for the avoidance of doubt, Data Protection Laws) and to protect such personal data against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access, as monitored through regular penetration tests and vulnerability assessments (including by remediating any and all identified critical- and high-severity vulnerabilities). Bridge Media has not (i) since January 1, 2021, suffered any personal data breach concerning personal data processed by or on behalf of Bridge Media, (ii) received any written notice, request or other communication from any supervisory authority or any regulatory authority relating to a breach or alleged breach of their obligations under Data Protection Laws, or (iii) received any written claim or complaint from any data subject or other person claiming a right to compensation for failure to respond to any of their data subject rights requests or alleging any breach of Data Protection Laws and, to the knowledge of Simplify, there is no pending investigation by any Governmental Authority of Bridge Media relating to such Data Protection Laws.

Section 4.16 Taxes.

(a) All material Tax Returns filed, or required by Applicable Law to be filed, with any Taxing Authority by, or on behalf of, Bridge Media (each such Tax Return, a “Bridge Media Tax Return”) have been filed when due in accordance with all Applicable Law, and all such Bridge Media Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b) Bridge Media has paid (or has had paid on its behalf) to the appropriate Taxing Authority all material Taxes (whether or not shown as due and payable on any Bridge Media Tax Return), or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which Bridge Media ordinarily record items on their respective books.

(c) Bridge Media has duly and timely withheld all material Taxes required to be withheld from any payment to any Person, and such withheld Taxes have been or will be duly and timely paid to the appropriate Taxing Authority.

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(d) There is no Action or, to the knowledge of Simplify, investigation now pending or, to Simplify’s knowledge, threatened against or with respect to Bridge Media in respect of any material Tax or Tax asset.

(e) No claim, deficiency or assessment with respect to material Taxes has been asserted in writing against Bridge Media, which has not been fully paid.

(f) Bridge Media (i) is not now and has never been a member of an “affiliated group” as defined in Section 1504 of the Code (or any similar provision of any Applicable Law), other than an “affiliated group” of which Simplify is the common parent, and (ii) has no liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of any Applicable Law), as a transferee or successor, or by any other Contract, assumption or applicable provision of Applicable Law. Bridge Media is, and since the date of its formation has always been, classified as either a partnership (other than a publicly traded partnership) or a disregarded entity for U.S. federal income tax purposes.

(g) Bridge Media (i) is not a party to or bound by, and has no liability under, any Tax Sharing Agreement or (ii) has not granted any power of attorney with respect to any matters related to Taxes that is currently in force.

(h) There are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Bridge Media (other than extensions granted in connection with extensions of time to file Tax Returns obtained in the ordinary course of business).

(i) No written claim has been made by any Governmental Authority in a jurisdiction where Bridge Media does not file Tax Returns that Bridge Media is or may be subject to taxation by that jurisdiction.

(j) Bridge Media does not have a permanent establishment (within the meaning of an applicable Tax treaty), branch, or other fixed place of business in a jurisdiction outside of its country of formation.

(k) There are no Liens for material Taxes upon any property or assets of Bridge Media except for Permitted Liens.

(l) Bridge Media will not be required to include material amounts in income, or exclude or reduce material items of deduction, in a taxable period for which a Tax Return has not yet been filed as a result of any (i) change in or improper use of any method of accounting pursuant to Section 481 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax law) prior to the Closing Date, (ii) “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Tax law) executed prior to the Closing, (iii) installment sale or open transaction made or entered into prior to the Closing, (iv) prepaid amount received or deferred revenue accrued prior to the Closing, or (v) application of Section 965 of the Code (and no amounts will be required to be paid by Bridge Media pursuant to Section 965(h) of the Code).

(m) Bridge Media has not made a request for a private letter ruling, a request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any material Taxes.

(n) Bridge Media has not entered into or been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

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(o) Bridge Media has not received any relief, assistance or benefit, including any deferral of Taxes, from any Governmental Authority under any COVID-19 Relief Legislation.

(p) To the knowledge of Simplify, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(q) Bridge Media is and through the Closing will be (i) classified as a “disregarded entity” within the meaning of Section 7701 and the Treasury Regulations thereunder and (ii) treated as owned by Simplify for U.S. federal income tax purposes.

Notwithstanding anything to the contrary in this Agreement, this Section 4.16 (and so much of Section 4.17 as relates to Taxes) are the sole representations and warranties given by Bridge Media in this Agreement, and no other representation or warranty given by Bridge Media in this Agreement shall be construed or interpreted as containing any representation or warranty, in each case with respect to Tax matters.

Section 4.17 Employee Benefits and Labor Matters.

(a) Section 4.17(a) of the Bridge Media Disclosure Schedule contains a correct and complete list of each material Bridge Media Benefit Plan. Bridge Media has made available to Arena copies of each material Bridge Media Benefit Plan and all amendments thereto and, if applicable, (i) any related trust, funding agreements or insurance policies, (ii) summary plan description and summaries of material modifications, (iii) the most recent IRS determination letter or foreign equivalent issued by a Governmental Authority, as may be applicable, (iv) actuarial reports and financial statements for the most recently completed fiscal year, (v) the most recent annual report (Form 5500) and all applicable schedules thereto or foreign equivalent, (vi) tax return (Form 990) prepared in connection with any such plan or trust or foreign equivalent and (vii) all material, non-routine documents and correspondence relating thereto received from or provided to any Governmental Authority during the past year. Notwithstanding the foregoing, this Section 4.17(a) shall not apply to any Bridge Media Benefit Plan that is maintained or sponsored by any Governmental Authority. Neither Bridge Media nor any predecessor hereof sponsors, maintains or contributes to (or is required to contribute to), or has in the past sponsored, maintained or contributed (or been required to contribute to), any Benefit Plan that is not a U.S. Benefit Plan.

(b) Neither Bridge Media nor any predecessor thereof (i) sponsors, maintains or contributes to (or is required to contribute to), or has in the past sponsored, maintained or contributed to (or been required to contribute to), and no Bridge Media Benefit Plan is, a Title IV Plan or (ii) has any, or is reasonably expected to have any, individually or in the aggregate, direct or indirect liability with respect to any Title IV Plan. Bridge Media does not contribute to, nor is it required to contribute to, any multiemployer plan, as defined in Section 3(37) of ERISA.

(c) Each Bridge Media Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, or has pending or has time remaining in which to file, an application for such determination from the IRS, and, to the knowledge of Simplify, no circumstances exist that would reasonably be expected to cause such determination or opinion letter being revoked or not issued or reissued.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media, since January 1, 2021, (i) each Bridge Media Benefit Plan has been established, funded and maintained in compliance with its terms and Applicable Law (including, to the extent applicable, ERISA and the Code) and with any agreement entered into with a union or labor organization, (ii) there have not been any Actions pending against or involving, or, to the knowledge of Simplify, threatened against or threatened to involve, any Bridge Media Benefit Plan (other than routine claims for benefits), (iii) no events have occurred with respect to any Bridge Media Benefit Plan that has resulted in, or, to the knowledge of Simplify, would reasonably be expected to result in, the assessment of any excise Taxes or penalties against Bridge Media, and (iv) all contributions, premiums and payments that are due to have been made for each Bridge Media Benefit Plan within the time periods prescribed by the terms of such plan and Applicable Law have been made.

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(e) Neither the execution of this Agreement nor the consummation of the Transactions will (either alone or together with any other event): (i) entitle any current or former Bridge Media Personnel to Bridge Media to any compensation or benefits (including any bonus, retention or severance pay), (ii) accelerate the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise), of any compensation or benefits under, increase the amount payable or result in any other material obligation to or pursuant to, any of the Bridge Media Benefit Plans, (iii) limit or restrict the right of Bridge Media or its applicable Affiliates and, after the consummation of the transactions contemplated hereby, Newco, to merge, amend or terminate any of the material Bridge Media Benefit Plans, or (iv) result in the payment of any amounts that would not be deductible under Section 280G of the Code or result in the payment of any amounts subject to an excise tax under Section 4999 of the Code. Neither Bridge Media nor any of its applicable Affiliates has an obligation to gross-up, indemnify or otherwise reimburse any current or former Bridge Media Personnel for any Tax incurred by such individual, including under Section 409A or 4999 of the Code.

(f) Neither Bridge Media nor any of its applicable Affiliates has any material liability in respect of, and no Bridge Media Benefit Plan provides or promises, any post-employment or retirement health, medical or hospitalization or similar benefits (whether insured or self-insured) for any current or former Bridge Media Personnel providing services to Bridge Media, except as required under Section 4980B of the Code or other Applicable Law.

(g) There has been no amendment to, written interpretation or announcement (whether or not written) by Bridge Media or its applicable Affiliates relating to, or change in employee participation or coverage under, a Bridge Media Benefit Plan which would increase materially the expense of maintaining such Bridge Media Benefit Plan above the level of the expense incurred in respect thereof for the most recently completed fiscal year.

(h) Neither Bridge Media nor any of its applicable Affiliates is a party to or subject to, nor is it currently negotiating in connection with entering into or amending, any collective bargaining agreement or other Contract or understanding with a labor or trade union, works council or similar organization. Since January 1, 2021, there has not been any labor disputes or any actual or threatened strikes, work stoppages, slowdowns, lockouts, or organizational campaign, petition, demand for recognition, or other union activity seeking to represent a collective bargaining unit of any Bridge Media Personnel. There are no unfair labor practice grievances or complaints pending or threatened against Bridge Media or its applicable Affiliates before the National Labor Relations Board or any other Governmental Authority or any pending request for union recognition involving Bridge Media Personnel. There is no, and since January 1, 20121, there has not been any, labor strike, slowdown or stoppage pending or threatened by current or former Bridge Media Personnel against Bridge Media. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for Bridge Media to enter into this Agreement or to consummate any of the transactions contemplated hereby.

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(i) Since January 1, 2021, Bridge Media and its applicable Affiliates have been in compliance with all Applicable Laws relating to labor, employment and employment practices with respect to current and former Bridge Media Personnel, including all Employment Laws, except for failures to comply or violations that would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media. Except as would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media, since January 1, 2021, there have not been any pending or, to the knowledge of Simplify, threatened Actions against Bridge Media or its applicable Affiliates (with respect to the Bridge Media Business) by or before any Governmental Authority relating to any violations or failures by Bridge Media or such Affiliate to comply with any applicable Employment Laws.

(j) Since January 1, 2021, Bridge Media and its applicable Affiliates (with respect to the Bridge Media Business) have not effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Bridge Media, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Bridge Media, and Bridge Media and such Affiliates have not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. No employee providing services to Bridge Media has suffered an “employment loss” (as defined in the WARN Act) within the past six (6) months.

(k) Each Bridge Media Personnel is (i) a United States citizen, (ii) a United States national, (iii) a lawful permanent resident of the United States or (iv) an alien authorized to work in the United States either specifically for Bridge Media or one of its Affiliates or for any United States employer. Bridge Media or one of its Affiliates has completed a Form I-9 (Employment Eligibility Verification) for each employee hired by Bridge Media or one of its Affiliates, and each such Form I-9 has since been updated as required by Applicable Law and, to the knowledge of Bridge Media, is correct and complete.

(l) Bridge Media and each of its Affiliates (i) has taken reasonable steps to properly classify and treat all employees as “employees” and all independent contractors as “independent contractors”, (ii) has taken reasonable steps to properly classify and treat all employees as “exempt” or “nonexempt” from overtime requirements under Applicable Law, (iii) has maintained legally adequate records regarding the service of all of their employees, including, where required by Applicable Law, records of hours worked, (iv) is not delinquent in any material payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid, (v) has withheld, remitted, and reported all material amounts required by Applicable Law or by Contract to be withheld, remitted, and reported with respect to wages, salaries and other payments to any current or former independent contractors or employees, and (vi) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(m) Since January 1, 2021, no allegation, complaint, charge, or claim of harassment on the basis of gender, sex or race, sexual assault, sexual misconduct, gender discrimination, racial or ethnic discrimination has been made against any Person who is or was an officer, director, manager or supervisory-level Bridge Media Personnel, and none of Bridge Media or such Affiliates has entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any similar contract with respect to any such allegation, complaint, charge, or claim.

(n) Simplify has made available to Arena a complete and accurate list, as of the date specified therein, of each Bridge Media Personnel as of the date hereof, listed by their employee number, if any, and title, without listing their names, and including their salaries (if classified as exempt), wage rates (if classified as non-exempt), commissions, bonus targets, overtime entitlement and accrual, location of employment (country, state, and province, as applicable), status as full-time or part-time, exemption status under the Fair Labor Standards Act (as applicable), employing entity and hire date, annual vacation entitlement in days and accrued and unused vacation days, and any other paid time-off entitlement in days and accrued and unused days of such paid time-off. Simplify has made available to Arena a complete and accurate list, as of the date specified therein, of the name of each Bridge Media Personnel that is providing services as an independent contractor or consultant of Bridge Media or of any of its Affiliates, together with such individual’s compensation arrangement and whether such individual has entered into a written agreement regarding his or her contractor engagement. Except as set forth in Section 4.17(n) of the Bridge Media Disclosure Schedule, the employment of each Bridge Media Personnel is terminable at will by Bridge Media or by any of its applicable Affiliates without any penalty, liability, or severance obligation incurred by Bridge Media or any of its Affiliates.

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Section 4.18 Material Contracts.

(a) Section 4.18(a) of the Bridge Media Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following Contracts to which Bridge Media is a party or by which it is bound (each such Contract listed or required to be so listed, and each of the following Contracts to which Bridge Media becomes a party or by which it becomes bound after the date of this Agreement, a “Bridge Media Material Contract”):

(i) any Contract pursuant to which Bridge Media (A) incurred aggregate payment obligations, or (B) received (or had the right to receive) aggregate payments, in excess of $250,000 during the twelve-month period ended June 30, 2023;

(ii) any Contract that (A) limits or purports to limit, in any material respect, the freedom of Bridge Media to engage or compete in any line of business, market or field or with any Person or in any geographic area or that would so limit or purport to limit, in any material respect, the freedom of Newco, the Bridge Media Surviving Company, the Arena Surviving Corporation or any of their respective Subsidiaries after the Closing or (B) contains any exclusivity or material “most favored nation” obligations, material rights of first refusal, material rights of first offer, material put or call rights or other restrictions or similar provisions that are binding on Bridge Media (or, after the Bridge Media Effective Time, that would be binding on Newco, the Bridge Media Surviving Company, the Arena Surviving Corporation or any of their respective Subsidiaries);

(iii) promissory notes, loan agreements, indentures, evidences of indebtedness or other Contracts providing for or relating to the lending or borrowing of money (including guarantees by Bridge Media) in excess of $1,500,000 individually and $3,000,000 in the aggregate;

(iv) any joint venture, profit-sharing, partnership, stockholders, investors rights, registration rights or similar Contract;

(v) any Contracts or series of related Contracts relating to the acquisition or disposition of the business, assets or securities of any Person or any business for a price in excess of $2,500,000 (in each case, whether by merger, sale of stock, sale of assets or otherwise), entered into since January 1, 2021 or that contain any material indemnification obligation of Bridge Media or any “earnout” or other material contingent payment obligation that is an outstanding obligation of Bridge Media as of the date hereof;

(vi) any Contracts or other transactions with any (A) executive officer or director of Bridge Media or (B) affiliates or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such executive officer or director;

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(vii) any material Contract pursuant to which Bridge Media (A) grants any license, right to use or covenant not to sue with respect to any Bridge Media Intellectual Property (other than non-exclusive licenses granted to customers in the ordinary course of business on Bridge Media’s standard form of customer agreement without material deviation) or (B) obtains any license, right to use or covenant not to sue with respect to any Intellectual Property owned by any other Person (other than non-exclusive licenses to commercial off-the-shelf software which are generally available on non-discriminatory pricing terms);

(viii) any Bridge Media Material Lease;

(ix) any material Contract relating to the development by or acquisition of Intellectual Property from any other Person, including any material Contract related to content creation;

(x) any Contract with any on-air talent;

(xi) any material affiliation Contracts with television stations or television networks;

(xii) any material OTT, CTV, MVPD, cable or other distribution channel Contracts; and

(xiii) any Contracts or other transactions between Bridge Media, on the one hand, and Simplify, Bridge News, 5-Hour or their respective Affiliates, on the other hand.

(b) Simplify has made available to Arena a true and complete copy of each Bridge Media Material Contract. All of the Bridge Media Material Contracts are, subject to the Enforceability Exceptions, valid and binding obligations of Bridge Media and, to the knowledge of Simplify, each of the other parties thereto, and in full force and effect and enforceable in accordance with their respective terms against Bridge Media and, to the knowledge of Simplify, each of the other parties thereto, except where the failure to be valid and binding obligations and in full force and effect and enforceable would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media. To the knowledge of Simplify, no Person is seeking to terminate or challenge the validity or enforceability of any Bridge Media Material Contract, except such terminations or challenges which would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media. Neither Bridge Media nor, to the knowledge of Simplify, any of the other parties thereto, has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of, and Bridge Media has not received written notice that it has violated or defaulted under, any Bridge Media Material Contract, except for those violations and defaults (or potential defaults) which would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media.

Section 4.19 Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Bridge Media who might be entitled to any fee or commission from Bridge Media upon consummation of the Transactions.

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Section 4.20 Insurance.

(a) Section 4.20(a) of the Bridge Media Disclosure Schedule sets forth, with respect to each currently in-force material insurance policy under which Bridge Media is an insured (the “Bridge Media Insurance Policies”), (i) the names of the insurer and the policyholder, (ii) the policy number, and (iii) the policy period, coverage line and amount of coverage.

(b) With respect to each Bridge Media Insurance Policy, except as would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media, (i) the Bridge Media Insurance Policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and is in full force and effect, (ii) to the knowledge of Simplify, Bridge Media is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the Bridge Media Insurance Policy, (iii) to the knowledge of Simplify, no insurer has been declared insolvent or placed in receivership, conservatorship or liquidation, (iv) the limits of the Bridge Media Insurance Policy are sufficient to comply with the Bridge Media Material Contracts, (v) all premiums due and payable have been timely paid in full, and (vi) no written notice of denial of claim, termination or cancellation has been received by Bridge Media.

Section 4.21 Environmental Matters. Except as would not reasonably be expected to be, individually or in the aggregate, material to Bridge Media: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Action (or, to the knowledge of Simplify, any basis therefor) or, to the knowledge of Simplify, investigation is pending or, to the knowledge of Simplify, is threatened by any Governmental Authority or other Person (x) relating to Bridge Media and (y) relating to or arising out of any Environmental Law; and (ii) to the knowledge of Simplify, Bridge Media is and has been in compliance with all Environmental Laws and all its Environmental Permits.

Section 4.22 No Other Representations and Warranties.

(a) Except for the representations and warranties expressly made by Simplify in this Article 4 and Article 5 and by Simplify or 5-Hour in the other Transaction Documents, none of Simplify, 5-Hour or any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Simplify, 5-Hour, Bridge Media or any of their respective Affiliates, or the accuracy or completeness of any information regarding Simplify, 5-Hour, Bridge Media or any of their respective Affiliates or any other matter furnished or provided to Arena or made available to Arena in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions. Simplify and its Affiliates disclaim any other representations or warranties, whether made by Simplify or any of its Affiliates or any of their respective Representatives. Simplify acknowledges and agrees that, except for the representations and warranties expressly made by Arena in Article 3 and the other Transaction Documents, neither Arena nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Arena or its Subsidiaries, or the accuracy or completeness of any information regarding Arena or its Subsidiaries or any other matter furnished or provided to Simplify, Bridge Media or 5-Hour or made available to Simplify, Bridge Media or 5-Hour in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, and reliance on any representations, warranties, statements, omissions, information or matters furnished or provided, other than the representations and warranties expressly made by Arena in Article 3 and the other Transaction Documents, is hereby expressly disclaimed by Simplify. Notwithstanding the foregoing, nothing in this Agreement shall limit any party’s remedies in the case of actual fraud.

(b) None of the representations or warranties made by Simplify in this Article 4 or Article 5 contains or will contain at Closing any untrue statement of material fact, or omits or will omit at Closing, to state any material fact necessary in order to make the statements herein, in light of the circumstances under which made, not misleading.

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Article 5
Representations and Warranties of Simplify

Subject to Section 12.05, except as set forth in the Bridge Media Disclosure Schedule, Simplify represents and warrants to Arena, as of the date hereof and as of the Closing Date, that:

Section 5.01 Corporate Existence and Power. Simplify is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all limited liability company powers and authority required to carry on its business as now conducted. Simplify is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Simplify to perform any of its obligations under this Agreement and the other Transaction Documents to which it is or will be a party or to consummate any of the Transactions. Simplify has heretofore made available to Arena true and complete copies of the Organizational Documents of Simplify as currently in effect.

Section 5.02 Corporate Authorization. Simplify has the requisite limited liability company powers and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the Transactions. The execution, delivery and performance by Simplify of this Agreement and the consummation by Simplify of the transactions contemplated hereby are within Simplify’s limited liability company powers and have been duly authorized by all necessary limited liability company action on the part of Simplify. The execution, delivery and performance of each other Transaction Document to which Simplify is or will be a party by Simplify, and the consummation of the transactions contemplated thereby, are within Simplify’s limited liability company powers and have been, or will be prior to their execution, delivery and performance, duly authorized by all necessary limited liability company action on the part of Simplify. Assuming due and valid execution by each party hereto, this Agreement constitutes a valid and binding agreement of Simplify, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions. Assuming due and valid execution by each party thereto, each other Transaction Document to which Simplify is or will be a party constitutes or, upon the execution and delivery thereof by Simplify, shall constitute, a valid and binding agreement of Simplify, enforceable against Simplify in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.03 Governmental Authorization. The execution, delivery and performance by Simplify of the Transaction Documents to which it is or will be a party and the consummation by Simplify of the Transactions require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (i) the filing of the Bridge Media Delaware Certificate of Merger and the Arena Certificate of Merger with the Delaware Secretary of State, the Bridge Media Michigan Certificate of Merger with the Michigan Department of Licensing and Regulatory Affairs and appropriate documents with the relevant authorities of other states in which Simplify is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any other Antitrust Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, any other applicable state or federal securities laws and the rules and regulations of NYSE American, (iv) in connection with the filing of the Proxy Statement/Prospectus and the Registration Statement with the SEC and (v) any action, Filing or Consent the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Simplify to perform any of its obligations under this Agreement and the other Transaction Documents to which it is or will be a party or to consummate any of the Transactions.

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Section 5.04 Non-contravention. The execution, delivery and performance by Simplify of the Transaction Documents to which it is or will be a party and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Simplify, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, or (iii) assuming compliance with the matters referred to in Section 5.03, require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit or result in, or give rise to a right of, termination, cancellation, first offer, first refusal, acceleration or other change of any right or obligation or the loss, limitation or impairment of any benefit to which Simplify is entitled under any provision of any material Contract of Simplify, with only such exceptions, in the case of each of clauses (ii) through (iii), as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Simplify to perform any of its obligations under this Agreement and the other Transaction Documents to which it is or will be a party or to consummate any of the Transactions.

Section 5.05 Litigation. There is no Action or, to the knowledge of Simplify, investigation pending against, or, to the knowledge of Simplify, threatened against or affecting, Simplify, before (or, in the case of threatened investigations or Actions, would be before) or by any Governmental Authority, arbitrator or other Person, that would adversely affect the ability of Simplify to perform any of its obligations under this Agreement and the other Transaction Documents to which it is or will be a party or to consummate any of the Transactions.

Section 5.06 Disclosure Documents. The information supplied by Simplify for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Simplify for inclusion in the Proxy Statement/Prospectus (or any amendment or supplement thereto) shall not, on the date the Proxy Statement/Prospectus (and any amendments or supplements thereto) is first mailed to the stockholders of Arena or at the time of the Arena Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.07 Ownership of Company Common Stock. Other than as a result of this Agreement, the other Transaction Documents or the Letter of Intent, none of Simplify or any of its “affiliates” or “associates” is, or has been at any time during the last three years, an “interested stockholder” of Arena (in each case, as such quoted terms are defined under Section 203 of Delaware Law). As of the date hereof, Simplify and its “affiliates” or “associates” own no shares of Arena Common Stock.

Section 5.08 Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Simplify or its Affiliates who might be entitled to any fee or commission from Simplify or its Affiliates upon consummation of the Transactions.

Section 5.09 Financing. Simplify and 5-Hour (together with their respective Affiliates) have, or will have at the closing of the Preferred Stock Financing or the closing of the Common Stock Financing, as applicable, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to fund the Preferred Stock Financing Amount or the Common Stock Financing Amount, as applicable.

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Article 6
Covenants of Arena

Arena agrees that:

Section 6.01 Conduct of Arena. From the date hereof until the earlier of the Arena Effective Time and the valid termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), except (i) as otherwise expressly contemplated by this Agreement, (ii) as required by any Applicable Law or requested by any Governmental Authority (including any COVID-19 Measures), (iii) as set forth in Section 6.01 of the Arena Disclosure Schedule or (iv) with the prior written consent of Simplify (not to be unreasonably withheld, conditioned or delayed) (collectively, the “Arena Permitted Actions”), Arena shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (x) conduct their businesses in the ordinary course consistent with past practice and (y) maintain and preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, publishers, advertisers, distributors, licensors, licensees and others having business dealings with it. Without limiting the generality of the foregoing, during the Pre-Closing Period, except for the Arena Permitted Actions, Arena shall not, and shall cause its Subsidiaries not to:

(a) amend its Organizational Documents (whether by merger, consolidation or otherwise);

(b) (i) merge or consolidate with any other Person, (ii) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any business or division thereof or any assets, securities or property thereof, other than acquisitions of assets, securities or property in the ordinary course of business consistent with past practice in an amount not to exceed $1,500,000 individually or $3,000,000 in the aggregate, or (iii) adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization, restructuring or other reorganization;

(c) (i) split, combine, subdivide, change, exchange or reclassify any Arena Securities (whether by merger, consolidation or otherwise), (ii) amend any term or alter any rights of any Arena Securities or Arena Subsidiary Securities (in each case, whether by merger, consolidation or otherwise), (iii) declare, set aside or pay or make any dividend or any other distribution (whether in cash, stock, property or any combination thereof) in respect of any Arena Securities or Arena Subsidiary Securities (in the case of this clause (iii), other than dividends or distributions by a wholly owned Subsidiary of Arena to Arena or another wholly owned Subsidiary of Arena), or (iv) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Arena Securities or Arena Subsidiary Securities (other than pursuant to the terms of Arena Equity Awards in accordance with the terms of the governing plans and applicable award agreements);

(d) (i) issue, grant, deliver or sell, or authorize the issuance, grant, delivery or sale of, any Arena Securities or Arena Subsidiary Securities, other than the issuance of any shares of Arena Common Stock upon the exercise or settlement of Arena Equity Awards in accordance with the terms of the governing plans and applicable award agreements, or (ii) grant any Arena Equity Awards or any other equity or equity-based awards or discretionarily accelerate the vesting or payment of any Arena Equity Awards, in each case other than in the ordinary course of business consistent with past practice;

(e) incur any capital expenditures or any obligations or other Liabilities in respect thereof, except for any capital expenditures not to exceed $2,000,000 in the aggregate;

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(f) sell, lease, sublease, license, sublicenses, transfer, abandon or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise) or permit to lapse, any assets, securities, interests, businesses or property, other than (i) sales, leases, subleases, licenses and sublicenses of assets to the customers and business partners of Arena or its Subsidiaries, in each case, in the ordinary course of business consistent with past practice, (ii) sales of inventory and dispositions of obsolete assets, in each case, in the ordinary course of business consistent with past practice, and (iii) dispositions of assets, securities, interests, businesses or property for fair market value in an aggregate amount not to exceed $2,000,000 in the aggregate;

(g) incur, redeem, repurchase, prepay, cancel, assume, or guarantee or repurchase (in each case, whether evidenced by a note or other instrument, pursuant to an issuance of debt securities, financing lease, sale-leaseback transaction or otherwise), any indebtedness for borrowed money, or issue or sell any debt securities or rights to acquire any debt securities (directly, contingently or otherwise), other than (i) any indebtedness under the Arena Credit Agreement or the Arena Note Purchase Agreement, (ii) any indebtedness under any letters of credit or other credit support (or similar instruments) issued in the ordinary course of business consistent with past practice, (iii) any indebtedness of Arena owing to any of its Subsidiaries and of any Subsidiary of Arena owing to Arena or any other Subsidiary of Arena, any other indebtedness incurred pursuant to agreements in effect prior to the execution of this Agreement and made available to Simplify prior to the date hereof, (iv) any indebtedness incurred to replace, renew, extend, refinance or refund any of the foregoing (including undrawn commitments thereunder) (plus unpaid accrued interest thereon, and underwriting discounts, fees, commissions and expenses associated with such replacement, renewal, extension, refinancing or refunding) or (v) any indebtedness for borrowed money incurred in the ordinary course of business not to exceed $500,000;

(h) make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) between Arena and its wholly owned Subsidiaries or among the wholly owned Subsidiaries of Arena or (ii) in the ordinary course of business consistent with past practice;

(i) create or incur any Lien (except for a Permitted Lien) on any material asset;

(j) other than in the ordinary course of business consistent with past practice, enter into any Arena Material Contract or terminate, renew, extend or amend in any material respect any Arena Material Contract or waive, release or assign any material rights, claims or benefits thereunder, except for any amendment, restatement, replacement (whether upon or after termination or otherwise, and whether with the original lenders or otherwise) refinancing, supplement or modification of indebtedness under the Arena Credit Agreement or Arena Note Purchase Agreement;

(k) except as required by Applicable Law or the terms of any collective bargaining agreement or Arena Benefit Plan in effect as of the date hereof, (i) grant or increase any severance, termination, change in control, retention or transaction bonus (or amend any agreement or arrangement providing for any of the foregoing), (ii) establish, adopt, materially amend or terminate any Arena Benefit Plan or any collective bargaining or similar agreement with any labor or trade union, works council or other employee representative, other than in the ordinary course of business consistent with past practice, or (iii) increase the compensation, bonus or other benefits payable to any Arena Employee or other service provider, other than in the ordinary course of business consistent with past practice;

(l) change methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

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(m) (i) make, change or revoke any material Tax election; (ii) change any annual Tax accounting period; (iii) change or revoke any material method of Tax accounting; (iv) amend any material Tax Return; (v) enter into any material closing or similar agreement with respect to Taxes; (vi) extend or waive, or agree to extend or waive, any statute of limitation with respect to the assessment, determination or collection of material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business); or (vii) settle or compromise any Action or investigation relating to material Taxes;

(n) settle or compromise, or offer or propose to settle or compromise, (i) any Action or investigation, whether pending or threatened, involving or against Arena or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice (provided, that any individual settlement or compromise or any series of related settlements or compromises involving payments by Arena and its Subsidiaries in excess of $1,000,000 individually or $3,000,000 in the aggregate (in each case, net of any amounts that may be paid under one or more existing insurance policies) or providing for any non-monetary relief shall be deemed not to be in the ordinary course of business), (ii) any Transaction Litigation or (iii) any Action initiated by a stockholder of Arena in their capacity as such;

(o) disclose to any third party, other than to employees, independent contractors, representatives or agents of Arena or any of its Subsidiaries, or other third parties (including customers) in the ordinary course of business consistent with past practice, bound by written confidentiality agreements, any material Trade Secrets or source code included in the Arena Intellectual Property;

(p) materially reduce the amount of insurance coverage or fail to renew or maintain any material existing Arena Insurance Policies;

(q) amend any Arena Permits in a manner that adversely impacts Arena’s ability to conduct its business in any material respect, or terminate or allow to lapse any material Arena Permits; or

(r) agree, resolve or commit to do any of the foregoing.

Section 6.02 Arena Stockholder Meeting.

(a) Arena shall, in consultation with Simplify, take all action necessary under Applicable Law and Arena’s Organizational Documents to cause a special meeting of its stockholders (together with any adjournment or postponement thereof permitted by Section 6.02(b), the “Arena Stockholder Meeting”) to be duly called and held as soon as reasonably practicable (but in no event later than 45 days) after the Registration Statement is declared effective under the 1933 Act for the purpose of obtaining the Arena Stockholder Approval (and any separate or unbundled proposals to the extent required to implement the foregoing or as requested by the SEC). Subject to Section 6.03, Arena shall (i) through the Board of Directors of Arena, recommend approval and adoption of this Agreement by Arena’s stockholders and include the Arena Board Recommendation in the Proxy Statement/Prospectus, (ii) in consultation with Simplify, set a record date for determining Persons entitled to notice of, and vote at, the Arena Stockholder Meeting, (iii) use its reasonable best efforts to cause the definitive Proxy Statement/Prospectus to be mailed to its stockholders entitled to vote at the Arena Stockholder Meeting, (iv) solicit proxies in favor of the proposal to adopt this Agreement from the stockholders of Arena, and use its commercially reasonable efforts to obtain (which may include hiring a proxy solicitor), the Arena Stockholder Approval at the Arena Stockholder Meeting (including any adjournment or postponement thereof) and (v) otherwise comply with all Applicable Law with respect to the Arena Stockholder Meeting.

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(b) Arena shall not, without the prior written consent of Simplify (such consent not to be unreasonably withheld, conditioned or delayed), adjourn, postpone or otherwise delay the Arena Stockholder Meeting; provided, however, that, notwithstanding the foregoing provisions of this Section 6.02(b), Arena may postpone or adjourn the Arena Stockholder Meeting (i) if the Board of Directors of Arena determines in good faith, after consultation with outside counsel, that such postponement or adjournment is necessary under Applicable Law to allow reasonable additional time for the filing with the SEC and delivery to Arena’s stockholders of any supplemental or amended disclosure, (ii) if the Board of Directors of Arena determines in good faith, after consultation with outside counsel, that such postponement or adjournment is required by Applicable Law or (iii) if, on the date of the Arena Stockholder Meeting, the Board of Directors of Arena determines in good faith, after consultation with Simplify, that Arena has not received proxies representing a sufficient number of shares of Arena Common Stock to obtain the Arena Stockholder Approval (whether or not a quorum is present) or that Arena will not have sufficient shares of Arena Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Arena Stockholder Meeting (provided, however, that the Arena Stockholder Meeting shall not be postponed or adjourned to a date that is (x) more than 30 days after the date for which the Arena Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by Applicable Law) or (y) more than 120 days from the record date for the Arena Stockholder Meeting). Notwithstanding the foregoing provisions of this Section 6.02(b), if, on the date of the Arena Stockholder Meeting, Simplify determines, in good faith, that Arena has not received proxies representing a sufficient number of shares of Arena Common Stock to obtain the Arena Stockholder Approval, Simplify may request Arena to adjourn or postpone the Arena Stockholder Meeting and upon such written request of Simplify, Arena shall adjourn or postpone the Arena Stockholder Meeting until such date as shall be mutually agreed upon by Arena and Simplify, which date shall be not less than five days nor more than ten days after the date of adjournment or postponement (but at least two Business Days prior to the End Date), and subject to Section 6.03, shall continue to use commercially reasonable efforts to solicit proxies from stockholders relating to the Arena Stockholder Approval. Arena shall coordinate with Simplify regarding the record date and the meeting date for the Arena Stockholders Meeting. Without limiting the generality of the foregoing, (A) Arena’s obligation to call, give notice of and hold the Arena Stockholder Meeting in accordance with this Section 6.02 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Arena Acquisition Proposal or Superior Proposal and (B) this Agreement shall be submitted to Arena’s stockholders at the Arena Stockholder Meeting for the Arena Stockholder Approval whether or not a Change in Board Recommendation shall have occurred.

Section 6.03 No Solicitation; Other Offers.

(a) General Prohibitions. During the Pre-Closing Period, except as otherwise set forth in this Section 6.03, neither Arena nor any of its Subsidiaries nor any of their respective officers and directors shall, and Arena shall instruct and shall use its reasonable best efforts to cause its and its Subsidiaries’ respective Representatives and employees not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission or announcement of any Arena Acquisition Proposal, (ii) enter into or participate in any discussions (other than to request clarification of an unsolicited Arena Acquisition Proposal for purposes of assessing whether such Arena Acquisition Proposal is or is reasonably likely to result in a Superior Proposal) or negotiations with, furnish any information relating to Arena or any of its Subsidiaries or afford access to the business, properties, assets, personnel, books or records of Arena or any of its Subsidiaries to, otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party in connection with an Arena Acquisition Proposal or an offer, proposal or inquiry that could reasonably be expected to lead to an Arena Acquisition Proposal, (iii) fail to make, or withdraw or modify in a manner adverse to Simplify, the Arena Board Recommendation (it being understood that any failure to publicly (A) if a tender or exchange offer for Arena Common Stock that constitutes an Arena Acquisition Proposal is commenced, recommend against such Arena Acquisition Proposal within ten Business Days after the commencement of such Arena Acquisition Proposal, or (B) reaffirm the Arena Board Recommendation within ten Business Days after written request by Simplify to do so will be treated as a withdrawal of the Arena Board Recommendation; provided, that Simplify shall be entitled to make such a written request for reaffirmation only once for each Arena Acquisition Proposal and once for each material amendment to such Arena Acquisition Proposal) or recommend an Arena Acquisition Proposal (any of the foregoing in this clause (iii), a “Change in Board Recommendation”), (iv) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of Delaware Law or (v) approve, adopt, recommend, agree to or enter into, or publicly propose to approve, adopt, recommend, agree to or enter into, any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar agreement, commitment or instrument relating to an Arena Acquisition Proposal. It is agreed that any violation of the restrictions on Arena set forth in this Section 6.03(a) by any officer, director or employee of Arena or any of its Subsidiaries, and any violation of such restrictions by a Representative of Arena or any of its Subsidiaries acting on behalf of Arena or any of its Subsidiaries with the knowledge of Arena or resulting from actions directed or authorized by Arena or any of its Subsidiaries or any of their respective officers, directors or employees, shall be deemed to constitute a breach of this Section by Arena.

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(b) Definitions.

(i) “Arena Acquisition Proposal” means any inquiry, indication of interest, proposal or offer from any Person or “group” (as defined in the 1934 Act) of Persons (other than Simplify) relating to any Arena Acquisition Transaction.

(ii) “Arena Acquisition Transaction” means, in a single transaction or series of related transactions, (A) any (1) direct or indirect acquisition or purchase of any assets or business of Arena (including securities, assets or business of any Subsidiaries of Arena) equal to 20% or more of Arena’s and its Subsidiaries’ consolidated assets or to which 20% or more of Arena’s and its Subsidiaries’ revenues or earnings on a consolidated basis are attributable, or (2) direct or indirect acquisition or issuance of securities representing 20% or more of any class of equity securities of Arena, (B) any tender offer or exchange offer, as defined pursuant to the 1934 Act, that, if consummated, would result, directly or indirectly, in any Person or group of Persons (or the shareholders of any Person or group of Persons) beneficially owning, directly or indirectly, securities representing 20% or more of the outstanding voting power of Arena, (C) any merger, consolidation, business combination, share exchange, recapitalization or other similar transaction involving Arena that would result in any Person or group of Persons (or the shareholders of any Person or group of Persons) beneficially owning, directly or indirectly, securities representing 20% or more of the outstanding voting power of Arena or 20% or more of the voting power of the surviving entity in a merger or consolidation involving Arena or the resulting direct or indirect parent of Arena or such surviving or resulting entity (or any securities convertible into, or exercisable or exchangeable for, securities representing such voting power), (D) any joint venture or other strategic investment in or involving Arena or any of its Subsidiaries, including any third party financing, investment in or recapitalization of Arena or any of its Subsidiaries, or (E) any combination of the foregoing.

(iii) “Superior Proposal” means a bona fide, unsolicited written Arena Acquisition Proposal (with all references to 20% in the definition of Arena Acquisition Transaction being treated as references to 50% for these purposes) that (A) was not obtained or made as a direct or indirect result of a breach or violation of this Agreement (including this Section 6.03) and (B) is on terms and conditions that the Board of Directors of Arena determines in good faith, after consultation with Arena’s financial advisors and outside legal counsel, and considering such factors as the Board of Directors of Arena considers to be relevant in good faith (including the likelihood of consummation thereof and the financing terms thereof), to be (1) more favorable to the stockholders of Arena from a financial point of view than the Transactions and (2) reasonably capable of being completed in accordance with its terms, in each case, taking into account all financial, regulatory, legal and other aspects of the proposal (after taking into account any proposal by Simplify to amend the terms of this Agreement pursuant to Section 6.03(e)).

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(c) Superior Proposal. Notwithstanding Section 6.03(a), at any time prior to the obtainment of the Arena Stockholder Approval (and in no event thereafter):

(i) Subject to Arena’s compliance in all material respects with Section 6.03(a), at any time prior to obtaining the Arena Stockholder Approval at the Arena Stockholder Meeting, Arena may (A) engage in negotiations or discussions with any Third Party and its Representatives that has made after the date of this Agreement a bona fide, written Arena Acquisition Proposal (which is not withdrawn) if (x) neither Arena nor any of its Representatives shall have breached this Section 6.03 in any material respect with respect to such Arena Acquisition Proposal and (y) the Board of Directors of Arena determines in good faith, after consultation with Arena’s financial advisors and outside legal counsel, that such Arena Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal and (B) furnish to such Third Party or its Representatives non-public information relating to Arena or any of its Subsidiaries pursuant to a confidentiality agreement with such Third Party with terms in all material respects no less restrictive in the aggregate to such Third Party than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit the making, or amendment, of an Arena Acquisition Proposal and shall not include any term that would prevent Arena from complying with its obligations under this Agreement); provided, that (1) Arena gives Simplify written notice of the identity of such Third Party and Arena’s intention to furnish information to such Third Party prior to providing such information to such Third Party and (2) all such information (to the extent that such information has not been previously provided or made available to Simplify) is provided or made available to Simplify or its Representatives prior to or promptly (and in any event within 24 hours) following the time it is provided or made available to such Third Party; and

(ii) Subject to compliance with Section 6.03(d) and Section 6.03(e), at any time prior to obtaining the Arena Stockholder Approval at the Arena Stockholder Meeting, the Board of Directors of Arena may make a Change in Board Recommendation following receipt of a bona fide, written Arena Acquisition Proposal (which is not withdrawn) if (A) neither Arena nor any of its Representatives shall have breached this Section 6.03 in any material respect with respect to such Arena Acquisition Proposal and (B) the Board of Directors of Arena determines in good faith, after consultation with Arena’s financial advisors and outside legal counsel, that such Arena Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal; but in each case referred to in the foregoing clauses (i) and (ii), only if the Board of Directors of Arena determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law.

In addition, nothing contained in this Agreement shall prevent the Board of Directors of Arena (or any committee thereof) from (x) complying with Rule 14e-2(a) under the 1934 Act with regard to an Arena Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 6.03; provided, that any such action taken or statement made that relates to an Arena Acquisition Proposal shall be deemed to be a Change in Board Recommendation unless the Board of Directors of Arena expressly reaffirms the Arena Board Recommendation in such statement or in connection with such action, (y) making a customary “stop-look-and-listen” communication pursuant to Rule 14d-9(f) under the 1934 Act (or substantially similar communication) or (z) making any other disclosure that the Board of Directors of Arena (or any committee thereof) determines in good faith, after consultation with outside counsel, is required by Applicable Law and that does not constitute a Change in Board Recommendation; provided, further, that this paragraph shall not permit the Board of Directors of Arena to make a Change in Board Recommendation except to the extent permitted by Section 6.03(c)(ii).

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(d) Required Notices. Arena shall notify Simplify promptly (but in no event later than 24 hours) after receipt by Arena (or any of its Subsidiaries or its or their respective Representatives) of (i) any Arena Acquisition Proposal, (ii) any bona fide indication that a Third Party intends to make an Arena Acquisition Proposal or (iii) any request for information relating to Arena or any of its Subsidiaries or for access to the business, properties, assets, personnel, books or records of Arena or any of its Subsidiaries by any Third Party that has given any bona fide indication to Arena (any of its Subsidiaries or its or their respective Representatives) that it intends to make, or has made, an Arena Acquisition Proposal. Such notice shall identify the Third Party making, and include a summary of the material terms and conditions of, any such Arena Acquisition Proposal, indication or request, in each case subject to any existing confidentiality restrictions in place as of the date hereof. Arena shall keep Simplify reasonably informed, on a reasonably current basis, of the status and details of any such Arena Acquisition Proposal, indication or request. Any material amendment to any Arena Acquisition Proposal will be deemed to be a new Arena Acquisition Proposal for purposes of Arena’s compliance with this Section 6.03(d).

(e) Last Look. Notwithstanding Section 6.03(c)(ii), the Board of Directors of Arena shall not make a Change in Board Recommendation unless (i) Arena promptly notifies Simplify, in writing at least four Business Days (it being understood and agreed that any amendment to the financial terms or other material terms of a Superior Proposal shall require a new written notification from Arena and a new notice period under this Section 6.03(e), except that such new notice period shall be for three Business Days (as opposed to four Business Days)) before taking that action, of its intention to do so, attaching the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the Third Party making such Superior Proposal, (ii) during such four or three Business Day period, as applicable, if requested by Simplify, Arena shall, and shall cause its Representatives to, negotiate with Simplify in good faith to make such revisions or adjustments to the terms and conditions of this Agreement as may be offered in writing by Simplify so that the applicable Arena Acquisition Proposal ceases to constitute a Superior Proposal, and (iii) at the end of such four or three Business Day period, as applicable, the Board of Directors of Arena, after considering in good faith, in consultation with Arena’s financial advisors and outside legal counsel, any revisions or adjustments to the terms and conditions of this Agreement offered in writing by Simplify within such four or three Business Day period, as applicable, continues to determine in good faith, after consultation with Arena’s financial advisors and outside legal counsel, that such Arena Acquisition Proposal constitutes a Superior Proposal and the failure to make such Change in Board Recommendation would be inconsistent with its fiduciary duties under Applicable Law.

(f) Obligation to Terminate Existing Discussions. Arena shall, and shall cause its Subsidiaries and its and their officers, directors and employees, and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Arena Acquisition Proposal. Arena shall promptly request that each Third Party, if any, that has executed a confidentiality agreement in connection with its consideration of any Arena Acquisition Proposal that remains in effect as of the date hereof return or destroy all confidential information heretofore furnished to such Person by or on behalf of Arena or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information).

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Section 6.04 Stock Exchange Listing. Newco shall use its reasonable best efforts to cause the shares of Newco Common Stock to be issued as part of the Bridge Media Consideration and the Arena Merger Consideration to be approved for quotation on NYSE or NYSE American as promptly as reasonably practicable after the date of this Agreement, and in any event as of immediately following the Arena Effective Time, subject to official notice of issuance. In furtherance of the foregoing, Newco shall apply for the “AREN” ticker symbol with NYSE or NYSE American. On or prior to the Closing, if Newco or any of its Affiliates receives any written or oral notice from NYSE that Newco has failed, or would reasonably be expected to fail, to meet the NYSE or NYSE American listing requirements as of the Closing for any reason (such notice, a “NYSE Notice”), then Newco shall give prompt written notice of such stock exchange notice to Simplify, including a copy of any written NYSE Notice or a summary of any oral NYSE Notice.

Section 6.05 Newco Board of Directors. Prior to the Arena Effective Time, Newco shall take all action necessary to cause Newco’s Board of Directors to be comprised of seven directors initially consisting of the individuals listed on Exhibit H, effective as of the Arena Effective Time.

Section 6.06 Newco.

(a) Newco shall, and Arena shall cause, (i) the name of Arena to be changed to “The Arena Group Operating Holdco, Inc.” and (ii) Newco’s certificate of incorporation, certificate of designation of Newco Series L Preferred Stock and bylaws to be in the form attached hereto as Exhibit I-1, Exhibit I-2 and Exhibit I-3, respectively, in the case of each of clauses (i) and (ii), immediately prior to and at the earlier of the Bridge Media Effective Time and the Arena Effective Time. Arena shall cause Newco to take any and all action required by this Agreement to be taken by Newco prior to or at the Closing. Prior to the Closing, Newco will not, and Arena will cause Newco not to, undertake any activity except for activity in accordance with this Agreement and in connection with the Transactions.

(b) Newco shall cause Newco, Merger Sub 1 and Merger Sub 2 to take any action required by this Agreement to be taken by Newco, Merger Sub 1 and Merger Sub 2 prior to or at the Closing. Prior to the Closing, each of Newco, Merger Sub 1 and Merger Sub 2 will not undertake any activity except for activity in accordance with this Agreement and in connection with the Transactions.

(c) Newco shall adopt a customary related party transaction policy promptly following the date hereof (and in any event prior to or at the Closing), which policy shall be subject to the approval of Simplify.

Section 6.07 Arena Preferred Stock. Prior to the Arena Effective Time, Arena shall cause the Arena Preferred Stock to convert into Arena Common Stock.

Section 6.08 280G Analysis. To the extent any payments or benefits made in connection with the Transactions may separately or in the aggregate constitute “parachute payments” under Section 280G of the Code, as determined by Arena’s accountants or counsel (the “280G Analysis”), prior to the Closing and promptly following Arena’s receipt of the final 280G Analysis, the parties hereto shall cooperate to mitigate the amounts that would not be deducible under Section 280G of the Code or that would be subject to an excise tax under Section 4999 of the Code, including, but not limited to engaging such accountants or other advisors to determine whether any such amounts constitute “reasonable compensation” (within the meaning of Section 280G of the Code and the regulations and guidance promulgated thereunder); provided that in no event shall any applicable compensatory agreement be amended nor shall any applicable payment be reduced without the consent of the applicable Disqualified Individual (within the meaning of Section 280G of the Code).

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Article 7
Covenants of Simplify

Simplify agrees that:

Section 7.01 Conduct of Bridge Media. During the Pre-Closing Period, except (i) as otherwise expressly contemplated by this Agreement, (ii) as required by any Applicable Law or requested by any Governmental Authority (including any COVID-19 Measures), (iii) as set forth in Section 7.01 of the Bridge Media Disclosure Schedule or (iv) with the prior written consent of Arena (not to be unreasonably withheld, conditioned or delayed) (collectively, the “Bridge Media Permitted Actions”), Bridge Media shall, and Simplify shall cause Bridge Media to, use commercially reasonable efforts to (x) conduct its business in the ordinary course consistent with past practice and (y) maintain and preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, publishers, advertisers, distributors, licensors, licensees and others having business dealings with it. Without limiting the generality of the foregoing, during the Pre-Closing Period, except for the Bridge Media Permitted Actions, Bridge Media shall not, and Simplify shall cause Bridge Media not to:

(a) amend the Organizational Documents (whether by merger, consolidation or otherwise) of Bridge Media;

(b) (i) merge or consolidate with any other Person, (ii) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any business or division thereof or any assets, securities or property thereof, other than acquisitions of assets, securities or property in the ordinary course of business consistent with past practice in an amount not to exceed $1,500,000 individually or $3,000,000 in the aggregate, or (iii) adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization, restructuring or other reorganization;

(c) (i) split, combine, subdivide, change, exchange or reclassify any Bridge Media Interests (whether by merger, consolidation or otherwise), (ii) amend any term or alter any rights of the Bridge Media Interests or the members of Bridge Media (in each case, whether by merger, consolidation or otherwise), or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Bridge Media Interests;

(d) issue, grant, deliver or sell, or authorize the issuance, grant, delivery or sale of, any securities or other equity interests of Bridge Media other than the Bridge Media Interests;

(e) incur any obligations or other Liabilities in respect of capital expenditures that are not discharged in full prior to the Closing, except for (i) those contemplated by the capital expenditure budget that has been made available to Arena prior to the date of this Agreement and (ii) any unbudgeted capital expenditures not to exceed $1,000,000 in the aggregate;

(f) sell, lease, sublease, license, sublicenses, transfer, abandon or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise) or permit to lapse, any assets, securities, interests, businesses or property, other than (i) sales, leases, subleases, licenses and sublicenses of assets to the customers and business partners of Bridge Media, in each case, in the ordinary course of business consistent with past practice, (ii) sales of inventory and dispositions of obsolete assets, in each case, in the ordinary course of business consistent with past practice, and (iii) dispositions of assets, securities, interests, businesses or property for fair market value in an aggregate amount not to exceed $500,000 in the aggregate;

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(g) incur, redeem, repurchase, prepay, cancel, assume, or guarantee or repurchase (in each case, whether evidenced by a note or other instrument, pursuant to an issuance of debt securities, financing lease, sale-leaseback transaction or otherwise), any indebtedness for borrowed money, or issue or sell any debt securities or rights to acquire any debt securities (directly, contingently or otherwise);

(h) make any loans, advances or capital contributions to, or investments in, any other Person;

(i) create or incur any Lien (except for a Permitted Lien) on any material asset;

(j) other than in the ordinary course of business consistent with past practice, enter into any Bridge Media Material Contract or terminate, renew, extend or amend in any material respect any Bridge Media Material Contract or waive, release or assign any material rights, claims or benefits thereunder;

(k) except as required by Applicable Law or the terms of any collective bargaining agreement or Bridge Media Benefit Plan in effect as of the date hereof, (i) grant or increase any severance, termination, change in control, retention or transaction bonus (or amend any agreement or arrangement providing for any of the foregoing), (ii) establish, adopt, materially amend or terminate any Bridge Media Benefit Plan or any collective bargaining or similar agreement with any labor or trade union, works council or other employee representative, (iii) increase the compensation, bonus or other benefits payable to any Bridge Media Personnel or other service provider or (iv) hire, engage or terminate (other than for cause) the employment or services of any officer or executive level Bridge Media Personnel or other service provider;

(l) change methods of accounting, except as required by concurrent changes in GAAP and/or Applicable Law;

(m) (i) make, change or revoke any material Tax election; (ii) change any annual Tax accounting period; (iii) change or revoke any material method of Tax accounting; (iv) amend any material Tax Return; (v) enter into any material closing or similar agreement with respect to Taxes; (vi) extend or waive, or agree to extend or waive, any statute of limitation with respect to the assessment, determination or collection of material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business); or (vii) settle or compromise any Action or investigation relating to material Taxes;

(n) settle or compromise, or offer or propose to settle or compromise, (i) any Action or investigation, whether pending or threatened, involving or against Bridge Media, other than in the ordinary course of business consistent with past practice (provided, that any individual settlement or compromise or any series of related settlements or compromises involving payments by Bridge Media in excess of $250,000 individually or $500,000 in the aggregate (in each case, net of any amounts that may be paid under one or more existing insurance policies) or providing for any non-monetary relief shall be deemed not to be in the ordinary course of business) or (ii) any Action that relates to the Transactions;

(o) disclose to any third party, other than to employees, independent contractors, representatives or agents of Bridge Media, or other third parties (including customers) in the ordinary course of business consistent with past practice, bound by written confidentiality agreements, any material Trade Secrets or source code included in the Bridge Media Intellectual Property;

(p) materially reduce the amount of insurance coverage or fail to renew or maintain any material existing Bridge Media Insurance Policies; or

(q) agree, resolve or commit to do any of the foregoing.

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Section 7.02 Intercompany Accounts and Agreements. Effective as of immediately prior to the Closing, all intercompany accounts between Bridge Media, on the one hand, and Simplify or 5-Hour and any of their respective Affiliates, on the other hand, set forth on Section 7.02 of the Bridge Media Disclosure Schedule shall be settled and paid in full (regardless of the terms of payment of such intercompany accounts), and all Contracts between Bridge Media, on the one hand, and Simplify, 5-Hour and any of their respective Affiliates, on the other hand, set forth on Section 7.02 of the Bridge Media Disclosure Schedule shall be terminated, in each case without further Liability or obligation (contingent or otherwise) to Bridge Media, Newco or any of its Subsidiaries.

Section 7.03 Delivery of Financial Statements. Simplify, Bridge Media and Arena shall each use its reasonable best efforts to provide information reasonably necessary to prepare, and shall reasonably cooperate in the preparation of, any pro forma financial statements and related footnotes to the extent required to be included in the Registration Statement. To the extent required by SEC rules and regulations to be included in the Registration Statement, Simplify and Bridge Media shall deliver to Arena as promptly as reasonably practicable (and in any event within 45 days) following the end of each financial quarter, any unaudited financial statements of Bridge Media required under the 1933 Act to be included in the Registration Statement and be prepared in conformity with GAAP.

Section 7.04 No Solicitation. During the Pre-Closing Period, none of Simplify, Bridge Media nor any of their respective Affiliates or Subsidiaries, nor any of their respective officers, managers or employees shall, and each of Simplify and Bridge Media shall instruct and shall use its reasonable best efforts to cause its and its Subsidiaries’ respective Representatives not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission or announcement of any Bridge Media Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to Bridge Media or afford access to the business, properties, assets, books or records of Bridge Media to, otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party in connection with a Bridge Media Acquisition Proposal or an offer, proposal or inquiry that could reasonably be expected to lead to a Bridge Media Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Bridge Media Acquisition Proposal, or (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to a Bridge Media Acquisition Proposal. It is agreed that any violation of the restrictions on Simplify or Bridge Media set forth in this Section by any officer, manager or employee of Simplify or Bridge Media or any of their respective Affiliates or Subsidiaries, and any violation of such restrictions by a Representative of Simplify or Bridge Media or any of their respective Affiliates or Subsidiaries acting on behalf of Simplify or Bridge Media or any of their respective Affiliates or Subsidiaries with the knowledge of Simplify or Bridge Media or resulting from actions directed or authorized by Simplify or Bridge Media or any of their respective Affiliates or Subsidiaries, or any of their respective officers, managers or employees, shall be deemed to constitute a breach of this Section by Simplify and Bridge Media.

Section 7.05 Employees and Contractors.

(a) Prior to the Closing, Newco or one of its Subsidiaries shall offer, in writing, to employ or continue the service of, effective as of the Closing Date (or such other date as may mutually be agreed upon by Arena and Simplify), each individual included in the Bridge Media Personnel who is currently employed or engaged by Bridge Media or Bridge News to perform services for or on behalf of Bridge Media; provided that each such Bridge Media Personnel who is eligible for or receiving short- or long-term disability benefits or workers’ compensation benefits as of the Closing Date (each, an “Inactive Employee”) shall remain an employee of the employer for which he or she was employed as of immediately prior to the Closing Date until and unless the employee presents himself or herself to Newco or one of its Subsidiaries for active employment within one hundred eighty (180) days following the Closing Date, or such later date as required by Applicable Law, at which time such Inactive Employee shall become an employee of Newco or one of its Subsidiaries, effective as of the date such employment commences. With respect to matters described in this Section 7.05, Bridge Media will consult with Arena (and will consider in good faith the advice of Arena) prior to sending any notices or other communication materials to such Bridge Media Personnel.

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(b) Effective no later than the day immediately preceding such employee’s effective date of employment with Newco or one of its Subsidiaries, Simplify shall cause Bridge News, in full compliance with all Applicable Law, to terminate the employment of all employees included in the Bridge Media Personnel who have received and accepted an offer of continued employment with Newco or one of its Subsidiaries. Prior to such employee’s effective date of employment with Newco or one of its Subsidiaries, Simplify shall (i) cause Bridge News to use its commercially reasonable efforts to obtain from each such terminated employee a separation agreement, in a form and substance reasonably satisfactory to Arena and Simplify, and including a release, and (ii) deliver a copy of each such separation agreement obtained by Bridge News in accordance with this Section 7.05(b) to Arena at or prior to the Closing.

(c) Effective no later than the day immediately preceding the Closing, Simplify shall cause Bridge Media, in full compliance with all Applicable Law, to terminate the employment of all employees of Bridge Media included in the Bridge Media Personnel who have received, but not accepted, an offer of continued employment with Newco or one of its Subsidiaries. Prior to the Closing, Simplify shall (i) cause Bridge Media to use commercially reasonable efforts to obtain from each such terminated employee a separation agreement, in a form and substance reasonably satisfactory to Arena and Simplify, and including a release, and (ii) deliver a copy of each such separation agreement obtained by Bridge Media in accordance with this Section 7.05(c) to Arena at or prior to the Closing; provided, that any severance payments to any such terminated employees shall be subject to the prior written consent of Arena (such consent not to be unreasonably withheld).

(d) Except for those Persons set forth on Section 7.05(d) of the Bridge Media Disclosure Schedule, Bridge Media shall cause the relationships of each independent contractor, consultant and/or advisory board member of Bridge Media to be terminated at or prior to the Closing in compliance with all Applicable Law, in each case unless otherwise mutually agreed in writing by Bridge Media and Arena prior to the Closing.

Section 7.06 Improvements. At its sole cost and expense, Simplify will ensure the timely completion of the build-out of (i) the production studio located on property owned by Simplify and its Affiliates in Farmington Hills, Michigan for use by Bridge News and (ii) the advertising technology for use in the Bridge News network. For the avoidance of doubt, Simplify will control the build-out process, which will conform with all applicable industry standards.

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Article 8
Additional Covenants of the Parties

The parties hereto agree that:

Section 8.01 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to cause the satisfaction as promptly as practicable of all of the conditions set forth in Article 10 and to consummate and make effective as promptly as practicable the Transactions, including by using reasonable best efforts (i) to prepare and file, as promptly as practicable, but in any event no later than ten (10) Business Days as it relates to the HSR Act, any and all documentation to effect all necessary Filings with any Governmental Authority, and (ii) to obtain, as promptly as practicable, all Consents required to be obtained from any Governmental Authority that are necessary, proper or advisable, or may become necessary, to consummate the Transactions. To the extent permitted by Applicable Law, the parties shall deliver as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested by any Governmental Authority in connection with the Transactions. Without limiting the foregoing, none of the parties or any of their respective Affiliates shall extend any waiting period or comparable period under the HSR Act or other Antitrust Laws or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the other parties.

(b) Each of the parties hereto shall, to the extent permitted by Applicable Law, (i) promptly notify the other of any substantive communication made or received by such party, as applicable, with any Governmental Authority relating to Antitrust Law (or any other Filings made pursuant to this Section 8.01) and regarding this Agreement or the Transactions, and, if permitted by Applicable Law, provide the other parties a reasonable opportunity to review in advance any proposed written communication to any such Governmental Authority and incorporate such other party’s (and any of their respective outside counsel’s) reasonable comments to such proposed written communication, (ii) not agree to participate in any in-person meeting or substantive discussion with any Governmental Authority in respect of any Filing, investigation or inquiry relating to Antitrust Law (or any other Filings made pursuant to this Section 8.01) and regarding this Agreement or any of the Transactions unless, to the extent reasonably practicable, it consults with such other parties in advance and, to the extent permitted by such Governmental Authority, gives such other parties the opportunity to attend or participate, as applicable, and (iii) promptly furnish the other parties with copies of all correspondence, filings and written communications between it and its Affiliates and Representatives, on the one hand, and such Governmental Authority or its respective staff, on the other hand, with respect to this Agreement and the Transactions. Any materials exchanged in connection with this Section 8.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of Arena, Bridge Media or other competitively sensitive material; provided, that the parties may, as they deem advisable and necessary, designate any materials provided to the other under this Section 8.01 as “outside counsel only.”

(c) Notwithstanding anything to the contrary set forth in this Agreement, and in furtherance and not in limitation of the foregoing, each of the parties hereto shall, and shall cause their respective Affiliates and Subsidiaries to, use reasonable best efforts to resolve, avoid, or eliminate impediments or objections, if any, that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the Transactions to occur prior to the End Date; provided, that nothing in this Section 8.01 or anything else in this Agreement shall require the parties hereto, or any of their respective Affiliates to: (i) propose, negotiate, commit to or effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any assets, properties, products, rights, services or businesses of the parties hereto or any of their respective Affiliates, or any interest therein, or agree to any other structural or conduct remedy, (ii) otherwise take or commit to take any actions that would limit the parties hereto or any of their respective Affiliates’ freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of such party or any of their respective Affiliates, or any interest or interests therein; or (iii) agree to do any of the foregoing, in each case of the foregoing clauses (i), (ii) and (iii), except and only if such action would not otherwise reasonably be expected to materially and adversely affect Newco and its Subsidiaries (taken as a whole, after giving effect to the Transactions) (any of the actions described in this proviso, a “Burdensome Condition”).

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Section 8.02 Proxy Statement; Registration Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) the parties shall jointly prepare, and Arena shall cause to be filed with the SEC, a proxy statement relating to the Arena Stockholder Meeting (together with all amendments and supplements thereto, the “Proxy Statement/Prospectus”) in preliminary form and (ii) the parties shall jointly prepare, and Arena shall cause to be filed with the SEC, a Registration Statement on Form S-4, which shall include the Proxy Statement/Prospectus (together with all amendments and supplements thereto, the “Registration Statement”) relating to the registration of the shares of Newco Common Stock to be issued in connection with the Mergers. Arena agrees, as to itself and its Subsidiaries, that the Proxy Statement/Prospectus shall comply in all material respects with the applicable provisions of the 1934 Act and other Applicable Law. Each party agrees, as to itself and its Subsidiaries, that the Registration Statement shall comply in all material respects with the applicable provisions of the 1933 Act and other Applicable Law.

(b) Each of the parties shall use its reasonable best efforts to (i) have, as promptly as reasonably practicable following the filing thereof, the Registration Statement declared effective under the 1933 Act, (ii) keep the Registration Statement effective as long as necessary to consummate the Mergers and (iii) respond as promptly as reasonably practicable to any comments or requests for additional information from the SEC with respect to the Proxy Statement/Prospectus or the Registration Statement, as applicable. Simplify and Bridge Media, on the one hand, and Arena, on the other hand, shall, as promptly as practicable after the receipt thereof, provide the other parties with copies of any written comments, and advise the other party of any oral comments, with respect to the Proxy Statement/Prospectus and the Registration Statement received by such party from the SEC, including any request from the SEC for amendments or supplements to the Proxy Statement/Prospectus and the Registration Statement, and shall provide the other with copies of all material or substantive written correspondence (including all responses to SEC comments) and a summary of all oral communications between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of Simplify and Arena shall furnish all information concerning it or its Affiliates as may be reasonably requested by the other party in connection with such actions and the preparation of the Registration Statement and Proxy Statement/Prospectus. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the parties shall provide the other parties and its counsel a reasonable opportunity to review such document or response (including the proposed final version of such document or response) and consider in good faith the comments of the other party in connection with any such document or response. No filing of, or amendment or supplement to, the Proxy Statement/Prospectus or the Registration Statement will be made by Bridge Media or Arena without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). None of Simplify, Bridge Media or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Registration Statement or the Proxy Statement/Prospectus unless it consults with the Arena in advance and, to the extent permitted by the SEC, allows Arena to participate. Neither Arena nor its Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Registration Statement or the Proxy Statement/Prospectus unless it consults with Simplify in advance and, to the extent permitted by the SEC, allows Simplify to participate. Subject to Section 6.03, the Proxy Statement/Prospectus shall include the Arena Board Recommendation.

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(c) The parties shall make all necessary filings with respect to the Transactions under the 1933 Act and the 1934 Act and applicable state “blue sky” laws and the rules and regulations thereunder. Each of the parties will advise the other parties, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Newco Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If, at any time prior during the Pre-Closing Period, any information relating to the parties, or any of their respective Affiliates, officers or directors should be discovered by a party that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of Arena.

Section 8.03 Public Announcements. Arena and Simplify (on behalf of itself and Bridge Media) shall consult with each other with respect to, and shall provide each other with the opportunity to review and comment upon, their respective initial press releases and any other public statements or filings concerning this Agreement and the Transactions. Following such initial press release or other public statements or filings, Arena and Simplify (on behalf of itself and Bridge Media) shall consult with each other, and shall provide each other with the opportunity to review and comment, before issuing any additional press release or making any other public statement or filing or scheduling any press conference, conference call, public appearance (including interviews with media outlets) or meeting with investors or analysts or making or distributing any broad-based employee communication, in each case, with respect to this Agreement or the Transactions (collectively, a “Release”) and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (as determined in good faith by the disclosing party), no party hereto shall issue, and shall cause their respective controlled Affiliates not to issue, any such Release before such consultation and without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed) (and, to the extent applicable, shall reasonably in advance provide copies of any such Release (including any scripts for any conference calls) to the other party); provided, that the restrictions set forth in this Section 8.03 shall not apply to any Release (a) made or proposed to be made by Arena in compliance with Section 6.03 with respect to a Change in Board Recommendation made in compliance with Section 6.03, (b) if such Release does not disclose any non-public information regarding the Transactions beyond the scope of any previously agreed Release to which the other party had been consulted or (c) in connection with any litigation between the parties regarding this Agreement or the Transactions.

Section 8.04 Director and Officer Liability.

(a) For six years after the Arena Effective Time, (i) the Arena Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of Arena (each, an “Arena Indemnified D&O”) in respect of acts or omissions arising out of or relating to their service as officers or directors of Arena occurring at or prior to the Arena Effective Time as provided under Arena’s Organizational Documents in effect on the date hereof, and (ii) the Bridge Media Surviving Company shall indemnify and hold harmless the present and former officers and managers of Bridge Media (each, a “Bridge Media Indemnified D&O”) in respect of acts or omissions arising out of or relating to their service as officers or managers of Bridge Media occurring at or prior to the Bridge Media Effective Time as provided under Bridge Media’s Organizational Documents in effect on the date hereof; provided, that, in the case of each of clauses (i) and (ii) above, such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

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(b) For six years after the Arena Effective Time, Newco shall cause to be maintained in effect provisions in the Arena Surviving Corporation’s and Bridge Media Surviving Company’s Organizational Documents (including in such documents of any successor to the business of the Arena Surviving Corporation or the Bridge Media Surviving Company, as applicable) regarding elimination of liability of directors, managers or officers, indemnification of officers, directors, managers and employees and advancement of expenses that are equivalent or more favorable to such directors, officers, managers and employees in all material respect to the corresponding provisions in existence on the date of this Agreement.

(c) Prior to the Arena Effective Time, (i) Arena shall obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of Arena’s existing directors’ and officers’ insurance policies and Arena’s existing fiduciary liability insurance policies for the Arena Indemnified D&O for a claims reporting or discovery period of at least six years from the Arena Effective Time with respect to any claim related to any period prior to the Arena Effective Time; provided, that Arena shall provide Simplify a reasonable opportunity to participate in the selection of such tail policy and shall give reasonable and good faith consideration to any comments made by Simplify with respect thereto; and provided, further, that the cost of such tail policy shall not exceed 300% of the annual premiums currently in effect for Arena’s existing directors’ and officers’ liability coverage, and (ii) Simplify shall continue to provide coverage for the Bridge Media Indemnified D&Os under its directors’ and officers’ liability and fiduciary liability insurance policies for six years from the Bridge Media Effective Time with respect to any claim related to any period before the Bridge Media Effective Time with terms, conditions, retentions and limits of liability no less favorable than Simplify’s existing policies.

(d) If the Arena Surviving Corporation, Bridge Media Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Arena Surviving Corporation or Bridge Media Surviving Company, as the case may be, shall assume the obligations set forth in this Section 8.04.

(e) The rights of each Arena Indemnified D&O and each Bridge Media Indemnified D&O under this Section 8.04 shall not be exclusive of any rights such Person may have under the certificate of incorporation or bylaws of Arena or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Arena Indemnified D&O with Arena or any of its Subsidiaries or any Bridge Media Indemnified D&O with Bridge Media. These rights shall survive consummation of the Mergers and are intended to benefit, and shall be enforceable by, each Arena Indemnified D&O and each Bridge Media Indemnified D&O.

Section 8.05 Third-Party Approvals and Permits. Except with respect to Consents which are addressed in Section 8.01, subject to the terms and conditions of this Agreement, prior to the Closing, (a) each of the parties hereto shall, and shall cause its respective controlled Affiliates to, use its commercially reasonable efforts to obtain, as promptly as practicable, all Consents required to be obtained from any third party that are necessary to consummate the Transactions and (b) Arena shall use commercially reasonable efforts to obtain, as promptly as practicable, the Arena Credit Agreement Consents and the Arena Note Purchase Agreement Consents (including to extend the deadline for completing the Approved SI Deal (as defined in the Arena Note Purchase Agreement) from December 31, 2023 to the Closing Date). Notwithstanding anything to the contrary contained in this Agreement, neither party shall, without the prior written consent of the other party, pay any fee or grant or offer to grant any accommodation or concession (financial or otherwise) to any such third party in connection with seeking or obtaining its Consent to the Transactions.

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Section 8.06 Access to Information.

(a) During the Pre-Closing Period and subject to the Confidentiality Agreement, each of Arena and Bridge Media shall (i) provide to the other party, its counsel, financial advisors, auditors and other authorized Representatives, upon reasonable prior notice, reasonable access during normal business hours to the offices, properties, books, records and personnel of such party, (ii) furnish to the other party, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information concerning its business as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized Representatives to reasonably cooperate with the other party in its investigation. All information furnished pursuant to this Agreement shall be subject to the Confidentiality Agreement. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder.

(b) Notwithstanding anything to the contrary in this Section 8.06, no party nor any of their respective Subsidiaries shall be required to (i) provide access to its offices, properties, books, records or personnel if such access would unreasonably disrupt its operations or (ii) provide access to or to disclose information where such access or disclosure would reasonably be expected to (A) result in the loss of the attorney-client, work product or other similar protection or privilege of such party or any of its Subsidiaries, (B) contravene any Applicable Law or Order, (C) violate any obligation of such party or any of its Subsidiaries or Affiliates with respect to confidentiality or privacy or (D) result in the disclosure of any trade secrets of any third parties, competitively sensitive information, or personal information that would expose such party or any of its Subsidiaries to the risk of Liability; provided, that, in each case, such party shall inform the other of the nature of such information being withheld and shall use its commercially reasonable best efforts to make alternative arrangements that would allow such other party (or its applicable Representatives) access to such information. Notwithstanding anything to the contrary in this Section 8.06, materials may be redacted (1) as necessary to comply with contractual arrangements or Applicable Law and (2) as necessary to address reasonable attorney-client, work product or other similar protection or privilege or confidentiality or privacy concerns, and a party may designate information that it views to be commercially sensitive to be viewed only by outside counsel for the other parties, and such designation shall be honored by the parties receiving that information.

Section 8.07 Notices of Certain Events. During the Pre-Closing Period, Arena, on the one hand, and Simplify and Bridge Media, on the other hand, shall promptly notify the other of:

(a) its receipt of any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(b) obtaining actual knowledge of any Actions that would reasonably be expected to prevent or materially delay the consummation of the Transactions;

(c) after obtaining actual knowledge of any inaccuracy of any representation or warranty contained in this Agreement that would reasonably be expected to cause the conditions set forth in Article 10 not to be satisfied; and

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(d) after obtaining actual knowledge of any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that would reasonably be expected to cause the conditions set forth in Article 10 not to be satisfied;

provided, that the delivery of any notice pursuant to this Section 8.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, further, that a failure to comply with this Section 8.07 shall not constitute the failure of any condition set forth in Article 10 to be satisfied unless the underlying change or event would independently result in the failure of a condition set forth in Article 10 to be satisfied.

Section 8.08 Transaction Litigation. Arena shall promptly notify Simplify of any stockholder demands, litigations, arbitrations or other similar Actions (including derivative claims) commenced against it and/or its respective directors or officers relating to this Agreement, the other Transaction Documents or any of the Transactions or any matters relating thereto (collectively, “Transaction Litigation”) and shall keep Simplify informed regarding any such Transaction Litigation. Arena (i) shall give Simplify the opportunity to participate (but not control) in the defense, settlement or compromise of any Transaction Litigation, (ii) keep Simplify reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any Transaction Litigation, and Simplify may offer comments or suggestions with respect to such Transaction Litigation, which Arena shall consider in good faith, and (iii) shall not settle or offer, compromise or agree to settle or compromise, or take any other action to settle, compromise or moot, any Transaction Litigation without Simplify’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 8.09 Section 16 Matters. Prior to the Arena Effective Time, each party shall take all such steps as may be required or appropriate to cause any dispositions of Arena Common Stock (including derivative securities with respect to Arena Common Stock, including Arena Equity Awards) or acquisitions of Newco Common Stock (including derivative securities with respect to Newco Common Stock, including Newco Options and Newco RSUs) resulting from the transactions contemplated by Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to Arena or who as a result of the Transactions will become subject to such reporting requirements with respect to Newco, in each case to be exempt from Section 16(b) of the 1934 Act pursuant to Rule 16b-3 promulgated under the 1934 Act.

Section 8.10 Stock Exchange De-listing; 1934 Act Deregistration. Prior to the Arena Effective Time, Arena shall cooperate with the other parties hereto and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of NYSE or NYSE American to enable the de-listing by the Arena Surviving Corporation of the Arena Common Stock from NYSE American and the deregistration of the Arena Common Stock under the 1934 Act as promptly as practicable after the Arena Effective Time.

Section 8.11 Treatment of Arena Credit Agreement. The Arena Credit Agreement shall remain outstanding following the Closing Date. The parties hereto acknowledge that it may be necessary for Arena and Newco to enter into amendments to the Arena Credit Agreement in connection with the Transactions, including to provide for the addition of Newco as a borrower under the Arena Credit Agreement.

Section 8.12 Treatment of Arena Notes. A portion of the net proceeds from the Preferred Stock Financing and the Common Stock Financing shall be used to repay up to $28.0 million in aggregate principal amount of the Arena Notes on or about the Closing Date. The remaining Arena Notes shall remain outstanding following the Closing Date. The parties hereto acknowledge that it may be necessary for Arena and Newco to enter into amendments to the Arena Notes and the Arena Note Purchase Agreement in connection with the Transactions, including to provide for the assumption by Newco of Arena’s obligations as issuer under the Notes.

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Article 9
Tax Matters

Section 9.01 Tax Treatment.

(a) Each of Arena and Simplify (i) shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to cause the Transactions, taken together, to qualify for the Intended Tax Treatment, and (ii) shall not take or agree to take, and shall cause its respective Subsidiaries not to take or agree to take, any action, or knowingly fail to take any action, reasonably likely to cause the Transactions, taken together, not to qualify for the Intended Tax Treatment. Each of Arena and Simplify shall, and shall cause its respective Affiliates to, report Transactions in a manner consistent with the Intended Tax Treatment and shall not take any contrary Tax position, except to the extent required pursuant to a “determination” under Section 1313(a) of the Code. Each of Arena and Simplify shall cooperate with each other and their respective counsel to document and support the Intended Tax Treatment. To the extent Section 368(a) is applicable to the Arena Merger, the parties hereby adopt this Agreement as the “plan of reorganization” within the meaning of Section 368(b) of the Code and the Treasury Regulations thereunder.

(b) Notwithstanding the generality of Section 9.01(a), if, in connection with the preparation and filing of the Registration Statement or the Proxy Statement/Prospectus, the SEC requests or requires that tax opinions be prepared and submitted in such connection, each of Arena and Simplify shall deliver to Fenwick & West LLP customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement or the Proxy Statement/Prospectus shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement or the Proxy Statement/Prospectus, and, if required, Fenwick & West LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the stockholders of Arena in the Arena Merger; provided, that, if Fenwick & West LLP is unable to provide such opinion and such opinion is requested or required by the SEC, each of Arena and Simplify shall deliver to Morgan, Lewis & Bockius LLP customary Tax representation letters satisfactory to Morgan, Lewis & Bockius LLP, dated and executed as of the date the Registration Statement or the Proxy Statement/Prospectus shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by Morgan, Lewis & Bockius LLP in connection with the preparation and filing of the Registration Statement or the Proxy Statement/Prospectus, and, if required, Morgan, Lewis & Bockius LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the stockholders of Arena.

Section 9.02 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, recording, value added and other similar Taxes and fees (“Transfer Taxes”) imposed on the Arena Merger shall be borne and paid by Newco and all Transfer Taxes imposed on the Bridge Media Merger shall be borne by Simplify. Unless otherwise required by Applicable Law, Newco shall prepare and file any Tax Return or other necessary documentation with respect to such Transfer Taxes, and Simplify and Arena shall reasonably cooperate, and shall cause their respective Subsidiaries to reasonably cooperate, with respect thereto as necessary.

Section 9.03 FIRPTA Compliance. On or prior to the Closing Date, Simplify shall deliver a properly executed IRS Form W-9 to Arena.

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Article 10
Conditions to the Transactions

Section 10.01 Conditions to the Obligations of Each Party. The obligations of each party hereto to consummate the Transactions are subject to the satisfaction of the following conditions:

(a) the Arena Stockholder Approval shall have been obtained at the Arena Stockholder Meeting;

(b) no Applicable Law or Order shall have been entered into, issued or adopted by any court of competent jurisdiction or other Governmental Authority and be in force and effect preventing or prohibiting the consummation of the Transactions;

(c) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

(d) no Applicable Law in any jurisdiction in which any of the parties (together with their respective Subsidiaries) has material assets, operations or revenues shall be in force and effect that would impose a Burdensome Condition (including any Burdensome Condition that would come in effect at the Closing), and no Action by any Governmental Authority in any such jurisdiction seeking to impose a Burdensome Condition shall be pending;

(e) the shares of Newco Common Stock to be issued in connection with the Mergers and pursuant to the Common Stock Subscription Agreement shall have been approved for listing on NYSE, subject to official notice of issuance; and

(f) the Arena Preferred Stock shall have been converted into Arena Common Stock.

Section 10.02 Conditions to the Obligations of Simplify and Bridge Media. The obligations of Simplify and Bridge Media to consummate the Transactions are subject to the satisfaction of the following further conditions:

(a) (i) each of Arena, Newco, Merger Sub 1 and Merger Sub 2 shall have performed in all material respects all of its obligations, covenants and agreements hereunder required to be performed by it at or prior to the Closing, (ii)(A) the representations and warranties of Arena contained in Section 3.05(a) shall be true and correct, subject only to de minimis exceptions, at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), (B) the representations and warranties of Arena contained in Section 3.01, Section 3.02, Section 3.05 (other than Section 3.05(a)), Section 3.06(c), Section 3.20, and Section 3.21, disregarding all qualifications and exceptions contained therein relating to materiality (but not, for the avoidance of doubt, any Arena Material Adverse Effect), shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), (C) the representations and warranties of Arena contained in Section 3.10(a)(ii) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing, and (D) the other representations and warranties of Arena contained in Article 3 of this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Arena Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (D) only, where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, an Arena Material Adverse Effect, and (iii) Simplify shall have received a certificate signed by an executive officer of Arena to the foregoing effect;

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(b) any applicable waiting period under the HSR Act relating to the Transactions shall have expired or been terminated and each Consent of a Governmental Authority set forth on Section 4.03 of the Bridge Media Disclosure Schedule shall have been made, obtained or received (or, as applicable, the waiting periods with respect thereto shall have expired or been terminated); in each case, without the imposition of a Burdensome Condition (including any Burdensome Condition that would come into effect at the Closing);

(c) since the date of this Agreement, there shall not have occurred any Arena Material Adverse Effect;

(d) Arena shall have delivered to Simplify copies of the written resignations of each of the directors and officers of Arena and Newco (other than the directors and officers designated pursuant to Section 2.04(c) or Section 6.05, as applicable), in each case, in form and substance reasonably satisfactory to Simplify, duly executed by such individual and effective as of the Arena Effective Time;

(e) Arena shall have delivered to Simplify a copy of the Nomination Agreement duly executed by Newco;

(f) Arena shall have delivered to Simplify a copy of the Registration Rights Agreement duly executed by Newco;

(g) Arena shall have delivered to Simplify a copy of the Advertising Commitment Agreement duly executed by Arena;

(h) Arena shall have delivered to Simplify a copy of the Preferred Stock Subscription Agreement, duly executed by Newco;

(i) Arena shall have delivered to Simplify, on behalf of 5-Hour, a copy of the Common Stock Subscription Agreement, duly executed by Newco;

(j) Arena shall have delivered to Simplify a copy of the Newco certificate of incorporation and certificate of designation of Newco Series L Preferred Stock, in the form attached hereto as Exhibit I-1 and Exhibit I-2, respectively, as certified by the Secretary of State of the State of Delaware; and

(k) (i) since the date of this Agreement, no Event of Default under the Arena Credit Agreement, the Arena Notes or the Arena Note Purchase Agreement shall have occurred and be continuing (which Event of Default is not waived or cured pursuant to the terms of the Arena Credit Agreement, Arena Notes or Arena Note Purchase Agreement, as applicable), and (ii) Arena shall have obtained the Arena Credit Agreement Consents and the Arena Note Purchase Agreement Consents.

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Section 10.03 Conditions to the Obligations of Arena. The obligations of Arena to consummate the Transactions are subject to the satisfaction of the following further conditions:

(a) (i) each of Simplify and Bridge Media shall have performed in all material respects all of its obligations, covenants and agreements hereunder required to be performed by it at or prior to the Closing, (ii) the representations and warranties of Simplify contained in Section 4.05 shall be true and correct, subject only to de minimis exceptions, at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing, (iii)(A) the representations and warranties of Simplify contained in Section 4.01, Section 4.02, Section 4.19, Section 5.01, Section 5.02 and Section 5.08, disregarding all qualifications and exceptions contained therein relating to materiality (but not, for the avoidance of doubt, any Bridge Media Material Adverse Effect), shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), (B) the representations and warranties of Simplify contained in Section 4.08(a)(ii) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing, (C) the representations and warranties of Simplify contained in Section 4.13(c), disregarding all qualifications and exceptions contained therein relating to materiality or Bridge Media Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (C) only, where the failure of such representations and warranties to be true and correct would not reasonably be expected to be, individually or in the aggregate, material to Newco and its Subsidiaries, taken as a whole, after the consummation of the Transactions, and (D) the other representations and warranties of Simplify contained in Article 4 and Article 5 of this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Bridge Media Material Adverse Effect, shall be true and correct at and as of the date of this Agreement and at and as of the Closing as if made at and as of the Closing (or, if such representations and warranties are given as of another specific date, at and as of such date), except, in the case of this clause (D) only, where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Bridge Media Material Adverse Effect, and (iv) Arena shall have received a certificate signed by an executive officer of Simplify to the foregoing effect;

(b) any applicable waiting period under the HSR Act relating to the Transactions shall have expired or been terminated and each Consent of a Governmental Authority set forth on Section 3.03 of the Arena Disclosure Schedule shall have been made, obtained or received (or, as applicable, the waiting periods with respect thereto shall have expired or been terminated);

(c) since the date of this Agreement, there shall not have occurred any Bridge Media Material Adverse Effect;

(d) Simplify shall have delivered to Arena a copy of the Nomination Agreement duly executed by each of Simplify and 5-Hour;

(e) Simplify shall have delivered to Arena a copy of the Registration Rights Agreement duly executed by each of Simplify and 5-Hour;

(f) Simplify shall have delivered to Arena a copy of the Advertising Commitment Agreement, duly executed by Simplify;

(g) Simplify shall have (i) delivered to Arena a copy of the Preferred Stock Subscription Agreement, duly executed by the Simplify Affiliate and (ii) funded the Preferred Stock Financing Amount pursuant to the terms of the Preferred Stock Subscription Agreement;

(h) (i) Simplify, on behalf of 5-Hour, shall have delivered to Arena a copy of the Common Stock Subscription Agreement, duly executed by 5-Hour, and (ii) 5-Hour shall have funded the Common Stock Financing Amount pursuant to the terms of the Common Stock Subscription Agreement; and

(i) Simplify shall have delivered to Arena a copy of the Master Airtime Services Agreement, duly executed by Bridge Media and Bridge News.

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Article 11
Termination

Section 11.01 Termination. This Agreement may be terminated and the Transactions (including the Mergers) may be abandoned at any time prior to the Bridge Media Effective Time (notwithstanding any approval of this Agreement by the stockholders of Arena):

(a) by mutual written agreement of Arena and Simplify;

(b) by either Arena or Simplify, if:

(i) the conditions to Closing set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing) have not been satisfied or, to the extent permitted by Applicable Law, waived by the party or parties entitled to the benefit thereof, on or before August 5, 2024 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to (A) Arena, if Arena’s or Newco’s breach of any provision of this Agreement or any other Transaction Document is the principal cause of, or results in, the failure of the Transactions, including the Mergers, to be consummated by such time or (B) Simplify, if Simplify’s, 5-Hour’s or Bridge Media’s breach of any provision of this Agreement or any Transaction Document is the principal cause of, or results in, the failure of the Transactions, including the Mergers, to be consummated by such time;

(ii) there shall be any Applicable Law or Order that (A) makes consummation of the Transactions illegal or otherwise prohibited or (B) enjoins Arena, Newco, Simplify or Bridge Media from consummating the Transactions and, in the case of each of the foregoing clauses (A) and (B), such Applicable Law or Order shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 11.01(b)(ii) shall have complied, in all material respects, with such party’s obligations under Section 8.01;

(iii) at the Arena Stockholder Meeting at which a vote was taken, the Arena Stockholder Approval shall not have been obtained; or

(c) by Simplify, if:

(i) a Change in Board Recommendation shall have occurred; provided, that any notice delivered by Arena to Simplify pursuant to Section 6.03(d) stating Arena’s intention to make a Change in Board Recommendation in advance thereof shall not result in Simplify having any termination rights pursuant to this Section 11.01(c)(i) unless and until a Change in Board Recommendation shall have occurred;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement set forth in this Agreement on the part of Arena, Newco, Merger Sub 1 or Merger Sub 2 shall have occurred that would cause the condition set forth in Section 10.02(a) not to be satisfied, and such breach or failure (A) is incapable of being cured by the End Date or (B) if capable of being cure by the End Date, has not been cured by Arena, Newco, Merger Sub 1 or Merger Sub 2, as applicable, within 30 days following written notice to Arena from Simplify of such breach or failure to perform; provided, that none of Simplify or Bridge Media is then in breach of any representation, warranty, covenant or agreement that would cause the condition set forth in Section 10.03(a) not to be satisfied; or

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(iii) there shall have been an intentional and material breach of Section 6.02 or Section 6.03;

provided, that the termination rights under Sections 11.01(c)(i) and 11.01(c)(iii) may not be exercised by Simplify after the Arena Stockholder Approval shall have been obtained; or

(d) by Arena, if

(i) a breach of any representation or warranty or failure to perform any covenant or agreement set forth in this Agreement on the part of Simplify or Bridge Media shall have occurred that would cause the condition set forth in Section 10.03(a) not to be satisfied, and such breach or failure (A) is incapable of being cured by the End Date or (B) if capable of being cured by the End Date, has not been cured by Simplify or Bridge Media, as applicable, within 30 days following written notice to Simplify from Arena of such breach or failure to perform; provided, that none of Arena, Newco, Merger Sub 1 and Merger Sub 2 is then in breach of any representation, warranty, covenant or agreement that would cause the condition set forth in Section 10.02(a) not to be satisfied;

(ii) there shall have been an intentional and material breach of Section 7.04; or

(iii) if, prior to the Arena Stockholder Approval having been obtained, (A) the Board of Directors of Arena authorizes Arena to enter into a definitive agreement relating to a Superior Proposal, (B) the Board of Directors of Arena has complied in all material respects with its obligations under Section 6.03 in respect of such Superior Proposal and (C) substantially concurrently with the termination of this Agreement pursuant to this Section 11.01(d)(iii), Arena enters into a definitive agreement in respect of such Superior Proposal and pays the Expense Reimbursement to Simplify in accordance with Section 11.03.

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give written notice of such termination to the other party.

Section 11.02 Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall, to the fullest extent permitted by Applicable Law, become void and of no effect without liability of any party (or any Subsidiary of such party or any former, current or future stockholder, member, director, manager, officer, employee, agent, consultant or other Representative of such party or any of its Subsidiaries) to the other party hereto; provided, that no party shall be relieved from any liability or damages for actual fraud or for any willful and material breach of this Agreement prior to such termination. The provisions of this Section 11.02 and Sections 8.03 (Public Announcements), 11.03 (Expense Reimbursement), 12.04 (Expenses), 12.07 (Governing Law), 12.08 (Jurisdiction) and 12.09 (Counterparts; Effectiveness) and, to the extent applicable to the foregoing provisions, Article 1 (Definitions) shall survive any termination hereof pursuant to Section 11.01. The Confidentiality Agreement shall not be affected by any termination of this Agreement.

Section 11.03 Expense Reimbursement.

(a) If this Agreement is terminated:

(i) by Simplify pursuant to Section 11.01(c)(i);

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(ii) by either Arena or Simplify (A) pursuant to Section 11.01(b)(i), and all of the conditions to Arena’s obligation to close, other than receipt of the Arena Stockholder Approval, have been satisfied as of the End Date or are capable of satisfaction had the Closing occurred on the End Date or (B) pursuant to Section 11.01(b)(iii), in each case described in clauses (A) and (B) above, at a time when Simplify would have been entitled to terminate this Agreement pursuant to Section 11.01(c)(i);

(iii) by Arena pursuant to Section 11.01(d)(iii); or

(iv) by either Arena or Simplify pursuant to Section 11.01(b)(iii) and (A) at or prior to the Arena Stockholder Meeting, any Person shall have publicly announced an intention to make an Arena Acquisition Proposal, or an Arena Acquisition Proposal shall have been publicly disclosed, publicly announced, commenced, submitted or made and shall not have been publicly withdrawn without qualification at least five Business Days prior to the date of the Arena Stockholder Meeting and (B) on or prior to the date that is 12 months following such termination of this Agreement, either (1) an Arena Acquisition Transaction is consummated or (2) a definitive agreement relating to an Arena Acquisition Transaction is entered into by Arena and the transaction contemplated thereby is subsequently consummated (it being understood that, for the purposes of this clause (2), each reference to 20% in the definition of “Arena Acquisition Transaction” shall be deemed to be a reference to 50%);

then, in each case of clauses (i) through (iv) above, Arena shall promptly (but in no event later than two Business Days after receipt of an invoice (with supporting documentation) therefor from Simplify) pay to Simplify all of the reasonable and documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, financial advisors, accountants, and other professional advisors) incurred by Simplify and its Affiliates in connection with this Agreement, the other Transaction Documents and any of the transactions contemplated hereby or thereby, up to a maximum of $5,000,000 (the “Expense Reimbursement”).

(b) Any Expense Reimbursement due and payable by Arena under this Section 11.03 shall be paid by wire transfer of immediately available funds to an account designated in writing by Simplify. For the avoidance of doubt, the Expense Reimbursement shall be payable by Arena only once and not in duplication even though the Expense Reimbursement may be payable by Arena under one or more provisions hereof. Each of the parties acknowledges that the agreements contained in this Section 11.03 are an integral part of the transactions contemplated by this Agreement, and that without these agreements the parties would not enter into this Agreement.

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Article 12
Miscellaneous

Section 12.01 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

if to Simplify or Bridge Media, to:

Simplify Inventions, LLC

38955 Hills Tech Drive

Farmington Hills, MI 48331

Attention:	Christopher Fowler
E-mail:	CFowler@SICapitalGroup.com

with copies to (which shall not constitute notice):

Greenberg Traurig, LLP

One Vanderbilt Avenue

New York, NY 10017

Attention:	Oscar N. Pinkas
Alan I. Annex
Email:	pinkaso@gtlaw.com
Alan.Annex@gtlaw.com

and

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW

Washington, DC 20004-2541

Attention:	Jennifer E. Breen, Esq.
Email:	jennifer.breen@morganlewis.com

if to Arena, to:

The Arena Holdings Group, Inc.

200 Vesey Street, 24th Floor

New York, NY 10281

Attention:	General Counsel
Email:	legal@thearenagroup.net

with copies to (which shall not constitute notice):

Fenwick & West LLP
801 California Street
Mountain View, CA 94041

Attention:	Samuel B. Angus
Victoria A. Lupu
Email:	sangus@fenwick.com
vlupu@fenwick.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 12.02 Survival of Representations, Warranties and Agreements. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Arena Effective Time. Only the covenants contained herein that by their terms survive the Arena Effective Time shall survive the Arena Effective Time.

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Section 12.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Arena Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, that after the Arena Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of Arena under Delaware Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.04 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense (whether or not the Transactions are consummated); provided that all filing fees payable in connection with any Filings required under Antitrust Laws shall be borne equally by Arena and Simplify.

Section 12.05 Disclosure Schedules. Any disclosure contained in the Arena Disclosure Schedule or the Bridge Media Disclosure Schedule with reference to any section or subsection of this Agreement shall be deemed to apply to and incorporated by reference in any other section or subsection of the Arena Disclosure Schedule or the Bridge Media Disclosure Schedule, respectively, whether or not specific cross-references are made, to the extent the relevance of such disclosure to such other section or subsection is reasonably apparent on its face. The mere inclusion of any item in the Arena Disclosure Schedule as an exception to a representation or warranty made by Arena in this Agreement or in the Bridge Media Disclosure Schedule as an exception to a representation or warranty made by Simplify in this Agreement shall not be deemed to be an admission that (i) such item is a material exception, fact, event or circumstance, or that such item, individually or in the aggregate, has had or is reasonably expected to have, an Arena Material Adverse Effect or a Bridge Media Material Adverse Effect, as applicable, or trigger any other materiality qualification, (ii) such item did not arise in the ordinary course of business or in a manner consistent with past practice of Arena or Bridge Media, as applicable, or (iii) that such item is required to be referred to or disclosed in the Arena Disclosure Schedule or the Bridge Media Disclosure Schedule, respectively. The information set forth in the Arena Disclosure Schedule and the Bridge Media Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information set forth therein shall be deemed, in and of itself, to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Applicable Law or breach of any Contract.

Section 12.06 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and, except as provided in Section 8.04, shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as provided in Section 8.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

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Section 12.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state or any other jurisdiction.

Section 12.08 Jurisdiction; WAIVER OF JURY TRIAL.

(a) To the fullest extent permitted by Applicable Law, the parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought solely and exclusively in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any such Action in any such courts or that any such Action brought in any such courts has been brought in an inconvenient forum. To the fullest extent permitted by Applicable Law, the parties hereto agree that process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court and, in furtherance, but not in limitation of the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

(b) EACH PARTY HERETO ACKNOWLEDGE AND AGREE THAT ANY ACTION SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BROUGHT BY ANY PARTY OR ANY OF ITS AFFILIATES OR AGAINST ANY PARTY OR ANY OF ITS AFFILIATES) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION. THE PARTIES HERETO CERTIFY AND ACKNOWLEDGE THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.08(B).

Section 12.09 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.10 Entire Agreement. The Transaction Documents and the Confidentiality Agreement collectively constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof. For the avoidance of doubt, the Letter of Intent shall, to the fullest extent permitted by Applicable Law, become void and of no further force and effect upon the execution of this Agreement.

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Section 12.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall, to the fullest extent permitted by Applicable Law, remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 12.12 Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached. Accordingly, the parties hereto agree that each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each party further agrees, to the fullest extent permitted by Applicable Law, to waive any requirement for the securing or posting of any bond in connection with such remedy and not assert the defense that a remedy at law would be adequate or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

[The remainder of this page has been intentionally left blank;
the next page is the signature page.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

THE ARENA GROUP HOLDINGS, INC.

By:	/s/ Ross Levinsohn
Name:	Ross Levinsohn
Title:	Chief Executive Officer

NEW ARENA HOLDCO, INC.

By:	/s/ Ross Levinsohn
Name:	Ross Levinsohn
Title:	Chief Executive Officer

ENERGY MERGER SUB I, LLC

By:	/s/ Ross Levinsohn
Name:	Ross Levinsohn
Title:	Chief Executive Officer

ENERGY MERGER SUB II, LLC

By:	/s/ Ross Levinsohn
Name:	Ross Levinsohn
Title:	Chief Executive Officer

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

SIMPLIFY INVENTIONS, LLC

By:	/s/ Manoj Bhargava
Name:	Manoj Bhargava
Title:	Manager

BRIDGE MEDIA NETWORKS, LLC

By:	/s/ Vince Bodiford
Name:	Vince Bodiford
Title:	Chief Executive Officer

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EXHIBIT A

Form of Bridge Media Delaware Certificate of Merger

(see attached)

EXHIBIT B

Form of Bridge Media Michigan Certificate of Merger

(see attached)

EXHIBIT C

Form of Arena Certificate of Merger

(see attached)

EXHIBIT D

Form of Bridge Media Surviving Company Limited Liability Company Agreement

(see attached)

EXHIBIT E

Form of Arena Surviving Corporation Certificate of Incorporation

(see attached)

EXHIBIT F

Form of Arena Surviving Corporation Bylaws

(see attached)

EXHIBIT G

Directors and Officers of Arena Surviving Corporation

EXHIBIT H

Directors of Newco

EXHIBIT I-1

Form of Newco Certificate of Incorporation

(see attached)

EXHIBIT I-2

Form of New Series L Preferred Stock Certificate of Designation

(see attached)

EXHIBIT I-3

Form of Newco Bylaws

(see attached)

EXHIBIT J

Form of Advertising Commitment Agreement

(see attached)

EXHIBIT K

Form of Registration Rights Agreement

(see attached)

EXHIBIT L

Form of Nomination Agreement

(see attached)

EXHIBIT M

Form of Master Airtime Services Agreement

(see attached)